As filed with the Securities and Exchange Commission on August 8, 2022

File No. 000-56380

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

Harmony Energy Technologies Corporation
(Exact name of registrant as specified in its charter)

Delaware	83-2756695
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

165 Broadway, FL 23 New York, NY 10006
(Address of principal executive offices) (Zip Code)

212-602-1188
(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act: None.

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.0001 par value per share

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

Some of the statements contained in this registration statement on Form 10 (this “Form 10”) of Harmony Energy Technologies Corporation (hereinafter the “Company,” “Harmony,” “we,” “us” or “our”) discuss future expectations, contain projections of our plan of operation or financial condition or state other forward-looking information. In this Form 10, forward-looking statements are generally identified by the words such as “anticipate,” “plan,” “believe,” “expect,” “estimate” and the like. Forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results or plans to differ materially from those expressed or implied. These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and is derived using numerous assumptions. A reader should not place undue reliance on these forward-looking statements, which apply only as of the date of this Form 10. Important factors that may cause actual results to differ from projections include, for example:

●	the success or failure of management’s efforts to implement the Company’s business plan;

●	the ability of the Company to fund its operating expenses;

●	the ability of the Company to compete with other companies that have a similar business plan;

●	the effect of changing economic conditions impacting our plan of operation;

●	the ability of the Company to meet the other risks as may be described in future filings with the SEC.

Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. We believe the information contained in this Form 10 to be accurate as of the date hereof. Changes may occur after that date. We will not update that information except as required by law in the normal course of our public disclosure practices.

Additionally, the following discussion regarding our financial condition and results of operations should be read in conjunction with the financial statements and related notes included in this Form 10.

Item 1. Business

Business Overview

The Company is a startup, headquartered in New York, New York, engaged in designing, developing and selling energy storage products (battery systems) for sale and use in the U.S. We plan to generate revenues exclusively from selling our innovative products in the U.S. market.

We design and develop all of our products from our headquarters in New York, NY, and enter into contracts with third parties to manufacture our products. Such third party manufacturers are located in and around the Shenzhen region of China because we believe that such manufacturers tend to be cost-effective and of high quality. The Shenzhen region is a center of development and manufacturing of consumer electronic products used worldwide. It is home to technology giants such as Tencent and Huawei, and has been referred to as “the Silicon Valley of China.”

In order to ensure that the products delivered by the third party manufacturers meet our high quality standards prior to shipment to the U.S., Shenzhen Smarten Technology Co., Ltd. (“Smarten”), our wholly owned subsidiary, conducts quality control on the manufactured products in China. In addition, due to Smarten’s location within the Shenzhen region, we are able to efficiently source raw materials for use in the manufacturing process and ensure effective supply chain management. Smarten’s activities are limited to supply chain management and quality control. Smarten does not, and is not intended to, design, develop or sell any products. Through Smarten, we believe we are able to maximize customer value and gain a competitive advantage in the marketplace.

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Holding Foreign Companies Accountable Act (“HFCAA”)

Kreston GTA LLP (“Kreston”) acts as the Company’s independent registered public accounting firm. Kreston is based in Canada and maintains all of its audit workpapers in Canada. Kreston is not registered in China, does not have a subsidiary or branch office in China. Under the HFCAA, which is applicable to any issuer required to file reports under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the Company, and related regulations, the Public Company Accounting Oversight Board (the “PCAOB”) is permitted to inspect Kreston. Kreston is not subject to the determinations announced by the PCAOB on December 16, 2021, nor the determinations under the HFCAA and related regulations. Trading in our securities may be prohibited under the HFCAA or the Accelerating Holding Foreign Companies Accounting Act (the “AHFCA Act”), if the SEC subsequently determines that our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completed.

On December 2, 2021, the SEC adopted final amendments to its rules implementing the HFCAA. The amendments, which became effective on January 10, 2022, require certain registrants—mostly those based in China or having a majority of their operations in China—to submit documentation and make disclosures required under the HFCAA. In addition, the final amendments also establish procedures the SEC will follow in (i) determining whether a registrant is a “Commission-Identified Issuer,” and (ii) prohibiting the trading on U.S. securities exchanges and in the over-the-counter market of securities of a “Commission-Identified Issuer” under the HFCAA. A Commission-Identified Issuer is a registrant identified by the SEC as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate completely because of a position taken by an authority in that jurisdiction (a “PCAOB-Identified Firm”).

In 2022, the SEC began to identify and list Commission-Identified Issuers on its website. The first batch of issuers that would be prohibited from trading in a U.S. securities exchange by the HFCAA are expected to appear in 2024, after they have been identified as Commission-Identified Issuers for three consecutive years. The final amendments also require a Commission-Identified Issuer to submit documentation to the SEC on or before its annual report due date that establishes that it is not owned or controlled by a governmental entity in its PCAOB-Identified Firm’s foreign jurisdiction. Commission-Identified Issuers that are owned or controlled by a foreign governmental entity are not be required to submit documentation to the SEC.

A Commission-Identified Foreign Issuer is required to provide the following additional disclosures in its annual report for the year that the SEC so identifies the issuer:

●	That, during the period covered by the form, the PCAOB-Identified Firm that has prepared an audit report for the issuer
●	The percentage of the shares of the issuer owned by governmental entities in the foreign jurisdiction in which the issuer is incorporated or otherwise organized
●	Whether governmental entities in the applicable foreign jurisdiction where that registered public accounting firm is located have a controlling financial interest in the issuer
●	The name of each official of the Chinese Communist Party (“CCP”) who is a member of the board of directors of the issuer or the operating entity with respect to the issuer
●	Whether the articles of incorporation of the issuer (or equivalent organizing document) contains any charter of the CCP, including the text of any such charter

In addition, the SEC has modified the interim final amendments to make clear that any Commission-Identified Foreign Issuer that uses a VIE or any structure that results in additional foreign entities’ being consolidated in the financial statements of the registrant must provide the required disclosures for both itself and its consolidated foreign operating entities.

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Our Mission & Our Vision

Our mission is to use our technologies to harness clean energy in sustainable ways to counter climate change. Climate change is bringing about rising temperatures, which have significant negative impacts on humans and the environment. Clean energy is a key solution and transitioning to clean energy sources including solar and wind can help to counter climate change challenge.

While renewables used to be a more expensive option, new clean energy technologies have contributed to lower costs and renewable energy generation technology accounts for over half of all new power generation capacity brought online worldwide every year since 2011. However, renewables currently provide only a small fraction of the total energy produced, and to counter climate change, this contribution must drastically increase. Renewables – mainly solar and wind power – could supply four-fifths of the world’s electricity by 2050, which would massively cut carbon emissions and help to mitigate climate change. At this stage, solar and wind power have yet to be fully integrated with energy storage in order to be sustainable. The product and business development of energy storage is essential to counter climate change.

We believe that electricity has evolved into a human right. However, the outdated grid system in the United States made the electricity supply not reliable enough to meet the basic requirements of people, especially with more extreme weathers due to climate change. An energy storage system will become necessary for many households in the United States.

The business currently being developed by the Company may provide an enormous potential to make a better life for people, as well as reward the shareholders.

Products

We currently have two products available for sale: the Power Station (“PS”,) and the portable wireless magnetic battery pack (“Mobile Charger” or “MC”).

The PS is a small lithium-ion based battery system designed for personal and/or residential emergency applications during power outages. The PS provides both AC and DC power for short-term use. The PS can be recharged from grid and solar power. The Company has received the necessary certifications, including FCC, RoHS to sell the PS in the U.S. The trial production of the PS was completed in December 2021 by a third party manufacturer. The samples were shipped to the U.S. from China in January 2022 and arrived in the U.S. in April 2022. In May 2022, we proposed updates for PS upon reviewing the first shipment and placed a purchase order for up to 1,000 PS units (newer version). The shipment of is expected to ship from China to the U.S. in the third quarter of 2022. We expect to commence sales upon receipt of this shipment.

The MC is designed to provide DC power only for charging personal mobile devices such as smartphones, tablets and small laptops. The MC is in the process of getting certifications which are necessary for sales in the U.S. We have already placed up to 3,000 MC units. The shipment is expected to ship from China to the U.S. in the third quarter of 2022, we expect to commence sales upon receipt of the shipment.

While the PS and MC are designed for portable routine, daily charging of personal electronics devices, including smart phones, tablets, and laptops, another product is being designed for daily powering of more energy-intensive residential electronics. The Company will continue to assess its strategies as R&D progresses.

Solar and wind are the primary clean energy sources. They both require integration with energy storage devices for practical consumer use, in a reliable and sustainable manner. We intend to develop software to integrate our products.

In addition to lithium-ion battery technologies, the Company continues to develop vanadium-based battery technologies, which include, but are not limited to, the vanadium redox flow battery (“VRFB”). We believe that lithium-ion batteries are superior to other batteries for personal and residential applications, and VRFB technology is sometimes superior for commercial and industrial applications. These batteries employ vanadium ions in different oxidation states to store chemical potential energy. Significant industry R&D began in the 1980s for VRFBs, which is widely-considered a mature and proven battery technology. The Company has been focusing on methods to improve vanadium electrolyte, which is the most important and expensive component of VRFBs. We expect that a better vanadium electrolyte would improve the performance of VRFBs.

Markets and Distribution

We intend to sell our products directly to consumers in the U.S. through our online stores, emerging social media channels, and direct sales force. We do not intend to sell our products outside of the U.S.

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Competition

The markets for the Company’s products are highly competitive, and are characterized by aggressive price competition and resulting downward pressure on gross margins, frequent introduction of new products, short product life cycles, evolving industry standards, continual improvement in product price and performance characteristics, rapid adoption of technological advancements by competitors, and price sensitivity on the part of consumers. Many of the Company’s competitors seek to compete primarily through aggressive pricing and very low-cost structures.

The Company’s ability to compete successfully depends heavily on (i) competitive pricing, and (ii) ensuring the continuing and timely introduction of innovative new products to the marketplace. Principal competitive factors important to the Company include price, product features, relative price and performance, product quality and reliability, design innovation, marketing and distribution capability, customer service, and our reputation. Our ability to use Smarten is key to remaining cost competitive and ensuring products meet our quality requirements prior to shipment to the U.S.

The Company is a startup, and new to the marketplace. Many of our competitors have been in business longer and have greater financial accessibility than us.

Status as a China-Based Issuer

Based on our audited financial statements for the fiscal year ended December 31, 2021, we are a China-based issuer. However, as indicated above, we are headquartered in the U.S. and our business model involves the sale of products solely to customers in the U.S. In addition, we do not conduct operations in China through the use of variable interest entities (“VIEs”). The Company believes that it does not require any permissions or approvals from the China Securities Regulatory Commission (“CSRC”) or other Chinese central government authorities to offer our securities because we are a Delaware corporation with its principal corporate office in New York, New York, and the Chinese laws and regulations that govern the listing of securities on a U.S. securities exchange apply to Chinese companies. Recent statements and regulatory actions by China’s government on the use of VIEs and data security or anti-monopoly concerns have not impacted our ability to conduct our business and we do not believe they will impact our ability to have our common stock quoted on the over-the-counter market. Based on our current and anticipated operations, we anticipate that we will cease to be a China-based issuer in the near future. There can be no assurance, however, that the Company will cease to be a China-based issuer in the near future, or at all, or that management will not change its intentions in response to circumstances or otherwise.

Our products are, and will be, designed, developed and sold solely in the U.S. The purchase of key components used in the manufacture of our products will be specified and approved by management in the U.S., and contracts with third parties to manufacture our products are entered into by management in the U.S., on behalf of Harmony. The Company’s business is operated in the United States and management of the Company is vested in executive officers that are citizens of, and reside in, the United States (with respect to Nick Zeng, our Chief Executive Officer) and Canada (with respect to Demin (Fleming) Huang, our Chief Financial Officer). This includes product and prototype design and development, and oversight and management of production.

Although third party manufacturers are located in China in order to keep costs lower, management of the business is conducted in the U.S. and all business decisions, including those with respect to purchasing, manufacturing and shipping, are made in the U.S., by executive officers of the Company located in the U.S. For example, the purchase of key components used in the manufacturing process will be specified, approved and finalized by staff in the U.S. In addition, following completion of our quality control processes in China, our products will be delivered to, and warehoused in, the U.S. Smarten’s activities are limited to quality control and supply chain management, and Smarten’s activities with regard to quality control and supply chain management are directed by our executive officers located in the United States. Although we view the use of Smarten as adding value, it is not necessary to the Company’s operations.

In addition, all members of the Company’s Board of Directors are citizens of, and reside in, the United States or Canada. The members of our Board of Directors are as follows:

Name	Citizenship/Country of Residence	Independent? (Y/N)
Nick Zeng	U.S.	N
K.C. Grainger	U.S.	Y
Christian Guilbaud	Canada	Y

Rui Zhu, a citizen of China, served as a member of our Board of Directors until June 16, 2022. Following Mr. Zhu’s departure, the Board of Directors reduced the size of the Board to three members. Accordingly, following Mr. Zhu’s departure in June 2022, all of the members of our Board of Directors are U.S. or Canadian citizens and residents, and a majority of our Board is independent.

We have two executive officers: Mr. Zeng, our Chief Executive Officer, and Mr. Huang, our Chief Financial Officer. Neither of our executive officers is a resident of China. As noted above, Mr. Zeng is a citizen and resident of the U.S., and Mr. Huang is a citizen and resident of Canada.

Our product development process can be categorized in four main stages: Concept, Prototype, Trial Production and Mass Production. The Concept stage involves development of an idea for a product. This stage is conducted solely within the U.S. Our Chief Executive Officer, who is a U.S. citizen and resident, is responsible for the Concept stage.

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The Prototype stage is conducted in both the U.S. and China. Specifications for the prototype are developed based on a collaboration between the Company’s management in the U.S. and the third party manufacturer in China. The third party manufacturers located in China then create the prototype based on those specifications, at the direction of the Company’s management in the U.S. Smarten conducts quality control, based on protocols established in the U.S., on the prototypes developed. Once the prototype passes quality control, it is sent to management in the U.S. for approval.

The Trial Production and Mass Production stages are, or will be, conducted by third party manufacturers in China, with oversight by U.S. management. The Company is currently in the Trial Production stage. Trial sales, sales and marketing, customer service, inventory and warehousing are to be located and conducted solely in the U.S.

Investing in our common stock is highly speculative and involves a significant degree of risk. The Company may be subject to various legal and operational risks as a result of its status as a China-based issuer. See “Risk Factors” beginning on page 14 of this Form 10 for a discussion of information that should be considered before making a decision to purchase our common stock, including, but not limited to:

●	Uncertainties in the interpretation and enforcement of Chinese laws and regulations could limit the legal protections available to us. In light of our current limited presence in China through Smarten, we are subject to Chinese laws and regulations which could limit the legal protection available to us. Since the legal system of China continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform, and enforcement of these laws, regulations and rules involves uncertainties. The risks arising from the legal system in China include risks and uncertainties regarding the enforcement of laws and that rules and regulations in China can change quickly with little, if any, advance notice. There is also a risk that the Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas, which could result in a material change in our operations and/or the value of our securities. Although we view the use of Smarten as adding value, Smarten is not necessary to our operations. In the future, if the Chinese government, laws or regulations were to materially adversely affect us, we can, and would, discontinue Smarten’s operations in their entirety so as to avoid or minimize such effects.

●	Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and results of operations. As noted above, although we view the use of Smarten as adding value, Smarten is not necessary to our operations. In the future, if China’s economic, political or social conditions or government policies were to materially adversely affect us, we can, and would, discontinue Smarten’s operations in their entirety so as to avoid or minimize such effects.

●	Direct oversight of Smarten by the Chinese government could have a material adverse effect on our business and results of operations. The national laws of China, include, but are not limited to: (i) the Cybersecurity Review Measures that became effective on February 15, 2022, and (ii) approval by the CSRC or any other Chinese regulatory authority to approve or permit an offering of securities in the U.S. As noted above, although we view the use of Smarten as adding value, Smarten is not necessary to our operations. In the future, if such oversight by the Chinese government were to materially adversely affect us, we can, and would, discontinue Smarten’s operations in their entirety so as to avoid or minimize such effects.

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●	As noted above, Kreston acts as the Company’s independent registered public accounting firm. Kreston is based in Canada and maintains all of its audit workpapers in Canada. Kreston is not registered in China, does not have a subsidiary or branch office in China. Under the HFCAA and related regulations, which is applicable to any issuer required to file reports under Section 13 or 15(d) of the Exchange Act, including the Company, the PCAOB is permitted to inspect Kreston. Kreston is not subject to the determinations announced by the PCAOB on December 16, 2021, nor the determinations under the HFCAA and related regulations. Trading in our securities may be prohibited under the HFCAA or the AHFCA Act, if the SEC subsequently determines that our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completed.

●	China has often restricted U.S. regulators’ access to information and limited regulators’ ability to investigate or pursue remedies with respect to China-based issuers. In addition, under Article 177 of the Securities Law of the People’s Republic of China, no overseas securities regulator can directly conduct investigations or evidence collection activities within China and no entity or individual in China may provide documents and information relating to securities business activities to overseas regulators without Chinese government approval. The SEC, U.S. Department of Justice, and other U.S. authorities face substantial challenges in bringing and enforcing actions against China-based issuers and their officers and directors. As a result, investors in China-based issuers may not benefit from a regulatory environment that fosters effective enforcement of U.S. federal securities laws.

●	China’s legal system is substantially different from the legal system in the United States and may raise risks and uncertainties concerning the intent, effect, and enforcement of its laws, rules, and regulations, including those that restrict the inflow and outflow of foreign capital or provide the Chinese government with significant authority to exert influence on a China-based issuer’s ability to conduct business or raise capital. This lack of certainty may result in the inconsistent and unpredictable interpretation and enforcement of laws, rules, and regulations, which may change quickly. For example, China-based issuers face risks related to evolving laws and regulations, which could impede their ability to obtain or maintain permits or licenses required to conduct business in China. In the absence of required permits or licenses, governmental authorities may impose material sanctions or penalties on the Company.

●	Legal claims, including federal securities law claims, against the Company or its officers, directors, and gatekeepers, may be difficult or impossible for investors to pursue in U.S. courts. Even if an investor obtains a judgment in a U.S. court, the investor may be unable to enforce such judgment, because certain assets, officers or directors may be located outside of the United States and with respect to certain assets in jurisdictions that may not recognize or enforce U.S. judgments. If an investor is unable to bring a U.S. claim or collect on a U.S. judgment, the investor may have to rely on legal claims and remedies available in China or other overseas jurisdictions where the China-based issuer may maintain assets. The claims and remedies available in these jurisdictions are often significantly different from those available in the United States and difficult to pursue.

In addition to other risks, Smarten’s activities in China pose unique risks to investors. See Item 1A, “Risk Factors.” Among these risks, any actions taken by the Chinese government could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or in extreme cases, become worthless. Furthermore, Chinese government actions in the future could require us to materially change our operating activities or divest ourselves of any interests we hold in Chinese assets. For example, recent statements and regulatory actions by China’s government, such as those related to data security or anti-monopoly concerns, may impact the Company’s ability to conduct its business, accept foreign investments, or list securities on a U.S. or other foreign exchange.

We believe that we do not require any permissions or approvals from Chinese authorities to operate our business or to issue our securities for sale to foreign investors. In addition, at this time, we do not believe that we are subject to the permissions requirements from the CSRC, the Cyberspace Administration of China (the “CAC”), or any other governmental agency in China. Accordingly, the Company, including Smarten, has not received any permissions or approvals from the Chinese authorities to operate our business. In addition, the Chinese government has not denied any such permissions or approvals. As Smarten provides only manufacturing supervision, quality control assurance and supply chain management, management does not believe that we are currently a Critical Information Infrastructure Operator (“CIIO”) or a Data Processing Operator (“DPO”) as defined in Cybersecurity Review Measures published by the CAC, National Development and Reform Commission, Ministry of Industry and Information Technology, Ministry of Public Security, Ministry of State Security, Ministry of Finance, Ministry of Commerce, People’s Bank of China, State Administration of Radio and Television, the CSRC, State Secrecy Administration and State Cryptography Administration on December 28, 2021 and effective on February 15, 2022. Although the Company has had informal conversations with Chinese counsel regarding these matters, the Company has not engaged Chinese legal counsel in connection with reaching these determinations, as management believes doing so would be time- and cost-prohibitive. If, in the future, the Chinese government would assert that permissions or approvals were required, the Company likely would terminate Smarten’s operations. Although Smarten provides value-added services to the Company, Smarten’s services are not necessary.

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Notwithstanding the above, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or referred to as the “Opinions”, which were made publicly available on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Given the current Chinese regulatory environment, it is uncertain when and whether we would be required to obtain permission from the Chinese government to list on U.S. exchanges in the future. If required, it is unpredictable whether such permission can be obtained by Harmony or Smarten, as the case may be, or, if permission is obtained, whether it could be later denied or rescinded. If we, including our subsidiary, do not receive or maintain such permissions or approvals, inadvertently conclude that such permissions or approvals are not required, or applicable laws, regulations, or interpretations change and we are required to obtain such permissions or approvals in the future, it could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and cause the value of our securities to significantly decline or become worthless.

There are legal and operational risks associated with having certain of our operations in and China. These risks could result in a material change in our operations and/or the value of our securities or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. Recently, the Chinese government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding anti-monopoly enforcements. On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued an announcement to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of Chinese securities laws. On December 28, 2021, Cybersecurity Review Measures published by the CAC, National Development and Reform Commission, Ministry of Industry and Information Technology, Ministry of Public Security, Ministry of State Security, Ministry of Finance, Ministry of Commerce, People’s Bank of China, State Administration of Radio and Television, the CSRC, State Secrecy Administration and State Cryptography Administration, effective on February 15, 2022, which provides that CIIOs that intend to purchase internet products and services and DPOs engaging in data processing activities that affect or may affect national security shall be subject to the cybersecurity review by the Cybersecurity Review Office. On November 14, 2021, the CAC published the Administration Measures for Cyber Data Security (Draft for Public Comments), or the “Cyber Data Security Measure (Draft)”, which requires cyberspace operators with personal information of more than 1 million users who want to list abroad to file a cybersecurity review with the Office of Cybersecurity Review. As of the date of this Form 10, these new laws and guidelines have not impacted the Company’s ability to conduct its business, accept foreign investments, or list on a U.S. or other foreign exchange; however, there are uncertainties in the interpretation and enforcement of these new laws and guidelines, which could materially and adversely impact our business and financial outlook.

In addition, trading in our securities may be prohibited under the HFCAA if the PCAOB determines that it cannot inspect the workpapers prepared by our auditor, and that as a result an exchange may determine to delist our securities. On June 22, 2021, the U.S. Senate passed the AHFCA Act, which, if passed by the U.S. House of Representatives and signed into law, would reduce the period of time for foreign companies to comply with PCAOB audits to two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading. On December 16, 2021, the PCAOB issued a report on its determination that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in China and in Hong Kong because of positions taken by China and Hong Kong authorities in those jurisdictions. Our auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this annual report, as an auditor of companies that are traded publicly in the U.S. and a firm registered with the PCAOB, is subject to laws in the U.S., pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor is headquartered in California and has not been inspected by the PCAOB, but according to our auditor, it will be inspected by the PCAOB on a regular basis. Our auditor is not subject to the determination issued by the PCAOB on December 16, 2021.

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Smarten Acquisition

The Company determined that it would be advantageous to use third party manufacturers in and around the Shenzhen region of China because we believe that such manufacturers tend to be cost-effective and of high quality. As noted above, the Shenzhen region is a center of development and manufacturing of consumer electronic products used worldwide. It is home to technology giants such as Tencent and Huawei, and has been referred to as “the Silicon Valley of China.” The Company also determined that it would be most efficient to contract with a third party in or near the Shenzhen region—close to the third party manufacturers—to manage the supply chain and conduct quality control reviews. Prior to its acquisition by the Company, Smarten operated as small manufacturer and performed research and development. Although Smarten was not in a position to manufacture Harmony’s products, when presented with the opportunity to acquire Smarten to act as the Company’s supply chain manager, the Company determined that it would be a value-added proposition. Prior to the Smarten acquisition, Harmony intended to contract with third party manufacturers in the Shenzhen region and to have products shipped directly to the U.S. However, full payment for the products is required upon release to the shipper. Accordingly, if Harmony performs its quality control review in the U.S., it has little or no recourse in the event that the products fail to meet quality standards. Using Smarten, however, we are able to perform quality control reviews prior to providing payment and prior to release to the shipper. Therefore, if the manufactured products fail to meet Harmony’s quality standards, the products are rejected and payment does not change hands. In this way, we are able to reduce costs and maintain high quality standards.

Accordingly, on November 6, 2019, the Company entered into a Share Transfer Agreement with Ms. Nan Du, Smarten’s sole stockholder. Pursuant to the terms of the Share Transfer Agreement, the Company acquired 100% of Smarten’s outstanding shares, in exchange for (i) payment by the Company to Ms. Du of RMB 2,000,000 (approximately $287,282), and (ii) issuance by the Company to Ms. Du of 1,800,000 shares of the Company’s common stock (the “Acquisition”). The Acquisition closed on September 1, 2020, after required stockholder approval was received on August 28, 2020. Effective September 1, 2020, Smarten ceased providing services to parties other than the Company and its business activities were then limited to supervision of the Company’s supply chains and providing quality assurance with respect to the Company’s products.

Smarten’s sales in 2020 totaled $48,020, all of which related to orders received by Smarten prior to closing of the Acquisition. Delivery of these orders was mostly completed in 2019, and some in 2020 prior to closing of the Acquisition. Because invoices related to these orders were not delivered until 2020, however, sales were not recorded until 2020.

Smarten had only nominal sales, in the amount of $6,672, in 2021, and such sales were the sole result of supply chain issues relating to COVID-19 and continuing COVID-19 restrictions in the U.S. Following the closing of the Acquisition, the Company expected to have all products shipped to the U.S. to be sold on a test basis. Due to COVID-19 supply chain and shipping issues, including significantly increased China-to-U.S. shipping costs, and continuing COVID-19 restrictions and lockdowns in the U.S., however, we were unable to ship our products to the U.S. in 2021. Rather than establishing and paying for warehouse space in China for an indefinite period of time, until COVID-19 issues were resolved, we determined that it was in the Company’s best interest for Smarten to sell the first order of our products on a test basis in China. These sales occurred in July 2021 and represented the only sales of our products that occurred in China. Beginning with the next order, all sales are expected to be effected in the U.S., to customers in the U.S. Our first shipment left China in January 2022 and arrived in the U.S. in April 2022.

Between closing of the Acquisition in September 2020 and July 2021, a majority of the Company’s activities occurred in China, under the supervision and oversight of management in the U.S., due to the stage of the business and product development, and COVID-19 supply chain and shipping issues, and continuing COVID-19 restrictions and lockdowns in the U.S. We believe that this was only temporary, however, and that no additional sales will be effected in China. Since July 2021, no sales have been effected in China. The activities in China mainly related to working with the third party manufacturers and purchasing certain equipment for development of the prototype and trial production. As a result of the COVID-19 pandemic and the related supply chain disruption, the process took much longer than expected. Management originally expected this stage to be completed by the closing of Acquisition, which was initially scheduled for August/September 2020. As a result of COVID-19, however, the closing of the Acquisition was delayed and this stage continued until approximately July 2021.

We believe this challenging and difficult situation has eased and since July 2021, our focus has shifted to regular business operations, including trial sales and sales in the U.S. and securing certifications for our products to be sold in the U.S. Smarten’s activities are limited to supply chain management and quality control. We believe that quality assurance is probably the most challenging aspect of international business. Our use of Smarten is intended to address this problem. Smarten does not, and is not intended to, design, develop or sell any products. Through Smarten, we believe we are able to maximize customer value and gain a competitive advantage in the marketplace. Since July 2021, a majority of the Company’s operations are in the U.S. Since July 2021, we have not generated any revenues in China, and we do not expect to generate any revenues in China in the future.

Cash transfers have only occurred from the Company to Smarten, its wholly owned subsidiary, in China through wire transfers to fund Smarten’s operations working with third party manufacturers for the development of our prototype and for trial production. No cash transfers have occurred from Smarten to the Company and we do not expect any such cash transfers in the future. The historical fund transfers from the Company to Smarten are as follows:

Date	Amount	Purpose
9/3/2020	$40,000	Working capital
10/30/2020	20,000	Working capital
11/18/2020	100,000	Working capital/material purchase
12/23/2020	20,000	Working capital/material purchase
1/31/2021	12,000	Working capital/material purchase
3/22/2021	30,000	Working capital/material purchase
7/6/2021	50,000	Working capital/material purchase
8/17/2021	20,000	Working capital/material purchase
9/8/2021	100,000	Working capital/material purchase
9/9/2021	10,000	Working capital/material purchase
9/14/2021	30,000	Working capital/material purchase
9/22/2021	13,188	Working capital/material purchase
7/11/2022	7,257	Material purchase
	$452,445

To date, no asset transfers between the Company and Smarten have been effected, and none are expected. In addition, Smarten has made no dividends or distributions to the Company.

Smarten’s activities are limited to supply chain management and quality control; accordingly, no revenues have been or will be generated by Smarten, and no funds have been or will be transferred from Smarten to Harmony. We have not faced, and do not anticipate facing, difficulties or limitations in our ability to transfer cash from Harmony to Smarten. As noted above, however, although we view the use of Smarten as adding value, Smarten is not necessary to our operations. In the future, if we anticipate facing difficulties or limitations in our ability to transfer cash from Harmony to Smarten, we can, and would, discontinue Smarten’s operations in their entirety so as to avoid or minimize such issues.

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Loans

During the year ended December 31, 2020, Harmony and Smarten entered into several loan agreements to keep it afloat during the COVID-19 pandemic and the period before closing of Acquisition, and received total loan proceeds of $561,291 (CNY ¥3,634,500), including one loan from Nick Zeng, the Company’s Chief Executive Officer), and six loan agreements with total loan of $252,423 (CNY1,634,500) signed by Smarten before the closing of the Acquisition of Smarten. The foregoing description of the Loan Agreements does not purport to be complete and is qualified in its entirety by the full text of the Loan Agreements, copies of which are filed as Exhibits 10.11, 10.12, 10.13, 10.14, 10.15, 10.16 and 10.17.

No loan agreements have been executed since closing the Acquisition. As of date of this Form 10, all the loans are either in good standing or have been paid off. The table below sets forth a summary of these loans.

Lender	Original Principal Amount	Balance as of December 31, 2021	Maturity Date	Notes
Wenkai Yu	CNY 300,000 ($47,206)	CNY 450,000 ($70,809)	July 8, 2023	Received extra loan of CNY150,000 ($23,603) in December 2021.
Nianxu Zeng	CNY 600,000 ($94,412)	CNY 831,858 ($130,896)	December 31, 2022	Transferred from Zhongnian Technology (Beijing) Co., Ltd. Represents three loan agreements, dated January 15, 2020, May 6, 2020 and August 5, 2020, respectively. The balance includes unpaid interest.
Juntao Zheng	CNY 370,000 ($58,221)	-	N/A	Paid off
Keystone Associates Inc.	CNY 364,500 ($57,356)	CNY 462,915 ($72,842)	December 31, 2022	Transferred from Nick Zeng. The balance includes unpaid interest.
Nan Du	CNY 2,000,000 ($314,708)	CNY 2,540,000 ($399,679)	December 31, 2025	Includes interest of CNY540,000 ($84,971), with Harmony to complete the Acquisition.
Subtotal	CNY 3,634,500 ($571,903)	CNY 4,284,773 ($674,226)		Exchange rate (USD:CNY): 0.157354:1

In January 2020, Smarten entered into an unsecured loan agreement with Mr. Wenkai Yu, with a term of six-months in the amount of $45,951 (CNY ¥300,000), which bears interest at 18% annually. The loan agreement was renewed in July 2020, January 2021 and July 2021. On December 30, 2021, the Company renewed the loan for six months with the lender, and received extra loan of $23,603 (CNY150,000), all the loan bears interest at 18% annually. The Company paid interest expense of $8,368 (CNY 54,000) for this loan during the year ended December 31, 2021 (2020 - $8,041).

In January 2020, Smarten entered into an unsecured loan agreement with Zhongnian Technology (Beijing) Co., Ltd., with a term of six-months, in the amount of $45,951 (CNY ¥300,000) and renewed the loan in July 2020. The loan bears interest at 20% annually. The Company accrued interest expense of $9,228 for this loan during the year ended December 31, 2020 (2019 – Nil).

In May 2020, Smarten entered into an unsecured loan agreement with Zhongnian Technology (Beijing) Co., Ltd., with a term of six-months, in the amount of $30,634 (CNY ¥200,000). The loan bears interest at 20% annually. The Company accrued interest expense of $1,812 for this loan (2019 – Nil).

In August 2020, Smarten entered into an unsecured loan agreement with Zhongnian Technology (Beijing) Co., Ltd., with a term of six-months, in the amount of $15,317 (CNY ¥100,000). The loan bears interest at 20% annually. The Company accrued interest expense $1,524 for this loan (2019 – Nil).

During the year ended December 31, 2020, the Company has accrued interest of $12,674 for the above three loan agreements with Zhongnian Technology (Beijing) Co., Ltd. On December 31, 2020, the Company entered into a new loan agreement to replace the three Zhongnian Technology (Beijing) Co., Ltd. loan agreements, and total principal amount is $105,302 (CNY 687,486, includes the unpaid interest) and the loan bears interest at 20% annually. The loan agreement was renewed on June 30, 2021 and December 31, 2021. During the year ended December 31, 2021, the Company accrued interest expense of $22,375 (2020- $13,052).

In July 2020, Smarten entered into an unsecured loan agreement with a previous employee, Mr. Juntao Zheng, with a term of six-months, in the amount of $56,673 (CNY ¥370,000). The loan bears 18% interest annually and was extended to December 31, 2021. The Company paid the interest expense of $7,997 (2020 - $4,250) for this loan during the year ended December 31, 2021. In July 2021, the Company disposed of the acquired equipment to the lender for $31,024 (CNY 200,000). The disposal generated a gain on loan settlement of $16,759. The remaining balance is $26,370 (CNY 170,000), which bore interest at an annual rate of 18% and was paid off on December 31, 2021.

In July 2020, Smarten entered into an unsecured loan agreement with Nick Zeng, Harmony’s President and Chief Executive Officer, with a term of six-months, in the amount of $55,830 (CNY ¥364,500). The loan bears interest at the rate of 18% annually and was renewed in January 2021, July 2021 and December 2021. On December 31, 2021, the principal of loan was increased to $58,929 (CNY374,500) and extended to December 31, 2022. At the same time, the loan was assigned to Keystone Associates Inc., a company 100% owned by Mr. Zeng, Harmony’s President and Chief Executive Officer. The Company accrued interest expenses of $10,168 (2020- $4,752) for this loan during the year ended December 31, 2021.

In September 2020, the Company entered into to an unsecured loan agreement with the original shareholder of Smarten, Ms. Nan Du, in a term of six-months, for the unpaid cash consideration of $287,280 (Chinese Yuan ¥2,000,000) and renewed the loan in March 2021 and August 2021. The loan bears interest at 1.5% monthly. The Company accrued interest expenses of $55,830 (2020 - $18,380) for the cash consideration during the year ended December 31, 2021. On February 28, 2022, Ms. Du waived all the interest and agreed to receive payment when Harmony’s cash position is sufficient.

Our Corporate History

On June 19, 2018, the Company was incorporated in Delaware as a wholly owned subsidiary of Golden Share Resources Corporation (“Golden Share”), a Canadian company listed on the TSX Venture Exchange (“TSXV”) under the trading symbol “GSH”. Golden Share is a natural resource company exploring in Ontario, Canada. Beginning in early 2016, Golden Share started to develop energy storage technology, first based on vanadium, and later focused on lithium-ion. Mr. Zeng, the Company’s Chief Executive Officer, is also Chief Executive Officer of Golden Share, and Mr. Huang, the Company’s Chief Financial Officer, is also Chief Financial Officer of Golden Share.

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On January 14, 2019, the Company completed a spin-off of the energy storage business unit of Golden Share by way of a statutory plan of arrangement under the Canada Business Corporations Act. Golden Share transferred its entire energy storage business to Harmony in exchange for 3,862,079 shares of Harmony common stock (“Harmony Shares”). The Harmony Shares were distributed to Golden Share shareholders as “return of capital” on the basis of one Harmony Share for each 10 Golden Share common shares held as of the close of business on January 3, 2019.

On November 6, 2019, the Company entered into the Share Transfer Agreement to acquire Smarten. Smarten had extensive experience in the research and development of lithium-ion energy storage systems. Pursuant to the terms of the Share Transfer Agreement, Harmony agreed to acquire 100% of Smarten’s outstanding shares, in exchange for (i) payment by the Company to Ms. Du of RMB 2,000,000 (approximately $287,282), and (ii) issuance by the Company to Ms. Du of 1,800,000 shares of the Company’s common stock. The Acquisition closed on September 1, 2020 and Smarten became a wholly owned subsidiary of Harmony. Effective September 1, 2020, Smarten ceased providing services to parties other than the Company and its business activities were then limited to supervision of the Company’s supply chains and providing quality assurance with respect to the Company’s products.

The Company has been a reporting issuer in Canada since the spin-off from Golden Share in January 2019.

Offices

Our principal executive office is located at 165 Broadway, FL 23, New York, NY 10006. We pay approximately $85 per month for a right to use and pay as needed and go monthly. The term expires on August 31, 2023. We also have a commercial space leased at Kingkey Times Center, Building 2, Suite 3024, Longgang District, Shenzhen, China 518172, subject to a lease agreement expiring on July 31, 2022, pursuant to which the Company pays CNY5,200 (approximately $818) per month. We believe our current locations are sufficient for our operations.

Employees

We have three full-time equivalent employees.

Intellectual Property

We hold the following intellectual property rights through Smarten, which were part of the Acquisition:

Patent	Patent No. / Authorization Public Number	Exclusivity	Expiration Date
Synchronous signal circuit for parallel energy storage inverter	201811325330.2	Exclusive	11-07-2038
Pre-charge anti-reverse circuit for energy storage inverter	201811325338.9	Exclusive	11-07-2038
Lithium battery module series equalizer	201810370410.3	Exclusive	04-23-2028
Synchronous signal circuit for parallel energy storage inverter	ZL201821836437.9	Exclusive	11-07-2028
Waterproof structure for display screen of sheet metal chassis products	ZL201821171124.6	Exclusive	07-23-2028
Lithium battery module series equalizer	ZL201820586138.8	Exclusive	04-23-2028
Off-grid energy storage system (Smart dog)	ZL201830171493.4	Exclusive	04-23-2028
Smart energy storage battery module (Smart bee)	ZL201830171499.1	Exclusive	04-23-2028
Photovoltaic energy storage system device (5kw wall-mounted)	201630654937.0	Exclusive	12-28-2026
Display Screen	201630468151.X	Exclusive	09-22-2026
Photovoltaic energy storage system device (3kw)	201630447736.3	Exclusive	08-29-2026
Photovoltaic energy storage system device (5kw)	201630446381.6	Exclusive	08-29-2026
Photovoltaic energy storage system device (10kw)	201630447748.6	Exclusive	08-29-2026

While the Company uses reasonable efforts to protect its trade and business secrets, the Company cannot assure that its employees, consultants, contractors or advisors will not, unintentionally or willfully, disclose the Company’s trade secrets to competitors or other third parties.

In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, the Company’s competitors may independently develop equivalent knowledge, methods and know-how. If the Company is unable to defend the Company’s trade secrets from others use, or if the Company’s competitors develop equivalent knowledge, it could have a material adverse effect on the Company’s business. Any infringement of the Company’s proprietary rights could result in significant litigation costs, and any failure to adequately protect the Company’s proprietary rights could result in the Company’s competitors offering similar products, potentially resulting in loss of a competitive advantage and decreased revenue. Existing patent, copyright, trademark and trade secret laws afford only limited protection. In addition, the laws of some foreign countries do not protect the Company’s proprietary rights to the same extent as do the laws of the United States. Therefore, the Company may not be able to protect the Company’s proprietary rights against unauthorized third-party use. Enforcing a claim that a third party illegally obtained and is using the Company’s trade secrets could be expensive and time consuming, and the outcome of such a claim is unpredictable. Litigation may be necessary in the future to protect the Company’s trade secrets or to determine the validity and scope of the proprietary rights of others. This litigation could result in substantial costs and diversion of resources and could materially adversely affect the Company’s future operating results.

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Competition

We are a start-up in energy storage business. We intend to leverage our competitive strengths, technology, leadership, and competitive position to help transform the way power is stored to produce a more sustainable future. The market for our products is competitive, and we may face increased competition as new and existing competitors introduce energy storage solutions and components. Furthermore, as we expand our products and their applications in the future, we may face other competitors including software providers and some hardware manufacturers that offer software solutions. If our market share declines due to increased competition, our revenue and ability to generate profits in the future may be adversely affected.

The energy storage industry is fragmented, and we are a very small participant in this sector. Many of our competitors have been in business longer than we have and have established more strategic partnerships and relationships and have greater financial accessibility than we have.

Government Regulation and Compliance

Governments across the globe have announced policies to support the transition from fossil fuels to low-carbon forms of energy. For example, the United States recently rejoined the Paris Agreement, an international climate change agreement among almost 200 nations that calls for countries to set their own greenhouse gas (“GHG”) emissions targets and be transparent about the measures each country will use to achieve these targets and proposed a tax incentive for standalone energy storage projects as part of President Biden’s American Jobs Plan. Internationally, the European Union has proposed legislation targeting achieving net-zero emissions by 2050, Australia announced a targeted two thirds reduction in the emissions intensity of its economy by 2030, and India pledged to achieve a 33 – 35% reduction in emissions intensity by 2030.

Current and future legislation or regulations that may be adopted to address climate change could make lower GHG-emitting energy sources, such as solar and wind, more desirable than higher GHG-emitting energy sources, such as coal and natural gas. As a result, such climate change regulatory and legislative initiatives with more stringent limitations on GHG emissions would potentially increase the demand for energy storage products.

Most aspects of our business are subject to some degree of government regulation in the countries in which our operations are conducted. For some products, and in some areas of the world such as the United States, Canada, Japan and Europe, government regulation is significant and, in general, there appears to be a trend toward more stringent regulation throughout the world, as well as global harmonization of various regulatory requirements. We devote significant time, effort and expense to addressing the extensive government and regulatory requirements applicable to our business. Governmental regulatory actions can result in the recall or seizure of products, suspension or revocation of the authority necessary for the production or sale of a product, and other civil and criminal sanctions. We believe that we are no more or less adversely affected by existing government regulations than are our competitors.

We believe that we do not require any permissions or approvals from Chinese authorities to operate our business or to issue our securities for sale to foreign investors. In addition, at this time, we do not believe that we are subject to the permissions requirements from the CSRC, the Cyberspace Administration of China (the “CAC”), or any other governmental agency in China. Accordingly, the Company, including Smarten, has not received any permissions or approvals from the Chinese authorities to operate our business. In addition, the Chinese government has not denied any such permissions or approvals. As Smarten provides only manufacturing supervision, quality control assurance and supply chain management, management does not believe that we are currently a Critical Information Infrastructure Operator (“CIIO”) or a Data Processing Operator (“DPO”) as defined in Cybersecurity Review Measures published by the CAC, National Development and Reform Commission, Ministry of Industry and Information Technology, Ministry of Public Security, Ministry of State Security, Ministry of Finance, Ministry of Commerce, People’s Bank of China, State Administration of Radio and Television, the CSRC, State Secrecy Administration and State Cryptography Administration on December 28, 2021 and effective on February 15, 2022. Although the Company has had informal conversations with Chinese counsel regarding these matters, the Company has not engaged Chinese legal counsel in connection with reaching these determinations, as management believes doing so would be time- and cost-prohibitive. If, in the future, the Chinese government would assert that permissions or approvals were required, the Company likely would terminate Smarten’s operations. Although Smarten provides value-added services to the Company, Smarten’s services are not necessary.

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Notwithstanding the above, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or referred to as the “Opinions”, which were made publicly available on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Given the current Chinese regulatory environment, it is uncertain when and whether we would be required to obtain permission from the Chinese government to list on U.S. exchanges in the future. If required, it is unpredictable whether such permission can be obtained by Harmony or Smarten, as the case may be, or, if permission is obtained, whether it could be later denied or rescinded. If we, including our subsidiary, do not receive or maintain such permissions or approvals, inadvertently conclude that such permissions or approvals are not required, or applicable laws, regulations, or interpretations change and we are required to obtain such permissions or approvals in the future, it could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and cause the value of our securities to significantly decline or become worthless.

There are legal and operational risks associated with having certain of our operations in and China. These risks could result in a material change in our operations and/or the value of our securities or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. Recently, the Chinese government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding anti-monopoly enforcements. On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued an announcement to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of Chinese securities laws. On December 28, 2021, Cybersecurity Review Measures published by the CAC, National Development and Reform Commission, Ministry of Industry and Information Technology, Ministry of Public Security, Ministry of State Security, Ministry of Finance, Ministry of Commerce, People’s Bank of China, State Administration of Radio and Television, the CSRC, State Secrecy Administration and State Cryptography Administration, effective on February 15, 2022, which provides that CIIOs that intend to purchase internet products and services and DPOs engaging in data processing activities that affect or may affect national security shall be subject to the cybersecurity review by the Cybersecurity Review Office. On November 14, 2021, the CAC published the Administration Measures for Cyber Data Security (Draft for Public Comments), or the “Cyber Data Security Measure (Draft)”, which requires cyberspace operators with personal information of more than 1 million users who want to list abroad to file a cybersecurity review with the Office of Cybersecurity Review. As of the date of this Form 10, these new laws and guidelines have not impacted the Company’s ability to conduct its business, accept foreign investments, or list on a U.S. or other foreign exchange; however, there are uncertainties in the interpretation and enforcement of these new laws and guidelines, which could materially and adversely impact our business and financial outlook. See “Risk Factors – Uncertainties and quick change in the interpretation and enforcement of Chinese laws and regulations with little advance notice could result in a material and negative impact on our business operations, decrease the value of our securities and limit the legal protections available to you and us.”

PRC Cybersecurity

We are neither a Chinese operating company nor do we conduct operations in China through the use of VIEs. All of our products are manufactured by third parties in the PRC. We do not have direct operations in the PRC. Accordingly, we do not believe we are subject to oversight by the CAC regarding data security. Except for routine personal information necessary to process payroll and other benefits and emergency contact information, Smarten, our Chinese subsidiary, does not collect or maintain personal information. We believe Smarten is in material compliance with the regulations or policies that have been issued by the CAC as of the date of this Form 10.

Legal Proceedings

From time to time, we may become party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. We are not currently a party, as plaintiff or defendant, to any legal proceedings that we believe to be material or which, individually or in the aggregate, would be expected to have a material effect on our business, financial condition or results of operation if determined adversely to us.

Smaller Reporting Company

The Company is a “smaller reporting company” as defined in Rule 12b-2 under the Exchange Act. There are certain exemptions available to us as a smaller reporting company, including: (1) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes Oxley Act; (2) scaled executive compensation disclosures; and (3) the requirement to provide only two years of audited financial statements, instead of three years. As long as we maintain our status as a “smaller reporting company”, these exemptions will continue to be available to us.

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Emerging Growth Company

As a public company with less than $1,070,000,000 in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies, and can avail itself to various exemptions such as an exemption from Section 404(b) of the Sarbanes-Oxley Act of 2002 and Section 14(a) and (b) of the Securities Exchange Act of 1934.

In particular, as an emerging growth company we:

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations (“MD&A”); and

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or Chief Executive Officer pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), or such earlier time that we no longer meet the definition of an emerging growth company. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1,070,000,000 in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion in principal amount of non-convertible debt over a three-year period. We would cease to be an emerging growth company on the last day of the fiscal year following the date of the fifth anniversary of our first sale of common equity securities under an effective registration statement or a fiscal year in which we have $1 billion in gross revenues. Further, under current SEC rules we will continue to qualify as a “smaller reporting company” for so long as we have a public float (i.e., the market value of common equity held by non-affiliates) of less than $250 million as of the last business day of our most recently completed second fiscal quarter.

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Impact of the COVID-19 Pandemic

On March 11, 2020, the World Health Organization declared the outbreak of a strain of novel coronavirus disease, the COVID-19 pandemic, a global pandemic. Governments in affected areas and countries in which we operate have imposed a number of measures designed to contain the outbreak, including business closures, travel restrictions, quarantines, and cancellations of gatherings and events. We have implemented operational and protective measures to ensure the safety, health, and welfare of our employees and stakeholders. We will maintain these precautions and procedures until the COVID-19 pandemic is under adequate control. As of the date of this Form 10, the COVID-19 pandemic has had a material impact on our operations or financial condition.

For example, following the closing of the Acquisition, the Company expected to have all products shipped to the U.S. to be sold on a test basis. Due to COVID-19 supply chain and shipping issues, including significantly increased China-to-U.S. shipping costs, and continuing COVID-19 restrictions and lockdowns in the U.S., however, we were unable to ship our products to the U.S. in 2021. Rather than establishing and paying for warehouse space in China for an indefinite period of time, until COVID-19 issues were resolved, we determined that it was in the Company’s best interest for Smarten to sell the first order of our products on a test basis in China. These sales occurred in July 2021 and represented the only sales of our products that occurred in China. Beginning with the next order, all sales are expected to be effected in the U.S., to customers in the U.S. Our first shipment left China in January 2022 and arrived in the U.S. in April 2022.

Between closing of the Acquisition in September 2020 and July 2021, a majority of the Company’s activities occurred in China, under the supervision and oversight of management in the U.S., due to the stage of the business and product development, and COVID-19 supply chain and shipping issues, and continuing COVID-19 restrictions and lockdowns in the U.S. We believe that this was only temporary, however, and that no additional sales will be effected in China. Since July 2021, no sales have been effected in China. The activities in China mainly related to working with the third party manufacturers and purchasing certain equipment for development of the prototype and trial production. As a result of the COVID-19 pandemic and the related supply chain disruption, the process took much longer than expected. Management originally expected this stage to be completed by the closing of the Acquisition, which was initially scheduled for August/September 2020. As a result of COVID-19, however, the closing of the Acquisition was delayed and this stage continued until approximately July 2021.

The full impact of the COVID-19 pandemic on our financial condition and results of operations will depend on future developments, such as the ultimate duration and scope of the pandemic, its impact on our employees, customers, and vendors, in addition to how quickly normal economic conditions and operations resume and whether the pandemic impacts other risks disclosed in “Risk Factors” within this Form 10. Even after the pandemic has subsided, we may continue to experience adverse impacts to our business from any economic recession or depression that may occur as a result of the pandemic. Therefore, we cannot reasonably estimate the impact at this time. We continue to actively monitor the pandemic and may decide to take further actions that alter our business operations as may be required by federal, state, or local authorities or that we determine to be in the best interests of our employees, customers, vendors, and shareholders.

Item 1A. Risk Factors

An investment in our securities involves a high degree of risk. In addition to the other information contained in this Form 10, prospective investors should carefully consider the following risks before investing in our securities. If any of the following risks actually occur, as well as other risks not currently known to us or that we currently consider immaterial, our business, operating results and financial condition could be materially adversely affected. As a result, the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements” in this Form 10. In assessing the risks below, you should also refer to the other information contained in this Form 10, including the financial statements and the related notes, before deciding to purchase any of our securities.

Risk Factors Summary

Risk Related to COVID-19

●	Our business and future operations may be adversely affected by epidemics and pandemics, such as the COVID-19 outbreak.

Risks Relating to Our Financial Condition

●	There are doubts about our ability to continue as a going concern.
●	Because we have a limited operating history, you may not be able to accurately evaluate our operations.
●	We are dependent on financing for the continuation of our operations.
●	Our operating results may fluctuate, which could have a negative impact on our ability to grow our customer base, establish sustainable revenues and succeed overall.
●	As a growing company, we have yet to achieve a profit and may not achieve a profit in the near future, if at all.
●	Our lack of adequate D&O insurance may also make it difficult for us to retain and attract talented and skilled directors and officers.

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Risks Related to our Management and Control Persons

●	We are dependent on the continued services of our Chief Executive Officer and Chairman and if we fail to keep them or fail to attract and retain qualified senior executive and key technical personnel, our business will not be able to expand.
●	Our personnel may voluntarily terminate their relationship with us at any time, and competition for qualified personnel is intense. The process of locating additional personnel with the combination of skills and attributes required to carry out our strategy could be lengthy, costly and disruptive.
●	Our largest shareholder, officer and director and a related party, Nick Zeng, has substantial influence over us and our policies and will be able to influence corporate matters.
●	Our officers and directors have limited experience managing a public company in the United States.

Risks Relating to our Common Stock

●	We will likely conduct offerings of our equity securities in the future, in which case your proportionate interest may become diluted.
●	Although we do not believe that we are currently a “shell company” as defined in Rule 12b-2 of the Exchange Act, there can be no assurance that others, including the SEC or OTC Markets will agree with our assessment.
●	We have never declared or paid any cash dividends or distributions on our capital stock. And we do not anticipate paying any cash dividends on our common stock in the foreseeable future.
●	We may become involved in securities class action litigation that could divert management’s attention and harm our business.
●	If we become directly subject to the scrutiny, criticism and negative publicity involving U.S. public companies operating in China, we may have to expend significant resources to investigate and resolve the matter which could harm our business, operations and reputations, which could result in a loss of your investment in our common stock.
●	The sale or availability for sale of substantial amounts of our common stock could adversely affect their market price.
●	Because we do not expect to pay dividends in the foreseeable future, you must rely on a price appreciation of our common stock for return on your investment.
●	If relations between the United States and China worsen, our stock price may decrease and we may have difficulty accessing the U.S. capital markets.
●	Our common stock is currently deemed a “penny stock,” which makes it more difficult for our investors to sell their shares.
●	Our Auditor is Canada based, registered with the PCAOB, and is subject to PCAOB Inspections.

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Risks Relating to Our Company and Industry

●	In the event that we are unable to successfully compete in our industry, we may not be able to achieve profitable operations.
●	The Company has elected to avail itself to the extended transition period for complying with new or revised accounting standards pursuant to Section 102(b)(1) of the JOBS Act, and further the JOBS Act will allow us to postpone the date by which we must comply with some of the laws and regulations intended to protect investors and to reduce the amount of information we provide in our reports filed with the SEC, which could undermine investor confidence in our Company.
●	If the market for our products does not experience significant growth or if we do not achieve broad acceptance, we will not be able to sustain or grow our revenues.
●	If we are unable to successfully manage growth, our operations could be adversely affected.
●	We may fail to successfully integrate acquisitions or otherwise be unable to benefit from pursuing acquisitions.
●	Our commercial success depends significantly on our ability to develop and commercialize our products without infringing the intellectual property rights of third parties.
●	The success of our business depends on our ability to maintain and enhance our reputation and brand.
●	Third parties may claim that we infringe their intellectual property and trademark rights.
●	The elimination of monetary liability against our directors, officers and employees under our Articles of Incorporation and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our Company and may discourage lawsuits against our directors, officers and employees.
●	Fluctuations in exchange rates could adversely affect our business and the value of our securities.
●	The anticipated benefits of the acquisition of Smarten may not be realized in a timely manner or at all.
●	Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations.
●	Uncertainties with respect to the Chinese legal system, including uncertainties regarding the enforcement of laws and sudden and unexpected changes in laws and regulations in China, could adversely affect us and limit the legal protections available to you and us.
●	Certain political and economic considerations relating to China could adversely affect our Company.
●	If we are unable to obtain business insurance in China, we may not be protected from risks that are customarily covered by insurance in the United States.
●	The Chinese government may issue further restrictive measures in the future.
●	Interpretation of Chinese laws and regulations involve uncertainty.
●	We are dependent on a limited number of suppliers for our battery cells, and the inability of these suppliers to continue to deliver, or their refusal to deliver, our battery cells at prices and volumes acceptable to us would have a material adverse effect on our business, prospects and operating results.
●	Increases in costs, disruption of supply or shortage of raw materials, in particular lithium-ion phosphate cells, could harm our business.
●	Our success depends on our ability to develop new products and capabilities that respond to customer demand, industry trends or actions by our competitors and failure to do so may cause us to lose our competitiveness in the battery industry and may cause our profits to decline.
●	We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.
●	Our patent applications may not issue as patents, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.
●	If our patents expire or are not maintained, our patent applications are not granted or our patent rights are contested, circumvented, invalidated or limited in scope, we may not be able to prevent others from selling, developing or exploiting competing technologies or products, which could have a material adverse effect on our business, prospects, financial condition, results of operations, and cash flows.
●	We are, and may in the future become, subject to claims that we or our employees have wrongfully used or disclosed alleged trade secrets of our employees’ former employers.

Risks Related to Doing Business in China

●	Adverse changes in political, economic, and other policies of the Chinese government could have a material adverse effect on the overall economic growth of China, which could materially and adversely affect the growth of our business and our competitive position.
●	Recent statements made by the Chinese government have indicated an intent to increase the government’s oversight and control over offerings of companies with significant operations in China that are to be conducted in foreign markets. Any such actions by the Chinese government could have a material adverse effect on our business, financial condition and results of operations.
●	Although we are a Delaware corporation and do not conduct our operations in China through the use of VIEs, in the event we inaccurately concluded that we do not require any permissions or approvals from the CSRC or other PRC central government authorities to complete an offering of our securities or applicable laws, regulations, or interpretations change, we may be required to obtain such permissions or approvals to complete a future offering of securities.
●	Our common stock may be prohibited from trading in the over-the-counter market under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect or fully investigate auditors located in China, which may materially and adversely affect the value of your investment.
●	The potential enactment of the Accelerating Holding Foreign Companies Accountable Act or the America COMPETES Act would decrease the number of non-inspection years from three years to two, thus reducing the time period before our common stock may be prohibited from over-the-counter trading or delisted. If this bill were enacted, our common stock could be delisted from the exchange and prohibited from over-the-counter trading in the U.S. in 2023.
●	Uncertainties with respect to the Chinese legal system could have a material adverse effect on us.
●	China’s economic, political and social conditions, as well as changes in any government policies, laws and regulations may be quick with little advance notice and, could have a material adverse effect on our business and the value of our common stock.
●	The Chinese government exerts substantial influence over the manner in which we must conduct our business activities and may intervene or influence our operations at any time, which could result in a material change in our operations and the value of our common stock.
●	Chinese laws and regulations governing our current business operations are sometimes vague and uncertain and any changes in such laws and regulations may impair our ability to operate profitably.
●	U.S. regulators’ ability to conduct investigations or enforce rules in China is limited.
●	We may be classified as a “resident enterprise” for Chinese enterprise income tax purposes; such classification could result in unfavorable tax consequences to us and our non-Chinese shareholders.
●	Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment.
●	If the chops of our Chinese subsidiary are not kept safely, are stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of these entities could be severely and adversely compromised.

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Risk Factors Detailed

Risk Related to COVID-19

Our business and future operations may be adversely affected by epidemics and pandemics, such as the COVID-19 outbreak.

We may face risks related to health epidemics and pandemics or other outbreaks of communicable diseases, which could result in a widespread health crisis that could adversely affect general commercial activity and the economies and financial markets of the world as a whole.

On March 11, 2020, the World Health Organization declared the outbreak of a strain of novel coronavirus disease, the COVID-19 pandemic, a global pandemic. Governments in affected areas and countries in which we operate have imposed a number of measures designed to contain the outbreak, including business closures, travel restrictions, quarantines, and cancellations of gatherings and events. We have implemented operational and protective measures to ensure the safety, health, and welfare of our employees and stakeholders. We will maintain these precautions and procedures until the COVID-19 pandemic is under adequate control. As of the date of this Form 10, the COVID-19 pandemic has had a material impact on our operations or financial condition.

For example, following the closing of the Acquisition, the Company expected to have all products shipped to the U.S. to be sold on a test basis. Due to COVID-19 supply chain and shipping issues, including significantly increased China-to-U.S. shipping costs, and continuing COVID-19 restrictions and lockdowns in the U.S., however, we were unable to ship our products to the U.S. in 2021. Rather than establishing and paying for warehouse space in China for an indefinite period of time, until COVID-19 issues were resolved, we determined that it was in the Company’s best interest for Smarten to sell the first order of our products on a test basis in China. These sales occurred in July 2021 and represented the only sales of our products that occurred in China. Beginning with the next order, all sales are expected to be effected in the U.S., to customers in the U.S. Our first shipment arrived in the U.S. in January 2022.

Between closing of the Acquisition in September 2020 and July 2021, a majority of the Company’s activities occurred in China, under the supervision and oversight of management in the U.S., due to the stage of the business and product development, and COVID-19 supply chain and shipping issues, and continuing COVID-19 restrictions and lockdowns in the U.S. We believe that this was only temporary, however, and that no additional sales will be effected in China. Since July 2021, no sales have been effected in China. The activities in China mainly related to working with the third party manufacturers and purchasing certain equipment for development of the prototype and trial production. As a result of the COVID-19 pandemic and the related supply chain disruption, the process took much longer than expected. Management expected this stage to be complete by Fall 2020. As a result of COVID-19, however, this stage continued until approximately July 2021.

A health epidemic or pandemic or other outbreak of communicable diseases, such as the current COVID-19 pandemic, poses the risk that we, or potential business partners may be disrupted or prevented from conducting business activities for certain periods of time, the durations of which are uncertain, and may otherwise experience significant impairments of business activities, including due to, among other things, operational shutdowns or suspensions that may be requested or mandated by national or local governmental authorities or self-imposed by us, our users or other business partners. The full impact of the COVID-19 pandemic on our financial condition and results of operations will depend on future developments, such as the ultimate duration and scope of the pandemic, its impact on our employees, customers, and vendors, in addition to how quickly normal economic conditions and operations resume and whether the pandemic impacts other risks disclosed in “Risk Factors” within this Form 10. Even after the pandemic has subsided, we may continue to experience adverse impacts to our business from any economic recession or depression that may occur as a result of the pandemic. Therefore, we cannot reasonably estimate the impact at this time. We continue to actively monitor the pandemic and may decide to take further actions that alter our business operations as may be required by federal, state, or local authorities or that we determine to be in the best interests of our employees, customers, vendors, and shareholders.

Risks Relating to Our Financial Condition

There are doubts about our ability to continue as a going concern.

The Company has not been able to generate revenues and gross margin through regular products sales. There was only nominal little sales activity in 2021 and 2020, but no sales activity in 2019 and 2018.

The Company had incurred losses of $839,106 for the year ended December 31, 2021 (2020 - $1,185,052). These factors raise substantial doubt about the Company’s ability to continue as a going concern.

There can be no assurance that sufficient funds required during the next year or thereafter will be generated from operations or that funds will be available from external sources, such as debt or equity financings or other potential sources. The lack of additional capital resulting from the inability to generate cash flow from operations, or to raise capital from external sources would force the Company to substantially curtail or cease operations and would, therefore, have a material adverse effect on its business. Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on the Company’s existing stockholders.

The Company seeks to overcome the circumstances that impact its ability to remain a going concern through a combination of the growth of revenues, with interim cash flow deficiencies being addressed through additional equity and debt financing. The Company anticipates raising additional funds through public or private financing, strategic relationships or other arrangements in the near future to support its business operations; however, the Company may not have commitments from third parties for a sufficient amount of additional capital. The Company cannot be certain that any such financing will be available on acceptable terms, or at all, and its failure to raise capital when needed could limit its ability to continue its operations. The Company’s ability to obtain additional funding will determine its ability to continue as a going concern. Failure to secure additional financing in a timely manner and on favorable terms would have a material adverse effect on the Company’s financial performance, results of operations and stock price and require it to curtail or cease operations, sell off its assets, seek protection from its creditors through bankruptcy proceedings, or otherwise. Furthermore, additional equity financing may be dilutive to the holders of the Company’s common stock, and debt financing, if available, may involve restrictive covenants, and strategic relationships, if necessary, to raise additional funds, and may require that the Company relinquish valuable rights.

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Because we have a limited operating history, you may not be able to accurately evaluate our operations.

We have had limited operations to date. Therefore, we have a limited operating history upon which to evaluate the merits of investing in our Company. Potential investors should be aware of the difficulties normally encountered by new companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the operations that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to the ability to generate sufficient cash flow to operate our business, and additional costs and expenses that may exceed current estimates. We expect to continue to incur significant losses into the foreseeable future. We recognize that if the effectiveness of our business plan is not forthcoming, we will not be able to continue business operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and it is doubtful that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

We are dependent on financing for the continuation of our operations.

Because we have generated limited revenues and currently operate at a loss, we are completely dependent on the continued availability of financing in order to continue our business operations. There can be no assurance that financing sufficient to enable us to continue our operations will be available to us in the future.

We will need additional funds to complete further development of our business plan to achieve a sustainable level where ongoing operations can be funded out of revenues. We anticipate that we must raise $5 million for our operations for the next 12 months. There is no assurance that any additional financing will be available or if available, on terms that will be acceptable to us.

Our failure to obtain future financing or to produce levels of revenue to meet our financial needs could result in our inability to continue as a going concern and, as a result, our investors could lose their entire investment.

Our operating results may fluctuate, which could have a negative impact on our ability to grow our customer base, establish sustainable revenues and succeed overall.

Our results of operations may fluctuate as a result of a number of factors, some of which are beyond our control including but not limited to:

▪	general economic conditions in the geographies and industries where we sell our services and conduct operations; legislative policies where we sell our services and conduct operations;

▪	the budgetary constraints of our users; seasonality;

▪	success of our strategic growth initiatives;

▪	costs associated with the launching or integration of new or acquired businesses; timing of new product introductions by us, and our competitors; product and service mix, availability, utilization and pricing;

▪	the mix, by state and country, of our revenues, personnel and assets; movements in interest rates or tax rates;

▪	changes in, and application of, accounting rules; changes in the regulations applicable to us; and litigation matters.

As a result of these factors, we may not succeed in our business and we could go out of business.

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As a growing company, we have yet to achieve a profit and may not achieve a profit in the near future, if at all.

We have not yet produced any profit and may not in the near future, if at all. While we have generated limited revenue, we cannot be certain that we will be able to realize sufficient revenue to achieve profitability. Further, many of our competitors have a significantly larger industry presence and revenue stream but have yet to achieve profitability. Our ability to continue as a going concern is dependent upon raising capital from financing transactions, increasing revenue and keeping operating expenses below our revenue levels in order to achieve positive cash flows, none of which can be assured.

Our lack of adequate D&O insurance may also make it difficult for us to retain and attract talented and skilled directors and officers.

In the future we may be subject to litigation, including potential class action and stockholder derivative actions. Risks associated with legal liability are difficult to assess and quantify, and their existence and magnitude can remain unknown for significant periods of time. To date, we have not obtained directors and officers liability (“D&O”) insurance. Without adequate D&O insurance, the amounts we would pay to indemnify our officers and directors should they be subject to legal action based on their service to the Company could have a material adverse effect on our financial condition, results of operations and liquidity. Furthermore, our lack of adequate D&O insurance may make it difficult for us to retain and attract talented and skilled directors and officers, which could adversely affect our business.

Risks Related to our Management and Control Persons

We are dependent on the continued services of our Chief Executive Officer and Chairman and if we fail to keep them or fail to attract and retain qualified senior executive and key technical personnel, our business will not be able to expand.

We are dependent on the continued availability of Chairman and CEO Nick Zeng, and the availability of new employees to implement our business plans. The market for skilled employees is highly competitive, especially for employees in our industry. Although we expect that our planned compensation programs will be intended to attract and retain the employees required for us to be successful, there can be no assurance that we will be able to retain the services of all our key employees or a sufficient number to execute our plans, nor can there be any assurance we will be able to continue to attract new employees as required.

Our personnel may voluntarily terminate their relationship with us at any time, and competition for qualified personnel is intense. The process of locating additional personnel with the combination of skills and attributes required to carry out our strategy could be lengthy, costly and disruptive.

If we lose the services of key personnel or fail to replace the services of key personnel who depart, we could experience a severe negative effect on our financial results and stock price. The loss of the services of any key personnel, marketing or other personnel or our failure to attract, integrate, motivate and retain additional key employees could have a material adverse effect on our business, operating and financial results and stock price.

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Our largest shareholder, officer and director and a related party, Nick Zeng, has substantial influence over us and our policies and will be able to influence corporate matters.

Nick Zeng is CEO, President and Director. Nick Zeng, whose interests may differ from other stockholders, is also our largest stockholder and has the ability to exercise significant influence over us. Presently, he beneficially owns 24.81% of our common stock. He is able to exercise significant influence over all matters requiring approval by our stockholders, including the election of directors, the approval of significant corporate transactions, and any change of control of our company

Our officers and directors have limited experience managing a public company in the United States.

Our officers and directors have limited experience managing a public company in the United States. Consequently, we may not be able to raise any funds or run our public company successfully. Our executive’s officer’s and director’s lack of experience of managing a public company in the United States could cause you to lose some or all of your investment.

Risks Relating to our Common Stock

We will likely conduct offerings of our equity securities in the future, in which case your proportionate interest may become diluted.

We will likely be required to conduct equity offerings in the future to finance our current projects or to finance subsequent projects that we decide to undertake. If our common stock shares are issued in return for additional funds, the price per share could be lower than that paid by our current shareholders. We anticipate continuing to rely on equity sales of our common stock shares in order to fund our business operations. If we issue additional common stock shares or securities convertible into shares of our common stock, your percentage interest in us could become diluted.

Although we do not believe that we are currently a “shell company” as defined in Rule 12b-2 of the Exchange Act, there can be no assurance that others, including the SEC or OTC Markets will agree with our assessment.

OTC Markets may note our Company as a “shell risk” and although we do not believe that the Company is a “shell company” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), at this time, there can be no assurance that others, such as the SEC or OTC Markets, will not disagree with our belief that we are not a shell company. If the Company is deemed to be a “shell company” our common stock would be subject to a risk arising from restrictions on reliance on Rule 144, promulgated under the Exchange Act, by shell companies or former shell companies and it would have a negative effect on our common stock and our Company as a whole.

Pursuant to Rule 144, a person who beneficially owns restricted securities of an issuer and who is not an affiliate of that issuer may sell them without registration under the Securities Act provided that certain conditions have been met. One of these conditions is that such person has held the restricted securities for a prescribed period, which will be six months for the common stock. However, Rule 144 is unavailable for the resale of securities issued by an issuer that is a shell company (other than a business combination related shell company) or, unless certain conditions are met, that has been at any time previously a shell company.

The SEC defines a shell company as a company that has (a) no or nominal operations and (b) either (i) no or nominal assets, (ii) assets consisting solely of cash and cash equivalents; or (iii) assets consisting of any amount of cash and cash equivalents and nominal other assets. While we believe that we are not a shell company, the SEC and others whose approval is required in order for shares to be sold under Rule 144 might take a different view.

Rule 144 is available for the resale of securities of former shell companies if and for as long as the following conditions are met:

(i) the issuer of the securities that was formerly a shell company has ceased to be a shell company,

(ii) the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act,

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(iii) the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

(iv) at least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company known as “Form 10 Information.”

We have never declared or paid any cash dividends or distributions on our capital stock. And we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

We may become involved in securities class action litigation that could divert management’s attention and harm our business.

The stock market in general, and the shares of early-stage companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of the companies involved. If these fluctuations occur in the future, the market price of our shares could fall regardless of our operating performance. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. If the market price or volume of our shares suffers extreme fluctuations, then we may become involved in this type of litigation, which would be expensive and divert management’s attention and resources from managing our business.

In the event we become a public company, we may also from time to time make forward-looking statements about future operating results and provide some financial guidance to the public markets. Projections may not be made timely or set at expected performance levels and could materially affect the price of our shares. Any failure to meet published forward-looking statements that adversely affect the stock price could result in losses to investors, stockholder lawsuits or other litigation, sanctions or restrictions issued by the SEC.

If we become directly subject to the scrutiny, criticism and negative publicity involving U.S. public companies operating in China, we may have to expend significant resources to investigate and resolve the matter which could harm our business, operations and reputations, which could result in a loss of your investment in our common stock.

U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered around financial and accounting irregularities, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in some cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. companies operating in China has sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on our business. For the fiscal year ended December 31, 2021, Smarten had only nominal sales, in the amount of $6,672, and such sales were the sole result of supply chain issues relating to COVID-19 and continuing COVID-19 restrictions in the U.S. Following the closing of the Acquisition, the Company expected to have all products shipped to the U.S. to be sold on a test basis. Due to COVID-19 supply chain and shipping issues, including significantly increased China-to-U.S. shipping costs, and continuing COVID-19 restrictions and lockdowns in the U.S., however, we were unable to ship our products to the U.S. in 2021. Rather than establishing and paying for warehouse space in China for an indefinite period of time, until COVID-19 issues were resolved, we determined that it was in the Company’s best interest for Smarten to sell the first order of our products on a test basis in China. These sales occurred in July 2021 and represented the only sales of our products that occurred in China. Beginning with the next order, all sales are expected to be effected in the U.S., to customers in the U.S. Our first shipment left China in January 2022 and arrived in the U.S. in April 2022. However, we cannot assure you that negative publicity will not affect our business as a result of our prior sales in China.

If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend the Company. This situation may be a major distraction to our management. If such allegations are not proven to be groundless, our company and business operations will be severely hampered and your investment in our shares could be rendered worthless.

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The sale or availability for sale of substantial amounts of our common stock could adversely affect their market price.

Sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could adversely affect the market price of our common stock and could materially impair our ability to raise capital through equity offerings in the future. As of the date of this prospectus, we have 19,780,079 shares of common stock issued and outstanding. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our common stock.

Because we do not expect to pay dividends in the foreseeable future, you must rely on a price appreciation of our common stock for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our common stock as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends., Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiary, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our common stock will likely depend entirely upon any future price appreciation of our common stock. There is no guarantee that our common stock will appreciate in value, or even maintain the price at which you purchased the common stock. You may not realize a return on your investment in our common stock and you may even lose your entire investment in our common stock.

If relations between the United States and China worsen, our stock price may decrease.

At various times during recent years, the United States and China have had disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade conflicts between the United States and China could adversely affect cause the value of our stocks significantly decrease or to be worthless.

Our common stock is currently deemed a “penny stock,” which makes it more difficult for our investors to sell their shares.

Our common stock is a “penny stock,” which makes it more difficult for our investors to sell their shares. The SEC has adopted rule 3a51-1 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 requires:

●	that a broker or dealer approve a person’s account for transactions in penny stocks, and
●	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

●	obtain financial information and investment experience objectives of the person, and
●	make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

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The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

●	sets forth the basis on which the broker or dealer made the suitability determination and
●	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Our Auditor is Canada based, registered with the PCAOB, and is subject to PCAOB inspections.

The Company has been a reporting issuer in Canada since 2019. Our auditor is a PCAOB-registered public accounting firm, based in Canada, and is subject to PCAOB inspections. According to our auditor, all the auditing work papers are kept in Canada.

The Holding Foreign Companies Accountable Act (“HFCAA”), which became law in December 2020, prohibits foreign companies from listing their securities on U.S. exchanges if the auditor has been unavailable for PCAOB inspection or investigation for three consecutive years.

The HFCAA requires the SEC to identify registrants that have retained a registered public accounting firm to issue an audit report where that registered public accounting firm has a branch or office that:

●	Is located in a foreign jurisdiction; and
●	The PCAOB has determined that it is unable to inspect or investigate completely because of a position taken by an authority in the foreign jurisdiction.

The PCAOB is currently unable to inspect or investigate accounting firms due to a position of the local authority in two jurisdictions: China and Hong Kong. If the PCAOB is unable to inspect an issuer’s public accounting firm for three consecutive years, the issuer’s securities will be banned from trade on a national exchange or through other methods. The United States Senate has passed the AHFCA Act, which, if enacted, would decrease the number of non-inspection years from three years to two years.

There are material risks to an issuer and its investors if it is determined that the PCAOB is unable to inspect our auditor because of a position taken by an authority in a foreign jurisdiction. The inability to thoroughly inspect or investigate our auditor may cause trading in our securities to be prohibited and an exchange may determine to delist our securities. As a result, our securities could be delisted rendering our stock worthless.

On December 2, 2021, final amendments to the HFCAA were adopted that require Commission-Identified Issuers to submit documentation to the SEC through the EDGAR system on or before its annual report due date that establishes that it is not owned or controlled by a governmental entity in its public accounting firm’s foreign jurisdiction. The final amendments also require a Commission-Identified Issuer that is also a “foreign issuer,” as defined in Exchange Act Rule 3b-4, to provide certain additional specified disclosures in their annual report for itself and its consolidated foreign operating entity or entities, including any variable-interest entity or similar structure that results in additional foreign entities being consolidated in the registrant’s financial statements.

The required disclosures include:

●	During the period covered by the form, the registered public accounting firm has prepared an audit report for the issuer;
●	The percentage of the shares of the issuer owned by governmental entities in the foreign jurisdiction in which the issuer is incorporated or otherwise organized;
●	Whether governmental entities in the applicable foreign jurisdiction with respect to that registered public accounting firm have a controlling financial interest with respect to the issuer;
●	The name of each official of the Chinese Communist Party who is a member of the board of directors of the issuer or the operating entity with respect to the issuer; and
●	Whether the articles of incorporation of the issuer (or equivalent organizing document) contains any charter of the Chinese Communist Party, including the text of any such charter.

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The SEC will identify a registrant as a Commission-Identified Issuer as early as possible after the registrant files its annual report and on a rolling basis. The SEC will “provisionally identify” a registrant as a Commission-Identified Issuer on the SEC’s website at www.sec.gov/HFCAA. For 15 business days after this provisional identification, a registrant may email the SEC if it believes it has been incorrectly identified, providing evidence supporting its claim. After reviewing the information, the registrant will be notified whether the SEC will “conclusively identify” the registrant as a Commission-Identified Issuer.

If the registrant does not contact the SEC to dispute the provisional identification within 15 business days, the SEC will conclusively identify the registrant as a Commission-Identified Issuer. The SEC will publish a list on its website identifying Commission-Identified Issuers, indicating the number of years a Commission-Identified Issuer has been published on the list, and noting whether the Commission-Identified Issuer has been subject to any prior trading prohibitions.

We could be subject to our securities being prohibited from trading. The HFCAA requires the SEC to prohibit the trading of the securities of certain Commission Identified Issuers on a national securities exchange or through any other method that is within the jurisdiction of the SEC to regulate, including through over-the-counter trading. As a result, the SEC will impose an initial trading prohibition on a registrant as soon as practicable after it is conclusively identified as a Commission-Identified Issuer for three consecutive years.

If the SEC ends the initial trading prohibition and, thereafter, the registrant is again determined to be a Commission-Identified Issuer, the SEC will impose a subsequent trading prohibition on the registrant for a minimum of five years. To end an initial or subsequent trading prohibition, a Commission-Identified Issuer must certify that it has retained or will retain a registered public accounting firm that the PCAOB has determined it is able to inspect or investigate. To make that certification, the Commission-Identified Issuer must file financial statements that include an audit report signed by such a registered public accounting firm.

On December 16, 2021, the PCAOB issued a report on its determinations that the Board is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, a Special Administrative Region of the People’s Republic of China (“PRC”), because of positions taken by PRC authorities in those jurisdictions. The Board made these determinations pursuant to PCAOB Rule 6100 which provides a framework for how the PCAOB fulfills its responsibilities under the Holding Foreign Companies Accountable Act (HFCAA).

Our current auditor is not headquartered in mainland China or Hong Kong. Our auditor is a PCAOB-registered public accounting firm, based in Canada, and is subject to PCAOB inspections. According to our auditor, all the auditing work papers are kept in Canada.

Risks Relating to Our Company and Industry

In the event that we are unable to successfully compete in our industry, we may not be able to achieve profitable operations.

We face substantial competition in our industry. Due to our small size, it can be assumed that many of our competitors have significantly greater financial, technical, marketing and other competitive resources. We will attempt to compete against these competitors by developing products with features that exceed the features offered by competitors. However, we cannot assure you that our products will outperform competing products, or those competitors will not develop new products or services that exceed what we provide. In addition, we may face competition based on price. If our competitors lower the prices on their products, then it may not be possible for us to market our products at prices that are economically viable. Increased competition could result in:

▪	Lower than projected revenues;

▪	Price reductions and lower profit margins;

▪	The inability to develop and maintain our platform with features and usability sought by potential users.

Any one of these results could adversely affect our business, financial condition and results of operations. In addition, our competitors may develop competing services that achieve greater market acceptance. It is also possible that new competitors may emerge and acquire significant market share. Our inability to achieve sales and revenue due to competition will have an adverse effect on our business, financial condition and results of operations.

The Company has elected to avail itself to the extended transition period for complying with new or revised accounting standards pursuant to Section 102(b)(1) of the JOBS Act, and further the JOBS Act will allow us to postpone the date by which we must comply with some of the laws and regulations intended to protect investors and to reduce the amount of information we provide in our reports filed with the SEC, which could undermine investor confidence in our Company.

For so long as we remain an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or the JOBS Act, we may take advantage of certain exemptions from various requirements that are applicable to public companies that are not “emerging growth companies.” In particular, as an emerging growth company we:

▪	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

▪	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

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▪	are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

▪	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

▪	may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations (“MD&A”); and

▪	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), or such earlier time that we no longer meet the definition of an emerging growth company. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1,070,000,000 in annual revenues, have more than $700 million in market value of our Common stock held by non-affiliates, or issue more than $1.0 billion in principal amount of non-convertible debt over a three-year period. We would cease to be an emerging growth company on the last day of the fiscal year following the date of the fifth anniversary of our first sale of common equity securities under an effective registration statement or a fiscal year in which we have $1 billion in gross revenues.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates. Therefore, our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Our independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting so long as we qualify as an “emerging growth company,” which may increase the risk that weaknesses or deficiencies in our internal control over financial reporting go undetected. Likewise, so long as we qualify as an “emerging growth company,” we may elect not to provide you with certain information, including certain financial information and certain information regarding compensation of our executive officers, that we would otherwise have been required to provide in filings we make with the SEC, which may make it more difficult for investors and securities analysts to evaluate our company. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions.

If the market for our products does not experience significant growth or if we do not achieve broad acceptance, we will not be able to sustain or grow our revenues.

We hope to achieve revenues from selling our products to an expanding customer base. We cannot accurately predict, however, future growth rates or the size of the market for our products. Demand for our products may not occur as anticipated, or may decrease, either generally or in specific geographic markets, during particular time periods. The expansion of our products in the market depends on a number of factors, such as:

▪	the cost, performance and appearance of our products and similar products of our competitors; public perceptions regarding our products and the effectiveness and value of our products; customer satisfaction with our products; and

▪	marketing efforts and publicity regarding the needs for our products and the public demand for our products.

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Even if our products gain wide market acceptance, we may not adequately address market requirements and may not be able to expand market acceptance. If we do not achieve wide market acceptance, we may not be able to achieve our anticipated level of growth, we may not achieve revenues and results of operations would suffer.

If we are unable to successfully manage growth, our operations could be adversely affected.

Our progress is expected to require the full utilization of our management, financial and production capacity, which to date has occurred with limited working capital. Our ability to manage growth effectively will depend on our ability to improve and expand operations, including our financial and management information systems, and to recruit, train and manage personnel. There can be no absolute assurance that management will be able to manage growth effectively.

If we do not properly manage the growth of our business, we may experience significant strains on our management and operations and disruptions in our business. Various risks arise when companies and industries grow quickly. If our business or industry grows too quickly, our ability to meet customer demand in a timely and efficient manner could be challenged. We may also experience development delays as we seek to meet increased demand for our products. Our failure to properly manage the growth that we or our industry might experience could negatively impact our ability to execute on our operating plan and, accordingly, could have an adverse impact on our business, our cash flow and results of operations, and our reputation with our current or potential customers.

We may fail to successfully integrate acquisitions or otherwise be unable to benefit from pursuing acquisitions.

We believe there are meaningful opportunities to grow through acquisitions and joint ventures across all service categories and we expect to continue a strategy of selectively identifying and acquiring businesses with complementary products. We may be unable to identify, negotiate, and complete suitable acquisition opportunities on reasonable terms. There can be no assurance that any business acquired by us will be successfully integrated with our operations or prove to be profitable to us. We may incur future liabilities related to acquisitions. Should any of the following problems, or others, occur as a result of our acquisition strategy, the impact could be material:

▪	difficulties integrating personnel from acquired entities and other corporate cultures into our business; difficulties integrating information systems;

▪	the potential loss of key employees of acquired companies;

▪	the assumption of liabilities and exposure to undisclosed or unknown liabilities of acquired companies; or the diversion of management attention from existing operations.

Our commercial success depends significantly on our ability to develop and commercialize our products without infringing the intellectual property rights of third parties.

Our commercial success will depend, in part, on operating our business without infringing the trademarks or proprietary rights of third parties. Third parties that believe we are infringing on their rights could bring actions against us claiming damages and seeking to enjoin the development, marketing and distribution of our products. If we become involved in any litigation, it could consume a substantial portion of our resources, regardless of the outcome of the litigation. If any of these actions are successful, we could be required to pay damages and/or to obtain a license to continue to develop or market our products, in which case we may be required to pay substantial royalties. However, any such license may not be available on terms acceptable to us or at all.

The success of our business depends on our ability to maintain and enhance our reputation and brand.

We believe that our reputation in our industry is of significant importance to the success of our business. A well-recognized brand is critical to increase our customer base and, in turn, increasing our revenue. Since the industry is highly competitive, our ability to remain competitive depends to a large extent on our ability to maintain and enhance our reputation and brand, which could be difficult and expensive. To maintain and enhance our reputation and brand, we need to successfully manage many aspects of our business, such as cost-effective marketing campaigns to increase brand recognition and awareness in a highly competitive market. We cannot assure you, however, that these activities will be successful and achieve the brand promotion goals we expect. If we fail to maintain and enhance our reputation and brand, or if we incur excessive expenses in our efforts to do so, our business, financial conditions and results of operations could be adversely affected.

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Third parties may claim that we infringe their intellectual property and trademark rights.

Competitors in our markets may claim that we infringe their proprietary rights. Such claims, whether or not meritorious, may result in the expenditure of significant financial and managerial resources, injunctions against us or the payment of damages.

The elimination of monetary liability against our directors, officers and employees under our Articles of Incorporation and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our Company and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation contain provisions that eliminate the liability of our directors for monetary damages to our Company and shareholders. Our bylaws also require us to indemnify our officers and directors. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees that we may be unable to recoup. These provisions and resulting costs may also discourage our company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit our Company and shareholders.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

The value of our common stock will be indirectly affected by the foreign exchange rate between U.S. dollars and RMB and between those currencies and other currencies in which our expenses may be denominated. Although the Company does not anticipate receiving any revenue in RMB, certain expenses may be denominated in RMB. Appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations.

Since July 2005, the RMB has no longer been pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

The anticipated benefits of the acquisition of Smarten may not be realized in a timely manner or at all.

In November 2019, the Company signed to acquire 100% ownership of Smarten, with the expectation that the acquisition will enhance the Company’s capabilities in the development of energy storage products. Achieving those anticipated benefits is subject to a number of uncertainties. As of December 31, 2021, the Company had operating losses of $839,106 and a deficit in working capital of $566,347, because it does not generate any real revenue. The operation of the Smarten business may involve further unanticipated costs, including impairments of intangible assets and goodwill, and divert management’s attention away from day-to-day business concerns. We cannot assure you that we will be able to achieve the anticipated benefits of the acquisition of the Smarten business.

Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations.

Our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in China generally. The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies.

The Chinese government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

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While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. Any adverse changes in economic conditions in China, in the policies of the Chinese government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business, operating results and our competitive position. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the Chinese government has implemented certain measures, including interest rate adjustment, to control the pace of economic growth. These measures may cause decreased economic activity in China, which may adversely affect our business and operating results.

Uncertainties with respect to the Chinese legal system, including uncertainties regarding the enforcement of laws and sudden and unexpected changes in laws and regulations in China, could adversely affect us and limit the legal protections available to you and us.

Our operations in China are governed by PRC laws and regulations. Smarten, our wholly owned Chinese subsidiary, is subject to laws and regulations applicable to foreign investment in China. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value. In addition, any new or changes in PRC laws and regulations related to foreign investment in China could affect the business environment and our ability to operate our business in China.

Since the PRC legal system continues to evolve rapidly, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties, which may limit legal protections available to us. Uncertainties due to evolving laws and regulations could also impede the ability of a China-based company, such as our company, to obtain or maintain permits or licenses required to conduct business in China. In the absence of required permits or licenses, governmental authorities could impose material sanctions or penalties on us. In addition, some regulatory requirements issued by certain PRC government authorities may not be consistently applied by other PRC government authorities (including local government authorities), thus making strict compliance with all regulatory requirements impractical, or in some circumstances impossible. From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. Any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may impede our ability to enforce the contracts we have entered into and could materially and adversely affect our business and results of operations.

The PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. Such unpredictability towards our contractual, property and procedural rights could adversely affect our business and impede our ability to continue our operations.

Furthermore, if China adopts more stringent standards with respect to environmental protection or corporate social responsibilities, we may incur increased compliance costs or become subject to additional restrictions in our operations. Intellectual property rights and confidentiality protections in China may also not be as effective as in the United States or other countries. In addition, we cannot predict the effects of future developments in the PRC legal system on our business operations, including the promulgation of new laws, or changes to existing laws or the interpretation or enforcement thereof. These uncertainties could limit the legal protections available to us and our investors, including you. Moreover, any litigation in China may be protracted and result in substantial costs and diversion of our resources and management attention.

The PRC government has significant oversight and discretion over the conduct of our business and may intervene or influence our operations as the government deems appropriate to further regulatory, political and societal goals. The PRC government has recently published new policies that significantly affected certain industries such as the education and internet industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding our industry that could adversely affect our business, financial condition and results of operations. Furthermore, the PRC government has recently indicated an intent to exert more oversight and control over securities offerings and other capital markets activities that are conducted overseas and foreign investment in China-based companies like us. Any such action, once taken by the PRC government, could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or in extreme cases, become worthless.

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Certain political and economic considerations relating to China could adversely affect our Company.

While China’s government has pursued economic reforms since its adoption of the open-door policy in 1978, a large portion of the PRC’s economy is still operating under five-year plans and annual state plans. Through these plans and other economic measures, such as control on foreign exchange, taxation and restrictions on foreign participation in the domestic market of various industries, the PRC’s government exerts considerable direct and indirect influence on the economy. Many of the economic reforms carried out by the PRC’s government are unprecedented or experimental and are expected to be refined and improved. The refining and readjustment process may not necessarily have a positive effect on our operations or future business development. Our operating results may be adversely affected by changes in the PRC’s economic and social conditions as well as by changes in the policies of the PRC government, such as changes in laws and regulations (or the official interpretation thereof), measures which may be introduced to control inflation, changes in the interest rate or method of taxation, and the imposition of restrictions on currency conversion.

If we are unable to obtain business insurance in China, we may not be protected from risks that are customarily covered by insurance in the United States.

Business insurance is not readily available in the PRC. To the extent that we suffer a loss of a type that would normally be covered by insurance in the United States, such as product liability and general liability insurance, we would incur significant expenses in both defending any action and in paying any claims that result from a settlement or judgment. We have not obtained fire, casualty and theft insurance, and there is no insurance coverage for our raw materials, goods and merchandise, furniture or buildings in China. Any losses incurred by us will have to be borne by us without any assistance, and we may not have sufficient capital to cover material damage to, or the loss of, our production facility due to fire, severe weather, flood or other causes, and such damage or loss may have a material adverse effect on our financial condition, business and prospects.

The Chinese government may issue further restrictive measures in the future.

We cannot assure you that the Chinese government will not issue further restrictive measures in the future. The PRC government’s restrictive regulations and measures could increase our operating costs in adapting to these regulations and measures, limit our access to capital resources or even restrict our business operations, which could further adversely affect our business and prospects.

Interpretation of Chinese laws and regulations involve uncertainty.

Our business is conducted within China and is governed by the PRC’s laws and regulations. The PRC’s legal system is based on written statutes, and prior court decisions can only be used as a reference. Since 1979, the PRC’s government has promulgated laws and regulations in relation to economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade, with a view to developing a comprehensive system of commercial law, including laws relating to property ownership and development. However, due to the fact that these laws and regulations have not been fully developed, and because of the limited volume of published cases and the non-binding nature of prior court decisions, interpretation of PRC’s laws and regulations involves a degree of uncertainty. Some of these laws may be changed without immediate publication or may be amended with retroactive effect. Depending on the government agency or how an application or case is presented to such agency, we may receive less favorable interpretations of laws and regulations than our competitors, particularly if a competitor has long been established in the locality of, and has developed a relationship with such agency. In addition, any litigation in China may be protracted and result in substantial costs and a diversion of resources and management attention. All of these uncertainties may cause difficulties in the enforcement of our land use rights, entitlements under our permits and other statutory and contractual rights and interests.

We are dependent on a limited number of suppliers for our battery cells, and the inability of these suppliers to continue to deliver, or their refusal to deliver, our battery cells at prices and volumes acceptable to us would have a material adverse effect on our business, prospects and operating results.

We do not manufacture the battery cells used in our finished rechargeable battery products. Our battery cells, which are an integral part of our battery products and systems, are sourced from a limited number of manufacturers located in China. While we obtain components for our products and systems from multiple sources whenever possible, we have spent a great deal of time in developing and testing our battery cells that we receive from our suppliers. We refer to the battery cell suppliers as our “limited source suppliers.” To date, we have no qualified alternative sources for our battery cells although we research and assess cells from other suppliers on an ongoing basis. We generally do not maintain long-term agreements with our limited source suppliers. While we believe that we will be able to establish additional supplier relationships for our battery cells, we may be unable to do so in the short term or at all at prices, quality or costs that are favorable to us.

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Changes in business conditions, wars, regulatory requirements, economic conditions and cycles, governmental changes and other factors beyond our control could also affect our suppliers’ ability to deliver components to us on a timely basis or cause us to terminate our relationship with them and require us to find replacements, which we may have difficulty doing. Furthermore, if we experience significant increased demand, or need to replace our existing suppliers, there can be no assurance that additional supplies of component parts will be available when required on terms that are favorable to us, at all, or that any supplier would allocate sufficient supplies to us in order to meet our requirements or fill our orders in a timely manner. In the past, we have replaced certain suppliers because of their failure to provide components that met our quality control standards. The loss of any limited source supplier or the disruption in the supply of components from these suppliers could lead to delays in the deliveries of our battery products and systems to our customers, which could hurt our relationships with our customers and also materially adversely affect our business, prospects and operating results.

Increases in costs, disruption of supply or shortage of raw materials, in particular lithium-ion phosphate cells, could harm our business.

We may experience increases in the costs, or a sustained interruption in the supply or shortage, of raw materials. Any such cost increase or supply interruption could materially negatively impact our business, prospects, financial condition and operating results. For instance, we are exposed to multiple risks relating to price fluctuations for lithium-iron phosphate cells.

These risks include:

●	the inability or unwillingness of battery manufacturers to supply the number of lithium-iron phosphate cells required to support our sales as demand for such rechargeable battery cells increases;

●	disruption in the supply of cells due to quality issues or recalls by the battery cell manufacturers; and

●	an increase in the cost of raw materials, such as iron and phosphate, used in lithium-iron phosphate cells.

Our success depends on our ability to develop new products and capabilities that respond to customer demand, industry trends or actions by our competitors and failure to do so may cause us to lose our competitiveness in the battery industry and may cause our profits to decline.

Our success will depend on our ability to develop new products and capabilities that respond to customer demand, industry trends or actions by our competitors. There is no assurance that we will be able to successfully develop new products and capabilities that adequately respond to these forces. In addition, changes in legislative, regulatory or industry requirements or in competitive technologies may render certain of our products obsolete or less attractive. If we are unable to offer products and capabilities that satisfy customer demand, respond adequately to changes in industry trends or legislative changes and maintain our competitive position in our markets, our financial condition and results of operations would be materially and adversely affected.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position. We rely on a combination of patent, trade secret (including those in our know-how), and other intellectual property laws, as well as employee and third-party nondisclosure agreements, intellectual property licenses, and other contractual rights to establish and protect our rights in our technology and intellectual property. Our patent or trademark applications may not be granted, any patents or trademark registrations that may be issued to us may not sufficiently protect our intellectual property and any of our issued patents, trademark registrations or other intellectual property rights may be challenged by third parties. Any of these scenarios may result in limitations in the scope of our intellectual property or restrictions on our use of our intellectual property or may adversely affect the conduct of our business. Despite our efforts to protect our intellectual property rights, third parties may attempt to copy or otherwise obtain and use our intellectual property or seek court declarations that they do not infringe upon our intellectual property rights. Monitoring unauthorized use of our intellectual property is difficult and costly, and the steps we have taken or will take to prevent misappropriation may not be successful. From time to time, we may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and diversion of our resources.

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Patent, trademark, and trade secret laws vary significantly throughout the world. A number of foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Therefore, our intellectual property rights may not be as strong or as easily enforced outside of the United States. Failure to adequately protect our intellectual property rights could result in our competitors offering similar products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue which would adversely affect our business, prospects, financial condition, results of operations, and cash flows.

Our patent applications may not issue as patents, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.

We cannot be certain that we are the first inventor of the subject matter to which we have filed a particular patent application, or that we are the first party to file such a patent application. If another party has filed a patent application for the same subject matter as we have, we may not be entitled to the protection sought by the patent application. Further, the scope of protection of issued patent claims is often difficult to determine. As a result, we cannot be certain that the patent applications that we file will issue, or that our issued patents will afford protection against competitors with similar technology. In addition, our competitors may design around our issued patents, which may adversely affect our business, prospects, financial condition, results of operations, and cash flows.

If our patents expire or are not maintained, our patent applications are not granted or our patent rights are contested, circumvented, invalidated or limited in scope, we may not be able to prevent others from selling, developing or exploiting competing technologies or products, which could have a material adverse effect on our business, prospects, financial condition, results of operations, and cash flows.

We cannot assure you that our pending applications will issue as patents. Even if our patent applications issue into patents, these patents may be contested, circumvented or invalidated in the future. In addition, the rights granted under any issued patents may not provide us with adequate protection or competitive advantages. The claims under any patents that issue from our patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. The intellectual property rights of others could also bar us from licensing and exploiting any patents that issue from our pending applications. Numerous patents and pending patent applications owned by others exist in the fields in which we have developed and are developing our technology. Many of these existing patents and patent applications might have priority over our patent applications and could subject our patents to invalidation or our patent applications to rejection. Finally, in addition to patents and patent applications that were filed before our patents and patent applications, any of our existing or future patents may also be challenged by others on the basis that they are invalid or unenforceable.

We are, and may in the future become, subject to claims that we or our employees have wrongfully used or disclosed alleged trade secrets of our employees’ former employers.

Some of our directors were previously employed in the Electric and Energy industries, working for companies with similar or related technology, products or services. We are, and may in the future become, subject to claims that we or these directors have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of former employers. Litigation may be necessary to defend against these claims. If we fail in defending such claims, we may be forced to pay monetary damages or be enjoined from using certain technology, products, services or knowledge. Even if we are successful in defending against these claims, litigation could result in substantial costs and demand on management resources. See “—We are, and may in the future become, subject to patent, trademark and/or other intellectual property infringement claims, which may be time-consuming, cause us to incur significant liability and increase our costs of doing business.”

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Risks Related to Doing Business in China

Adverse changes in political, economic, and other policies of the Chinese government could have a material adverse effect on the overall economic growth of China, which could materially and adversely affect the growth of our business and our competitive position.

As a new start-up, we are in an early stage of business development. Manufacturing is outsourced to third party Chinese companies. The trial production for our first product (Smarten PS) was completed and a small scale production is under planning this time. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China.

China’s economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange, and allocation of resources. The PRC government exercises significant control over China’s economic growth through strategical allocation of resources, controlling the payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies. While the Chinese economy has experienced significant growth in the past decades, growth has been uneven, both geographically and among various sectors of the economy. The growth of the Chinese economy may not continue at a rate experienced in the past, and the impact of COVID-19 on the Chinese economy may continue. Any prolonged slowdown in the Chinese economy may materially and adversely affect our business and results of operations. Furthermore, any adverse change in the economic conditions in China, in policies of the PRC government or in laws and regulations in China could have a material adverse effect on the overall economic growth of China and our business. Such developments could adversely affect our businesses, adversely affect our competitive position.

Additionally, the Chinese government has published new policies that significantly affect certain industries such as the education and internet industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding our industry that could require us to obtain additional permission from Chinese authorities to continue to operate our business in China, which may adversely affect our business, financial condition and results of operations.

Recent statements made by the Chinese government have indicated an intent to increase the government’s oversight and control over offerings of companies with significant operations in China that are to be conducted in foreign markets. Any such actions by the Chinese government could have a material adverse effect on our business, financial condition and results of operations.

For example, in July 2021, the PRC government provided guidance on China-based companies raising capital outside of China, including through arrangements called variable interest entities (“VIEs”). In light of such developments, the SEC has imposed enhanced disclosure requirements on China-based companies seeking to register securities with the SEC. On December 24, 2021, the CSRC released the Provisions of the State Council on the Administration of Domestic Companies Offering Securities for Overseas Listing (Revision Draft for Comments) (the “Draft Provisions”) and the Administrative Measures for the Filing of Domestic Companies Seeking Overseas Securities Offering and Listing (the “Filing Measures,” or collectively, the “Draft Overseas Listing Regulations”) for public comment. The Draft Overseas Listing Regulations were revised in April 2022. According to the Draft Overseas Listing Regulations, where Chinese companies that have directly or indirectly listed securities in overseas markets conduct follow-on offering in overseas markets, they must fulfill the filing procedures with and report relevant information to the CSRC. Although our common stock is not currently listed on a national securities exchange such as the New York Stock Exchange or The Nasdaq Stock Market, if we are deemed to be an indirect overseas listed Chinese company but fail to complete the filing procedures with the CSRC for a follow-on offering or if we fell within any of the circumstances under which a follow-on offering would be prohibited by the State Council, our offering application may be suspended and we may be subject to penalties, sanctions and fines imposed by the CSRC and relevant departments of the State Council.

The Draft Overseas Listing Regulations have been released only for soliciting public comments at this stage and their provisions and anticipated adoption or effective date are subject to change and thus their interpretation and implementation remain substantially uncertain. We are currently evaluating the implications and potential impact of the Draft Overseas Listing Regulations and will continue to closely monitor the development and implementation of the Draft Overseas Listing Regulations. Although we do not have a VIE structure and are not currently a listed company, due to our operations in China, any future PRC, U.S. or other rules and regulations that place restrictions on capital raising or other activities by companies with operations in China could adversely affect our business and results of operations. Any such action, once taken by the Chinese government, could significantly limit or completely hinder our ability to offer shares of our common stock to investors, and could cause the value of our common stock to significantly decline or become worthless. If the business environment in China deteriorates from the perspective of domestic or international investment, or if relations between China and the United States or other governments deteriorate, our business in China and United States may also be adversely affected.

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Although we are a Delaware corporation and do not conduct our operations in China through the use of VIEs, in the event we inaccurately concluded that we do not require any permissions or approvals from the CSRC or other PRC central government authorities to complete an offering of our securities or applicable laws, regulations, or interpretations change, we may be required to obtain such permissions or approvals to complete a future offering of securities.

We are a Delaware corporation and do not conduct our operations in China through the use of VIEs. We believe that we do not require any permissions or approvals from the CSRC or other PRC central government authorities to complete an offering of our securities, because we are a Delaware corporation with our principal corporate office in New York, New York and the PRC laws and regulations that govern the listing of securities on a U.S. securities exchange apply to PRC companies. However, in the event that we inaccurately concluded that such permission or approvals are not required or applicable laws, regulations, or interpretations change and we are required to obtain such permissions or approvals in the future and we fail to obtain such permissions or approvals, then we may not be able to complete a future offering of securities. We may also be pressured to delist our securities, if they are then listed, which would force the holders to sell these securities and could result in a material adverse effect on the value of these securities. We may face sanctions by the CSRC or other PRC central government authorities or pressure from the PRC central government in various business matters for failure to obtain such permissions or approvals. These sanctions or pressure may include fines and penalties on Smarten, limitations on Smarten’s operations in China, restrictions on or prohibition of the payments or remittance of dividends by our subsidiary in China, or other actions that could have a material and adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our common stock.

Our common stock may be prohibited from trading in the over-the-counter market under the Holding Foreign Companies Accountable Act (the “HFCAA”) if the PCAOB is unable to inspect or fully investigate auditors located in China, which may materially and adversely affect the value of your investment.

As part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular China’s, the HFCAA, was signed into law on December 18, 2020. The HFCAA states if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection for the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit securities from being traded on a national securities exchange or in the over-the-counter trading market in the U.S.

Our independent registered public accounting firm is located in Canada. We expect that this will satisfy the PCAOB inspection requirements for the audit of our consolidated financial statements, subject to compliance with SEC and other requirements of the HFCAA. Accordingly, we expect that we will be able to comply with the HFCAA and certify following the filing of our 2022 Form 10-K that we have retained a registered public accounting firm that the PCAOB has determined it is able to inspect or investigate, which would preclude a finding by the SEC that we are a Commission-Identified Issuer and therefore a prohibition of trading of our common stock in the over-the-counter market.

The potential enactment of the AHFCA Act or the America COMPETES Act would decrease the number of non-inspection years from three years to two, thus reducing the time period before our common stock may be prohibited from over-the-counter trading or delisted. If this bill were enacted, our common stock could be delisted from the exchange and prohibited from over-the-counter trading in the U.S. in 2023.

On June 22, 2021, the U.S. Senate passed a bill known as the AHFCA Act, to amend Section 104(i) of the Sarbanes-Oxley Act of 2002 (15 U.S.C. 7214(i)) to prohibit securities of any registrant from being listed on any of the U.S. securities exchanges or traded over-the-counter if the auditor of the registrant’s financial statements is not subject to PCAOB inspection for two consecutive years, instead of three consecutive years as currently enacted in the HFCAA.

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On February 4, 2022, the U.S. House of Representatives passed the America Creating Opportunities for Manufacturing Pre-Eminence in Technology and Economic Strength (COMPETES) Act of 2022 (the “America COMPETES Act”), which similarly would amend the HFCAA to shorten the three-year period to two years. The America COMPETES Act, however, includes a broader range of legislation than the AHFCA Act in response to the U.S. Innovation and Competition Act passed by the U.S. Senate in 2021. The U.S. House of Representatives and the U.S. Senate will need to agree on amendments to these respective bills to allow the legislature to pass their amended bills before the President can sign the bill into law. It is unclear if or when these bills will be signed into law. In the case that the bill becomes the law, it will reduce the time period before our common stock could be delisted from Nasdaq and prohibited from over-the-counter trading in the U.S. from 2024 to 2023.

Given that Ernst and Young LLP (United States) will serve as the principal accountant to audit our consolidated financial statements for the 2022 Form 10-K, we expect to be able to comply with the AHFCA Act and the COMPETES Act, if they become law, and certify following the filing of our 2022 Form 10-K that we have retained a registered public accounting firm that the PCAOB has determined it is able to inspect or investigate. However, these efforts may not be sufficient and ultimately may not be successful. As a result, our securities may be prohibited from trading on Nasdaq or other U.S. stock exchanges and from over-the-counter trading in the U.S.

Uncertainties with respect to the Chinese legal system could have a material adverse effect on us.

The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. We conduct our business primarily through our subsidiary established in China.

Our subsidiary is generally subject to laws and regulations applicable to foreign investment in China. However, since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties, which may limit legal protections available to us. In addition, some regulatory requirements issued by certain PRC government authorities may not be consistently applied by other government authorities (including local government authorities), thus making strict compliance with all regulatory requirements impractical, or in some circumstances impossible. For example, we may have to resort to administrative and court proceedings to enforce the legal protection that we enjoy either by law or contract. However, since PRC administrative and court authorities have discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to predict the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may impede our ability to enforce the contracts we have entered into with our business partners, customers and suppliers. In addition, such uncertainties, including any inability to enforce our contracts, together with any development or interpretation of PRC law that is adverse to us, could materially and adversely affect our business and operations. Furthermore, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other more developed countries. We cannot predict the effect of future developments in the PRC legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to us and other foreign investors, including you. In addition, any litigation in China may be protracted and result in substantial costs and diversion of our resources and management attention.

China’s economic, political and social conditions, as well as changes in any government policies, laws and regulations may be quick with little advance notice and, could have a material adverse effect on our business and the value of our securities.

Our business, financial condition, results of operations and prospects are subject, to a significant extent, to economic, political and legal developments in China. China’s economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past two to three decades, growth has been uneven, both geographically and among various sectors of the economy. Although China’s economy has been transitioning from a planned economy to a more market oriented economy since the late 1970s, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth through allocating resources, controlling the incurrence and payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Changes in any of these policies, laws and regulations may be quick with little advance notice and could adversely affect the economy in China and could have a material adverse effect on our business and the value of our common stock.

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The PRC government has implemented various measures to encourage foreign investment and sustainable economic growth and to guide the allocation of financial and other resources. However, we cannot assure you that the PRC government will not repeal or alter these measures or introduce new measures that will have a negative effect on us, or more specifically, we cannot assure you that the PRC government will not initiate possible governmental actions or scrutiny to us, which could substantially affect our operation and the value of our common stock may depreciate quickly. China’s social and political conditions may change and become unstable. Any sudden changes to China’s political system or the occurrence of widespread social unrest could have a material adverse effect on our business and results of operations.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities and may intervene or influence our operations at any time, which could result in a material change in our operations and the value of our common stock.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to securities regulation, data protection, cybersecurity and mergers and acquisitions and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Government actions in the future could significantly affect economic conditions in China or particular regions thereof, and could require us to materially change our operating activities or divest ourselves of any interests we hold in Chinese assets. Our business may be subject to various government and regulatory interference in the provinces in which we operate. We may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. Our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to our business or industry.

Chinese laws and regulations governing our current business operations are sometimes vague and uncertain and any changes in such laws and regulations may impair our ability to operate profitably.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations governing our business and the enforcement and performance of our arrangements with customers in certain circumstances. The laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and our business may be affected if we rely on laws and regulations which are subsequently adopted or interpreted in a manner different from our understanding of these laws and regulations. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and the enforcement of these laws, regulations and rules involves uncertainties.

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In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business and impede our ability to continue our operations.

U.S. regulators’ ability to conduct investigations or enforce rules in China is limited.

Certain of our operations are conducted outside of the U.S. As a result, it may not be possible for U.S. regulators to conduct investigations or inspections, or to effect service of process within the U.S. or elsewhere outside China on us, our subsidiary, officers, directors and shareholders, and others, including with respect to matters arising under U.S. federal or state securities laws. China does not have treaties providing for reciprocal recognition and enforcement of judgments of courts with the U.S. and many other countries. As a result, recognition and enforcement in China of these judgments in relation to any matter, including U.S. securities laws, may be difficult or impossible.

We may be classified as a “resident enterprise” for Chinese enterprise income tax purposes; such classification could result in unfavorable tax consequences to us and our non-Chinese shareholders.

The Enterprise Income Tax Law provides that enterprises established outside of China whose “de facto management bodies” are located in China are considered PRC tax resident enterprises and will generally be subject to the uniform 25% PRC enterprise income tax rate on their global income. In 2009, the SAT issued the Circular of the State Administration of Taxation on Issues Concerning the Identification of Chinese-Controlled Overseas Registered Enterprises as Resident Enterprises in Accordance with the Actual Standards of Organizational Management, known as SAT Circular 82, which was partially amended by Announcement on Issues concerning the Determination of Resident Enterprises Based on the Standards of Actual Management Institutions issued by SAT on January 29, 2014, and further partially amended by Decision on Issuing the Lists of Invalid and Abolished Tax Departmental Rules and Taxation Normative Documents issued by SAT on December 29, 2017. SAT Circular 82, as amended, provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore-incorporated enterprise is located in China, which include all of the following conditions: (i) the location where senior management members responsible for an enterprise’s daily operations discharge their duties; (ii) the location where financial and human resource decisions are made or approved by organizations or persons; (iii) the location where the major assets and corporate documents are kept; and (iv) the location where more than half (inclusive) of all directors with voting rights or senior management have their habitual residence. SAT Circular 82 further clarifies that the identification of the “de facto management body” must follow the substance over form principle. In addition, SAT issued SAT Bulletin 45 on July 27, 2011, effective from September 1, 2011 and partially amended on April 17, 2015, June 28, 2016, and June 15, 2018, respectively, providing more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 clarifies matters including resident status determination, post-determination administration and competent tax authorities. Although both SAT Circular 82 and SAT Bulletin 45 only apply to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreign individuals, the determining criteria set forth in SAT Circular 82 and SAT Bulletin 45 may reflect SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or PRC enterprise groups or by PRC or foreign individuals.

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Currently, there are no detailed rules or precedents governing the procedures and specific criteria for determining de facto management bodies which are applicable to our company or our overseas subsidiary. We do not believe that the Company meets any one of the conditions required for PRC resident enterprise. The Company is a company incorporated outside the PRC. And its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside the PRC.  However, the tax resident status of an enterprise may be subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body”. There can be no assurance that the PRC government will ultimately take a view that is consistent with ours.

Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions in China and by China’s foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar, and the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. On November 30, 2015, the Executive Board of IMF completed the regular five-year review of the basket of currencies that make up the Special Drawing Right, or the SDR, and decided that with effect from October 1, 2016, Renminbi is determined to be a freely usable currency and will be included in the SDR basket as a fifth currency, along with the U.S. dollar, the Euro, the Japanese yen and the British pound. In the fourth quarter of 2016, the Renminbi has depreciated significantly in the backdrop of a surging U.S. dollar and persistent capital outflows of China. This depreciation halted in 2017, and the RMB appreciated approximately 7% against the U.S. dollar during this one-year period. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system, and we cannot assure you that the Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

Significant revaluation of the Renminbi may have a material and adverse effect on our operations because our products are outsourced to third party manufacturers in China.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited, and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency.

If the chops of our Chinese subsidiary are not kept safely, are stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of these entities could be severely and adversely compromised.

In China, a company chop or seal serves as the legal representation of the company towards third parties even when unaccompanied by a signature. Each legally registered company in China is required to maintain a company chop, which must be registered with the local Public Security Bureau. In addition to this mandatory company chop, companies may have several other chops which can be used for specific purposes. The chops of our PRC subsidiary are generally held securely by personnel designated or approved by us in accordance with our internal control procedures. To the extent those chops are not kept safely, are stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of these entities could be severely and adversely compromised and those corporate entities may be bound to abide by the terms of any documents so chopped, even if they were chopped by an individual who lacked the requisite power and authority to do so. In addition, if the chops are misused by unauthorized persons, we could experience disruption to our normal business operations. We may have to take corporate or legal action, which could involve significant time and resources to resolve while distracting management from our operations.

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Item 2. Financial Information

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition should be read in conjunction with our financial statements and the notes to those financial statements that are included elsewhere in this Form 10. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors. See “Cautionary Note Regarding Forward-Looking Statements” at the beginning of this Form 10.

Business Overview

The Company is a startup, headquartered in New York, New York, engaged in designing, developing and selling energy storage products (battery systems) for sale and use in the U.S. We plan to generate revenues exclusively from selling our innovative products in the U.S. market.

We design and develop all of our products from our headquarters in New York, NY, and enter into contracts with third parties to manufacture our products. Such third party manufacturers are located in and around the Shenzhen region of China because we believe that such manufacturers tend to be cost-effective and of high quality. The Shenzhen region is a center of development and manufacturing of consumer electronic products used worldwide. It is home to technology giants such as Tencent and Huawei, and has been referred to as “the Silicon Valley of China.”

In order to ensure that the products delivered by the third party manufacturers meet our high quality standards prior to shipment to the U.S., Shenzhen Smarten Technology Co., Ltd. (“Smarten”), our wholly owned subsidiary, conducts quality control on the manufactured products in China. In addition, due to Smarten’s location within the Shenzhen region, we are able to efficiently source raw materials for use in the manufacturing process and ensure effective supply chain management. Smarten’s activities are limited to supply chain management and quality control. Smarten does not, and is not intended to, design, develop or sell any products. Through Smarten, we believe we are able to maximize customer value and gain a competitive advantage in the marketplace.

Our Mission & Our Vision

Our mission is to use our technologies to harness clean energy in sustainable ways to counter climate change. Climate change is bringing about rising temperatures, which have significant negative impacts on humans and the environment. Clean energy is a key solution and transitioning to clean energy sources including solar and wind can help to counter climate change challenge.

While renewables used to be a more expensive option, new clean energy technologies have contributed to lower costs and renewable energy generation technology accounts for over half of all new power generation capacity brought online worldwide every year since 2011. However, renewables currently provide only a small fraction of the total energy produced, and to counter climate change, this contribution must drastically increase. Renewables – mainly solar and wind power – could supply four-fifths of the world’s electricity by 2050, which would massively cut carbon emissions and help to mitigate climate change. At this stage, solar and wind power have yet to be fully integrated with energy storage in order to be sustainable. The product and business development of energy storage is essential to counter climate change.

We believe that electricity has evolved into a human right. However, the outdated grid system in the United States made the electricity supply not reliable enough to meet the basic requirements of people, especially with more extreme weathers due to climate change. An energy storage system will become necessary for many households in the United States.

The business currently being developed by the Company may provide an enormous potential to make a better life for people, as well as reward the shareholders.

Products

We currently have two products available for sale: the Power Station (“PS”,) and the portable wireless magnetic battery pack (“Mobile Charger” or “MC”).

The PS is a small lithium-ion based battery system designed for personal and/or residential emergency applications during power outages. The PS provides both AC and DC power for short-term use. The PS can be recharged from grid and solar power. The Company has received the necessary certifications, including FCC, RoHS to sell the PS in the U.S. The trial production of the PS was completed in December 2021 by a third party manufacturer. The samples were shipped to the U.S. from China in January 2022 and arrived in the U.S. in April 2022. In May 2022, we proposed updates for PS upon reviewing the first shipment and placed a purchase order for up to 1,000 PS units (newer version). The shipment of is expected to ship from China to the U.S. in the third quarter of 2022. We expect to commence sales upon receipt of this shipment.

The MC is designed to provide DC power only for charging personal mobile devices such as smartphones, tablets and small laptops. The MC is in the process of getting certifications which are necessary for sales in the U.S. We have already placed up to 3,000 MC units. The shipment is expected to ship from China to the U.S. in the third quarter of 2022, we expect to commence sales upon receipt of the shipment.

While the PS and MC are designed for portable routine, daily charging of personal electronics devices, including smart phones, tablets, and laptops, another product is being designed for daily powering of more energy-intensive residential electronics. The Company will continue to assess its strategies as R&D progresses.

Solar and wind are the primary clean energy sources. They both require integration with energy storage devices for practical consumer use, in a reliable and sustainable manner. We intend to develop software to integrate our products.

In addition to lithium-ion battery technologies, the Company continues to develop vanadium-based battery technologies, which include, but are not limited to, the vanadium redox flow battery (“VRFB”). We believe that lithium-ion batteries are superior to other batteries for personal and residential applications, and VRFB technology is sometimes superior for commercial and industrial applications. These batteries employ vanadium ions in different oxidation states to store chemical potential energy. Significant industry R&D began in the 1980s for VRFBs, which is widely-considered a mature and proven battery technology. The Company has been focusing on methods to improve vanadium electrolyte, which is the most important and expensive component of VRFBs. We expect that a better vanadium electrolyte would improve the performance of VRFBs.

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Loans

During the year ended December 31, 2020, Smarten entered into several loan agreements to keep it afloat during the COVID-19 pandemic and the period before closing of Acquisition, and received total loan proceeds of $561,291 (CNY ¥3,634,500), including one loan from Nick Zeng, the Company’s Chief Executive Officer), and six loan agreements with total loan of $252,423 (CNY1,634,500) signed by Smarten before the closing of the Acquisition of Smarten. The foregoing description of the Loan Agreements does not purport to be complete and is qualified in its entirety by the full text of the Loan Agreements, copies of which are filed as Exhibits 10.11, 10.12, 10.13, 10.14, 10.15, 10.16 and 10.17.

No loan agreements have been executed since closing the Acquisition. As of date of this Form 10, all the loans are either in good standing or have been paid off. The table below sets forth a summary of these loans.

Lender	Original Principal Amount	Balance as of December 31, 2021	Maturity Date	Notes
Wenkai Yu	CNY 300,000 ($47,206)	CNY 450,000 ($70,809)	July 8, 2023	Received extra loan of CNY150,000 ($23,603) in December 2021.
Nianxu Zeng	CNY 600,000 ($94,412)	CNY 831,858 ($130,896)	December 31, 2022	Transferred from Zhongnian Technology (Beijing) Co., Ltd. Represents three loan agreements, dated January 15, 2020, May 6, 2020 and August 5, 2020, respectively. The balance includes unpaid interest.
Juntao Zheng	CNY 370,000 ($58,221)	-	N/A	Paid off
Keystone Associates Inc.	CNY 364,500 ($57,356)	CNY 462,915 ($72,842)	December 31, 2022	Transferred from Nick Zeng. The balance includes unpaid interest.
Nan Du	CNY 2,000,000 ($314,708)	CNY 2,540,000 ($399,679)	December 31, 2025	Includes interest of CNY540,000 ($84,971)
Subtotal	CNY 3,634,500 ($571,903)	CNY 4,284,773 ($674,226)		Exchange rate (USD:CNY): 0.157354:1

In January 2020, Smarten entered into an unsecured loan agreement with Mr. Wenkai Yu, with a term of six-months in the amount of $45,951 (CNY ¥300,000), which bears interest at 18% annually. The loan agreement was renewed in July 2020, January 2021 and July 2021. On December 30, 2021, the Company renewed the loan for six months with the lender, and received extra loan of $23,603 (CNY150,000), all the loan bears interest at 18% annually. The Company paid interest expense of $8,368 (CNY 54,000) for this loan during the year ended December 31, 2021 (2020 - $8,041).

In January 2020, Smarten entered into an unsecured loan agreement with Zhongnian Technology (Beijing) Co., Ltd., with a term of six-months, in the amount of $45,951 (CNY ¥300,000) and renewed the loan in July 2020. The loan bears interest at 20% annually. The Company accrued interest expense of $9,228 for this loan during the year ended December 31, 2020 (2019 – Nil).

In May 2020, Smarten entered into an unsecured loan agreement with Zhongnian Technology (Beijing) Co., Ltd., with a term of six-months, in the amount of $30,634 (CNY ¥200,000). The loan bears interest at 20% annually. The Company accrued interest expense of $1,812 for this loan (2019 – Nil).

In August 2020, Smarten entered into an unsecured loan agreement with Zhongnian Technology (Beijing) Co., Ltd., with a term of six-months, in the amount of $15,317 (CNY ¥100,000). The loan bears interest at 20% annually. The Company accrued interest expense $1,524 for this loan (2019 – Nil).

During the year ended December 31, 2020, the Company has accrued interest of $12,674 for the above three loan agreements with Zhongnian Technology (Beijing) Co., Ltd. On December 31, 2020, the Company entered into a new loan agreement to replace the three loan agreements, and total principal amount is $105,302 (CNY 687,486, includes the unpaid interest) and the loan bears interest at 20% annually. The loan agreement was renewed on June 30, 2021 and December 31, 2021. During the year ended December 31, 2021, the Company accrued interest expense of $22,375 (2020- $13,052).

In July 2020, Smarten entered into an unsecured loan agreement with a previous employee, Mr. Juntao Zheng, with a term of six-months, in the amount of $56,673 (CNY ¥370,000). The loan bears 18% interest annually and was extended to December 31, 2021. The Company paid the interest expense of $7,997 (2020 - $4,250) for this loan during the year ended December 31, 2021. In July 2021, the Company disposed of the acquired equipment to the lender for $31,024 (CNY 200,000). The disposal generated a gain on loan settlement of $16,759. The remaining balance is $26,370 (CNY 170,000), which bore interest at an annual rate of 18% and was paid off on December 31, 2021.

In July 2020, Smarten entered into an unsecured loan agreement with Nick Zeng, Harmony’s President and Chief Executive Officer, with a term of six-months, in the amount of $55,830 (CNY ¥364,500). The loan bears interest at the rate of 18% annually and was renewed in January 2021, July 2021 and December 2021. On December 31, 2021, the principal of loan was increased to $58,929 (CNY374,500) and extended to December 31, 2022. At the same time, the loan was assigned to Keystone Associates Inc., a company 100% owned by Mr. Zeng, Harmony’s President and Chief Executive Officer. The Company accrued interest expenses of $10,168 (2020- $4,752) for this loan during the year ended December 31, 2021.

In September 2020, the Company entered into to an unsecured loan agreement with the original shareholder of Smarten, Ms. Nan Du, in a term of six-months, for the unpaid cash consideration of $287,280 (Chinese Yuan ¥2,000,000) and renewed the loan in March 2021 and August 2021. The loan bears interest at 1.5% monthly. The Company accrued interest expenses of $55,830 (2020 - $18,380) for the cash consideration during the year ended December 31, 2021. On February 28, 2022, Ms. Du waived all the interest and agreed to receive payment when Harmony’s cash position is sufficient.

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Plan of Operations

Over the next 12 months, we expect to require $5 million in operating funds. The source of such funds is anticipated to be capital raised from third parties. If we fail to generate $5 million from capital raised, we may not be able to fully implement or carry out our plan of operations.

Assuming that we are able to raise sufficient capital, we expect to sell 10,000 units of PS and 30,000 units of MC within the 12 months in the U.S. The production is outsourced to third party manufacturers based in China. Due to the ongoing shipping disruption and constrained supply chains, especially the semiconductor chip shortage, we anticipate that it may take 6 months or more than is typical from placing orders for raw materials to having our products that are manufactured in China arrive at warehouses in United States.

The direct material costs for PS are about $200 per piece. If we raise $2 million, we will be able to continue with our current production plans even before factoring in revenue from PS sales. The additional $3 million we are seeking to raise is expected to be for sales and marketing expenses targeting the U.S. market, and setting up our distribution facilities and operating team in the U.S.

We expect to undertake the following activities during the following time periods:

●	Second Quarter of 2022:

Assuming that we are able to raise sufficient capital, in this quarter we plan to place a production order for 10,000 units of the PS and bring 500 to 1,000 from China to the U.S. We intend to further execute our annual manufacturing and sales target of 10,000 PS units within 12 months.

We expect that the total cost for the foregoing activities will be approximately $3 million in the second quarter of 2022, the majority of which will be used to pay for inventory and maintaining production.

●	Third Quarter of 2022:

Management expects that it will change its primary focus from manufacturing to our sales and marketing efforts in the third quarter of 2022. When manufacturing accelerates, a sales team and distribution facility will be set up in the United States, to serve customers and satisfy demand for the PS. In this quarter we plan to continue to market and implement the annual manufacturing plan for PS. We also expect to plan the development of one or more new products in the third quarter of 2022.

We expect that the total cost for our activities in the third quarter of 2022 will be approximately $2 million, mainly for sales and marketing expenses, general corporate expenses, and shipping costs, duty, and storage costs for the PS inventories.

●	Fourth Quarter of 2022:

We plan to continue to market and sell the PS, hopefully achieving positive cash flow in the fourth quarter of 2022. We expect to complete the development of the product(s) that we planned in the third quarter of 2022.

In the fourth quarter of 2022, we hope to begin development of other new products, which would include one for personal charging applications and the other for residential use.

●	First Quarter of 2023:

In the first quarter of 2023, we hope to maintain a positive cash flow through sales of our PS. We expect to develop prototypes for one of our other planned products with the hope that we can introduce a new product to the market in the first quarter of 2023. We hope to maintain a positive cash flow with revenue generated from sales of the PS.

We expect that the total cost for our activities in the fourth quarter of 2022 will be approximately $2 million, which we hope to fund from positive operating cash flow.

Achievement of the foregoing plan of operations will depend highly on our funds and the availability of those funds. There can be no assurance that we will be able to successfully complete our plan of operations, as planned, or at all.

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Quarterly Results Trend

The following table presents the operating results for each of the last eight quarters (in thousands).

	2022	2021				2020
	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2
	$	$	$	$	$	$	$	$
Revenue	-	-	-	-	-	-	-	40
Net loss and other comprehensive loss	(41)	(278)	(332)	(110)	(122)	(279)	(164)	(114)
Basic and diluted net loss per common share	-	(0.01)	(0.02)	(0.01)	(0.01)	(0.05)	(0.03)	(0.02)

Financial Position Analysis

The table below sets for information as of March 31, 2022, December 31, 2021 and December 31, 2020.

	March 31, 2022	December 31, 2021	December 31, 2020
Assets	$153,963	$224,341	$265,881
Liabilities	$759,042	$788,557	$879,788
Equity	$(605,079)	$(564,216)	$(613,907)

Assets

The total assets on March 31, 2022 were $153,963 compared to $224,341 on December 31, 2021, a decrease of $70,378. During the three months period ended March 31, 2022, the cash on hand and prepaid expense decreased $65,558 and $5,254, respectively.

Liabilities

Total liabilities on March 31, 2022 were $759,042, compared to $788,557 on December 31, 2021. The decrease of $29,515 was mainly the result of increased accounts payable and an accrued liability of $42,081, offset by the decrease of $71,596 of loan payable and loan from related parties. In February 2022, one of lenders waived all the accrued interest of $84,968 (CNY540,000) and decreased the loan payable.

Equity

As of March 31, 2022, we had a deficit of $605,079, compared to deficit of $564,216 on December 31, 2021, a decrease of $40,863, which was mainly the result of the net loss of $40,394 for the three months ended March 31, 2022.

Results of Operations for the Three Months Ended March 31, 2022 and 2021

	Three Months Ended
	March 31, 2022	March 31, 2021

Cost of goods sold	-	(5,398)
Gross Profit	-	(5,398)

Operating Expenses
Research and development	(15,304)	(8,805)
Professional and management fees	(67,373)	(46,886)
Office and general	(19,971)	(23,279)
Stock based compensation	-	(2,000)
Depreciation	(149)	(4,155)
Financial expenses	63,628	(31,392)
Total Operating Expenses	(39,169)	(116,517)

Operating Income (Loss)	(39,169)	(121,915)

Other Income (Expenses)
Interest income	-	512
Foreign exchange loss	(1,225)	(2,761)
Loss, Net of Income Tax	(40,394)	(124,164)

Foreign currency translation differences of foreign operations	(469)	1,804
Net Loss and Other Comprehensive Loss	(40,863)	(122,360)

Basic net income per share	(0.002)	(0.01)
Weighted average number of common shares outstanding	19,780,079	11,037,635

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Sales Revenue and Gross Margin

The Company has not been able to generate any meaningful sales revenue during the three months ended March 31, 2022 and 2021, which the Company spent $5,398 for the sample testing.

Research and Development

For the three months ended March 31, 2022 and 2021, the Company incurred R&D expenditures $15,304 and $8,805, respectively, including the salaries of researchers and materials.

Administrative Expenses, Professional and Management Fee

Comparing the two comparable periods of the three months period ended March 31, 2022 and 2021, the Company decreased administrative expenses of $3,308, which resulted primarily from increased salary expenditures, offset by decreased office rental. The detailed administrative expenses are presented in the following table.

	Three Months Ended
	March 31, 2022	March 31, 2021
Salaries and benefits expenses	$12,537	$8,806
Office rent and related expenses	4,298	11,289
Transfer agent fee	2,686	2,533
Regulatory fee	450	225
Others	-	426
Total	$19,971	$23,279

Financial expenses

During the three months period ended March 31, 2022 and 2021, the Company accrued $21,745 for the four unsecured loan agreements with accumulated principal of $576,611, which interest expense was offset by the interest waived of $84,968 by one of the lender. The Company accrued $31,262 interest expense for the five unsecured loans with accumulated principal of $618,384 during the three months ended March 31, 2021.

Non-operation item

During the three months ended December 31, 2021, the Company accrued interest income of $498 for the short-term unsecured loan agreements with Golden Share and received a full payment in February 2021.

Other comprehensive income (loss)

The other comprehensive income (loss) records the unrealized foreign exchange gain (loss) resulted from translating Smarten’s financial data into U.S. dollars. During the three months ended March 31, 2022, the Company recorded $469 foreign exchange loss due to the unfavorable shift in foreign exchange rate.

Cash Flow Analysis

	Three Months Ended
	March 31, 2022	March 31, 2021
Operating activities	(65,558)	(68,567)
Investing activities	-	44,025
Financing activities	-	7,200

Results of Operations for the Years Ended December 31, 2021, 2020 and 2019

Revenues

The Company recorded revenues of $6,672 for the year ended December 31, 2021, as compared with $48,020 and $nil for the year ended December 31, 2020 and 2019, respectively. We hope to increase our revenues for 2022 and 2023, but we will need financing to maximize our earning potential.

Operating Expenses

The Company spent operating expenses of $857,698 during the year end of December 31, 2021, which the Company spent $1,214,245 and $176,155 for the year ended December 31, 2020 and 2019, respectively. Most of the operating expenses was spent on acquisition costs and product research & development.

We anticipate our operating expenses will increase as we undertake our plan of operations while the expense will be offset by the revenue from product sales. The increase will be attributable to administrative and operating costs associated with our business activities and the professional fees associated with our reporting obligations.

Net Loss

We incurred a net loss of $844,109 for the year ended December 31, 2021 (2020 - $1,216,858, 2019 - $159,049).

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Liquidity and Capital Resources

As of March 31, 2022, the Company had a cash position of $53,799 and a deficit working capital of $607,066. The Company believes it will not have sufficient liquidity to fund its operations and capital needs for the next 12 months and consequently intends to raise capital to generate cash in sufficient amounts to meet its planned business objectives, while the Company does not have any commitments.

As of December 31, 2021, we had total assets of $224,341 and total liabilities of $788,557. We had a deficit in working capital of $566,347 as of December 31, 2021.

During the three months ended March 31, 2022, the operating activities used cash flows of $65,558 and compared to $68,567 for the comparable period in 2021. The cash was spent for the general operation activities and R&D.

During the three-months ended March 31, 2021, the Company received full loan payment of $44,025, and the Company did not have any investing activity during the three months ended March 31, 2022.

During the three-months ended March 31, 2021, the Company received $20,000 cash from private placement at $0.10 per unit, which was offset by the lease payment of $12,800, while the Company did not have any financing activity during the three months period ended March 31, 2022.

Net cash used in operating activities was $294,729 for the year ended December 31, 2021, as compared with $199,107 cash used for the same period ended 2020. Our net losses were the main contributing factor to our negative operating cash flows.

Financing activities provided $319,935 in cash for the year ended December 31, 2021, as compared with $105,507 in cash provided for the same period ended 2020. In 2021, our positive financing cash flow is attributable to proceeds from the sale of common stock. In 2020, the positive financing cash flow was mainly from a debt financing from an arm-length creditor and sale of common stock.

Credit Risk

Credit risk is the risk that another party to a financial instrument will cause a financial loss for the Company by failing to discharge an obligation. The Company’s maximum exposure to credit risk is limited to the carrying amount of financial assets at the reporting date, as summarized below:

	2021	2020	2019
Cash	119,357	63,990	6,219
VAT recoverable	54,947	44,260	-
Loan to related parties	-	43,528	197,106
	174,304	151,778	203,325

The credit risk regarding cash is considered to be negligible because the counterparty is a reputable bank with an investment grade external credit rating. Management believed that the credit risk related to the loan to Golden Share was low, given that Golden Share has common officers with the Company, and Golden Share had made the full payment of the loan and interest by February 2021.

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Going Concern

The Company’s financial statements have been prepared on the basis of the going concern assumption, meaning the Company will be able to realize its assets and discharge its liabilities in the normal course of operations. However, the Company has not yet determined when its energy business can generate positive income or positive cash flows.

We have not attained profitable operations and are dependent upon obtaining finance to pursue our business activities. For these reasons, we have included in our audited and unaudited financial statements that there is substantial doubt that we will be able to continue as a going concern without further financing.

The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs for the next fiscal year and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable.

The Company has operating losses currently. To date, the Company has been financed primarily through private placement and unsecured loans. The Company believes it will not have sufficient liquidity to fund its operations and capital needs for the next 12 months and consequently intends to raise capital to generate cash in sufficient amounts to meet its planned business objectives. If the Company is unable to obtain adequate capital, it could be forced to cease operations. As of March 31, 2022 and December 31, 2021, the Company had an accumulated deficit of $2,223,601 and $2,183,207, respectively, (2020-$1,344,101, 2019 – $159,049) and working capital deficit of $607,066 and $566,347, respectively (2020 - $634,033, 2019 – working capital surplus of $94,951).

Future Financings

Because of our limited operating history, it is difficult to predict our capital needs on a monthly, quarterly or annual basis. We will have no capital available to us if we are unable to raise money or find alternate forms of financing, which we do not have in place at this time other than the unsecured loans, as discussed in detail above. There can be no assurance that we will be successful in raising additional funding. If we are not able to secure additional funding, the implementation of our business plan will be impaired. There can be no assurance that such additional financing will be available to us on acceptable terms or at all. Our plan specifies a minimum amount of $5 million in additional operating capital to operate for the next twelve months. If we are unable to raise $5 million, our business will be in jeopardy and we could be formed to suspend our operations or go out of business. If we are unable to raise this money, our growth plans will be frustrated. There can be no assurance that our attempts to raise funds will be successful. You may lose your entire investment.

Critical Accounting Policies.

In December 2001, the SEC requested that all registrants list their most “critical accounting polices” in the Management Discussion and Analysis. The SEC indicated that a “critical accounting policy” is one which is both important to the portrayal of a company’s financial condition and results, and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Our critical accounting policies are disclosed in our audited financial statements and our unaudited financial statements included in this Form 10 filed with the Securities and Exchange Commission.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

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Recently Issued Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Item 3. Properties

We do not own any real property. Our principal executive office is located at 165 Broadway, FL 23, New York, NY 10006. We pay approximately $85 per month for a right to use and pay as needed and go monthly. The term expires on August 31 2023. We also have a commercial space leased at Kingkey Times Center, Building 2, Suite 3024, Longgang District, Shenzhen, China 518172, subject to a lease agreement expiring on July 31, 2022, pursuant to which the Company pays CNY5,200 (approximately $818) per month. We believe our current locations are sufficient for our operations.

Item 4. Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information known to us regarding beneficial ownership of our capital stock as of date hereof for (i) all executive officers and directors as a group and (ii) each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our capital stock. The percentage of beneficial ownership in the table below is based on 19,780,079 shares of common stock deemed to be outstanding as of August 8, 2022.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Beneficial Ownership(2)	Address of Beneficial Owners
Directors and Named Executive Officers:
Nick Zeng	4,907,237	24.81%	250 S End Ave Apt 8a, New York, NY, USA 10280
Demin Huang	1,185,147	5.99%	226-165 Cherokee Blvd, Toronto, ON, CAN, M2J 4T7
Christian Guilbaud	1,286,333	6.50%	3229 de la fonderie, Montreal, QC, CAN, H1Y 3H9
Kenneth Charles Grainger	51,000	0.26%	PO Box 1488, Island Heights, NJ, 08732
All Directors and Executive Officers as a Group (4 persons):	7,429,717	37.56%
Other beneficial shareholders (5% or more)
Rui Zhu	1,700,000	8.59%	Taoyuan Cun, Jiaoshi Gongyu, Building 3, Suite 15E, Nanshan District, Shenzhen, China, 518055
Dongqing Liu	1,678,000	8.48%	10A, Building 2, Yiyouyuan, Huangpu Yayuan, Fuhua 3rd Road, Futian District, Shenzhen, China, 518038
Juntao Zheng	1,140,000	5.76%	Pingshan Jiedao, Dongsheng Shidai Huayuan, Building 4B, Suite 8D, Pingshan New Zone, Shenzhen, China
Wei Zhang	1,080,000	5.46%	Room 1802, Yiju B, Building 5, Jianyi World, Hengzeng Road, Chang’an Town, Dongguan, Guangdong, China, 523883

Golden Share is not a shareholder of the Company and does not own any share of Harmony, therefore, there is no directors and/ or executive officers own indirectly as shareholders of Golden Share.

(1)	Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding.

(2)	Based upon 19,780,079 common shares issued and outstanding.

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Item 5. Directors and Executive Officers.

The following information sets forth the names, ages, and positions of our current directors and executive officers.

Name	Age	Positions and Offices Held
Nick Zeng	49	Chairman, Director, President and Chief Executive Officer (principal executive officer)

Demin (Fleming) Huang	45	Chief Financial Officer (principal financial officer and principal accounting officer)

Christian Guilbaud	48	Director

Kenneth Charles (KC) Grainger	75	Director

Set forth below is a brief description of the background and business experience of each of our current executive officers and directors.

Nick Zeng – Chairman, Director, President and Chief Executive Officer

Nick Zeng is an entrepreneur with businesses founded and operated successfully in China, Canada and the United States. Mr. Zeng has been serving as the Chairman and CEO of the Company since June 2018. Mr. Zeng has been serving as the Chairman and CEO of Golden Share since May 2015.

Aside from that provided herein, Mr. Zeng does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Demin (Fleming) Huang – Chief Financial Officer

Mr. Fleming Huang is a Chartered Professional Accountant, Certified Management Accountant with over 20 years of administration and corporate finance working experience in different industries, including mining exploration. Currently, Mr. Huang is the Chief Financial Officer of the Company as well CFO of Golden Share since July 2017 and CFO of Gowest Gold Ltd. since August 2021.

Aside from that provided herein, Mr. Huang does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Christian Guilbaud – Director

Mr. Christian Guilbaud holds a bachelor’s degree in business administration and a Diploma in Economy. He has over 20 years’ experience in financial administration and his experience includes positions in financial services and mutual funds management. Mr. Guilbaud has served as a director with Golden Share from May 2010 through December 2018, as well as Stelmine Canada Mining Exploration from July 2016 through May 2021.

Aside from that provided herein, Mr. Guilbaud does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Kenneth Charles (KC) Grainger – Director

Mr. Grainger has a Bachelor of Science degree in Business Administration from the University of Bridgeport (Ct.) and an MBA in Finance from Pace University (NYC).

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His specialty is the analysis of small capitalization and mid-cap North American and Canadian corporations, writing and editing research reports and producing technical reports on individual companies and markets.

Mr. Grainger is currently an analyst for Montrealanalyst.com and Canadianmineanalysis.com and continues to work as an independent professional trader and analyst.

Aside from that provided above, Mr. Grainger does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Term of Office

Our Directors are appointed to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board, subject to their respective employment agreements.

Significant Employees

There are two full-time employees at the Company, all located in Shenzhen China; the Executive officers serve as independent contractors.

Family Relationships

There are no family relationships between or among the directors, executive officers or persons nominated or chosen by us to become directors or executive officers.

Involvement in Certain Legal Proceedings

During the past 10 years, none of our current directors, nominees for directors or current executive officers has been involved in any legal proceeding identified in Item 401(f) of Regulation S-K.

Audit Committee

Pursuant to Section 4.2 of the Bylaws, the Board may, by resolution passed by a majority of the entire Board, designate one or more committees. Pursuant to an undated Directors’ Resolution, Nick Zeng, Kenneth Charles Grainger and Christian Guilbaud have each been appointed as members of the Audit Committee of the Company. However, the board of directors approves the selection of our independent accountants and meets and interacts with the independent accountants to discuss issues related to financial reporting. In addition, the board of directors reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants our annual operating results, considers the adequacy of our internal accounting procedures and considers other auditing and accounting matters including fees to be paid to the independent auditor and the performance of the independent auditor.

47

For the fiscal year ended December 31, 2021 and 2020, the board of directors:

1.	Reviewed and discussed the audited financial statements with management, and
2.	Reviewed and discussed the written disclosures and the letter from our independent auditors on the matters relating to the auditor’s independence.

Based upon the board of directors’ review and discussion of the matters above, the board of directors authorized inclusion of the audited financial statements for the years ended December 31, 2021 and 2020, to be included in this Form 10 filed with the Securities and Exchange Commission.

Item 6. Executive Compensation

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to our named executive officers paid by us during the years ended December 31, 2021 and 2020.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)
Nick Zeng,	2021	-	-	110,000	-	-	-	72,000	182,000
CEO and President	2020	-	-	100,000	-	-	-	72,000	172,000

Demin (Fleming) Huang,	2021	-	-	10,000	-	-	-	48,000	58,000
CFO	2020	-	-	20,000	-	-	-	48,000	68,000

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Narrative Disclosure to Summary Compensation Table

On October 1, 2021, the Company and Mr. Zeng entered into an Engagement Agreement, pursuant to which the Company issued to Mr. Zeng a one-time retainer bonus of 1,000,000 shares of common stock, valued at $0.10 per share. In addition, the Company agreed to compensate Mr. Zeng for his services as President and Chief Executive Officer based on the labor market conditions, Mr. Zeng’s working performance and Harmony’s financial condition. The parties agreed that Mr. Zeng should receive $6,000 per month for his services, but no salary has been paid to date pursuant to the Engagement Agreement. The term of the Engagement Agreement is three years and three months, commencing October 1, 2021.

Also on October 1, 2021, the Company and Mr. Huang entered into an Engagement Agreement, pursuant to which the Company agreed to pay Mr. Huang $4,000 per month for his services as Chief Financial Officer, but no salary has been paid to date pursuant to the Engagement Agreement. The term of the Engagement Agreement is one year, commencing October 1, 2021.

Prior to October 1, 2021, the Company had not entered into employment or other compensatory agreements with its executive officers. The Company had agreed, however, to pay Mr. Zeng and Mr. Huang a base salary $6,000 and $4,000, respectively, per month. However, the Company did not pay Mr. Zeng or Mr. Huang any of such base salary. Pursuant to the terms of settlement agreements entered into on January 29, 2021, April 30, 2021, July 8, 2021, August 25, 2021 and September 27, 2021, by and between the Company and Mr. Zeng, the Company issued to Mr. Zeng 540,000 shares of Company common stock in lieu of salary owed to Mr. Zeng up to September 2021. Such shares had a fair market value on the date of issuance of $54,000. Pursuant to the terms of a settlement agreement entered into on December 18, 2020, by and between the Company and Mr. Zeng, the Company issued to Mr. Zeng 1,440,000 shares of Company common stock in lieu of salary owed to Mr. Zeng. Such shares had a fair market value on the date of issuance of $144,000.

In addition, pursuant to the terms of a settlement agreement entered into on January 29, 2021, by and between the Company and Mr. Huang, the Company agreed to issue to Mr. Huang 40,000 shares of Company common stock in lieu of salary owed to Mr. Huang for the service provided in January 2021. Such shares had a fair market value on the date of issuance of $4,000. Pursuant to the terms of a settlement agreement entered into on December 18, 2020, by and between the Company and Mr. Huang, the Company issued to Mr. Huang 840,000 shares of Company common stock in lieu of salary owed to Mr. Huang up to December 2020. Such shares had a fair market value on the date of issuance of $84,000.

Outstanding Equity Awards at Fiscal Year-End

Other than as discussed above, no executive officer received any equity awards, or holds exercisable or unexercisable options, as of the years ended December 31, 2021 and 2020.

Long-Term Incentive Plans

There are no arrangements or plans in which the Company would provide pension, retirement or similar benefits for our director or executive officer.

Compensation Committee

The Company currently does not have a compensation committee of the Board of Directors. The Board of Directors as a whole determines executive compensation.

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as Directors. The Board of Directors has the authority to fix the compensation of Directors. No amounts have been paid to, or accrued to, Directors for their services in such capacity.

Director Independence

The Board of Directors is currently composed of three members, which are Messrs. Guilbaud, Grainger and Zeng. Two of our directors (Messrs. Guilbaud and Grainger), representing a majority of our Board of Directors, qualify as independent in accordance with the published listing requirements of the NASDAQ Global Market. The NASDAQ independence definition includes a series of objective tests, such as that the Director is not, and has not been for at least three years, one of the Company’s employees and that neither the Director, nor any of his family members has engaged in various types of business dealings with us. Mr. Zeng does not qualify as an independent director.

Security Holders Recommendations to Board of Directors

The Company welcomes comments and questions from the shareholders. However, while the Company appreciates all comments from shareholders, it may not be able to individually respond to all communications.

Item 7. Certain Relationships and Related Transactions, and Director Independence

Our Company reviews transactions between our Company and persons or entities considered to be related parties (collectively “related parties”). Our Company considers entities to be related parties where an executive officer, director or a 5% or more beneficial owner of our shares of Common Stock (or an immediate family member of these persons) has a direct or indirect material interest. Transactions of this nature require the approval of our Board of Directors.

Other than as described below or the transactions described under the heading “Executive Compensation,” there have not been, and there are not currently proposed, any transaction or series of similar transactions to which we were or will be a participant in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Loans from related parties

During the year ended December 31, 2019, the Company entered into a short-term unsecured loan to Golden Share up to $200,000 and released $180,000 to Golden Share in total. The unsecured loan bears annual interest of 12% and pay back upon requested. During the year ended December 31, 2019, the Company accrued $17,106 interest income for $180,000 loan.

During the year ended December 31, 2020, the Company renewed the loan agreement with Golden Share, and the unpaid interest was capitalized, therefore the total principal amount was $197,106 when renewed. The Company accrued $19,666 interest income for the loan and received $173,244 repayments during the year ended December 31, 2020. As of December 31, 2020, the remaining balance was $43,528 including $500 unpaid interest. The outstanding balance of $43,528 plus additional accrued interest of $498 was fully received in February 2021.

In July 2020, Smarten entered into a loan agreement with the CEO of the Company for a loan of $55,830 (CNY ¥364,500). The loan bears 18% interest annually.

Settlement of debts owed to related parties

On December 28, 2020, to settle 2 years (2019 and 2020) outstanding service fees of $144,000 and $84,000, to CEO and CFO, respectively, the Company issued 1,440,000 and 840,000 shares common shares of Harmony to the CEO and CFO, respectively. The deemed price is $0,10 per share which was same as then private place price.

On December 28, 2020, the Company issued 1,800,000 common shares to compensate certain independent consultants, directors and officers at a price of $0.10 per share.

During the year ended December 31, 2021, the Company settled accounts payable with key management personnel for an aggregate amount of $76,000 by issuing 760,000 common shares at a price of $0.10 per share.

Smarten Acquisition

The Company acquired its subsidiary Smarten from an individual identified as a (former) director.

Ms. Nan Du, the former owner of Smarten, was neither a shareholder nor officer of Harmony before the acquisition. Ms. Nan Du was appointed as a director of the Company after the acquisition and later resigned as a director in September 2021. The acquisition of Smarten was arm-length transaction.

Company Spinoff from Golden Share

During the January 2019 spin off event, Golden Share distributed its whole 3,862,079 shares of Harmony to Golden Share’s Shareholders at 1:10 basis. Since then, Golden Share was not a shareholder of Harmony and was not treated as a related party of the Company. The loan was not deemed as related party transactions.

Director Independence

The Board of Directors is currently composed of three members: Messrs. Guilbaud, Grainger, and Zeng. Two of our directors (Messrs. Guilbaud and Grainger), representing a majority of our Board of Directors, qualify as independent in accordance with the published listing requirements of the NASDAQ Global Market. The NASDAQ independence definition includes a series of objective tests, such as that the Director is not, and has not been for at least three years, one of the Company’s employees and that neither the Director, nor any of his family members has engaged in various types of business dealings with us. Mr. Zeng does not qualify as an independent director.

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Committees

We do not have a standing nominating and compensation committee. Rather, our Board of Directors performs the functions of these committees. We do not believe it is necessary for our Board of Directors to appoint such committees because the volume of matters that come before our Board of Directors for consideration permits the directors to give sufficient time and attention to such matters to be involved in all decision making.

The Audit Committee is comprised of Messrs. Guilbaud, Grainger, and Zeng. Messrs. Guilbaud and Grainger are independent directors.

Code of Ethics

We have adopted a Code of Ethics which applies to our executive officers, directors and employees. A copy of our Code of Ethics is filed as Exhibit 14.1 to this Form 10.

Item 8. Legal Proceedings

We may from time to time be involved in various claims and legal proceedings of a nature we believe are normal and incidental to our business. These matters may include product liability, intellectual property, employment, personal injury cause by our employees, and other general claims. We are not presently a party to any legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Shareholder Matters

Holders

As of March 31, 2022, we had 19,780,079 shares of common stock outstanding, and there were approximately 100 stockholders of record of our common stock.

Authorized Capital Stock

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.0001 per share. As of March 31, 2022, there were 19,780,079 shares of common stock issued and outstanding.

Options and Warrants

As of March 31, 2022, there were 4,581,880 warrants outstanding.

Debt Securities

None.

Transfer Agent

The Company’s transfer agent is Computershare Trust Company, N.A., located at 250 Royall Street, Canton, MA 02021. The transfer agent’s phone number is (781) 575-2000.

Dividends

The Company has not declared any cash dividends since inception and does not anticipate paying any cash dividends in the foreseeable future. The payment of cash dividends is within the discretion of the Board of Directors and will depend on the Company’s earnings, capital requirements, financial condition, and other relevant factors. There are no restrictions that currently limit the Company’s ability to pay cash, or other, dividends on its Common Stock other than those generally imposed by applicable state law.

Equity Compensation Plans

We have a Company Stock Option Plan, but have not yet granted any stock options.

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Item 10. Recent Sales of Unregistered Securities

The following information represents securities sold by the Company since June 18, 2018, which were not registered under the Securities Act. Included are sales of reacquired securities, as well as new issues, securities issued in exchange for property, services, or other securities, and new securities resulting from the modification of outstanding securities.

On June 18, 2018, we issued 1 share of common stock to Golden Share at registration.

On January 14, 2019, we issued 3,862,078 shares of common stock in connection with the acquisition of the Energy Business from Golden Share.

On January 14, 2019, we issued 100,000 units (each unit is comprised of 1 share of common stock and 1 warrant) to Shaojin Zeng in exchange for $100,000.

On November 22, 2019, we issued 1,800,000 shares to various groups in connection with the Smarten acquisition.

On December 28, 2020, we issued 1,440,000 shares of common stock to Nick Zeng per a debt settlement arrangement and 1,000,000 shares of common stock to Nick Zeng as stock-based compensation.

On December 28, 2020, we issued 840,000 shares of common stock to Demin (Fleming) Huang per a debt settlement arrangement and 200,000 shares of common stock to Demin (Fleming) Huang as stock-based compensation.

On December 28, 2020, we issued 1,000,000 units (each unit is comprised of 1 share of common stock and 1 warrants) to in exchange for cash proceeds of $100,000.

On February 5, 2021, we issued 60,000 shares of common stock to Nick Zeng and 40,000 shares to Demin (Fleming) Huang per a debt settlement arrangement.

On February 5, 2021, we issued 200,000 units (each unit is comprised of 1 share of common stock and 1 warrants) in exchange for cash proceeds of $20,000.

On April 30, 2021, we issued 180,000 shares of common stock to Nick Zeng per a debt settlement arrangement.

On April 30, 2021, we issued 30,000 shares of common stock as stock-based compensation to Mr. Zhu, a former member of our Board of Directors.

On May 12, 2021, we issued 1,546,120 shares of common stock to Dongqing Liu per a debt settlement arrangement.

On July 8, 2021, we issued 1,000,000 units (each unit is comprised of 1 share of common stock and 1 warrants) in exchange for cash proceeds of $100,000.

On July 8, 2021, we issued 120,000 shares of common stock to Nick Zeng per a debt settlement arrangement.

On July 8, 2021, we issued 120,000 shares of common stock to Mr. Zhu, a former member of our Board of Directors, 80,000 shares to Mr. Christian Guilbaud and 10,000 to a consultant as stock-based compensation.

On August 25, 2021, we issued 60,000 shares of common stock to Nick Zeng per a debt settlement arrangement.

On August 25, 2021, we issued 40,000 shares of common stock to Mr. Zhu, a former member of our Board of Directors, and 30,000 to a consultant as stock-based compensation.

On September 27, 2021, we issued 2,381,880 units (each unit is comprised of 1 share of common stock and 1 warrants) in exchange for cash proceeds of $238,188,

On September 27, 2021, we issued 120,000 shares of common stock to Nick Zeng per a debt settlement and 80,000 shares of common stock to Mr. Zhu, a former member of our Board of Directors, as stock-based compensation.

On September 27, 2021, we issued 1,000,000 shares of common stock to Nick Zeng and 1,000,000 shares of common stock to Mr. Zhu, a former member of our Board of Directors, as a retainer bonus.

On December 31, 2021, we issued 180,000 shares of common stock to Nick Zeng per a debt settlement and 640,000 shares of common stock to the management team and consultants as stock-based compensation.

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Shares Issued For Private Placement

Name of Shareholder	Number of Shares	Purchase Amount	Date Acquired	Note	Address
Shaojin Zeng	100,000	$100,000	1/11/2019	$1.00 per unit. Each unit consists of one common share and one warrants with exercise price of $1.00 per share within 36 months of issuance.	Mantingfangyuan Qingyunli, Building 2 Suite 1508, Haidian District, Beijing, China
Nick Zeng	275,000	$27,500	12/28/2020	$0.10 per unit. Each unit consists of one common share and one warrants with exercise price of $0.25 per share within 36 months of issuance.	250 S End Ave Apt 8a, New York, NY, USA 10280
Christian Guilbaud	225,000	$22,500	12/28/2020		3229 de la fonderie, Montreal, QC, CAN, H1Y 3H9
Samuel Guilbaud	40,000	$4,000	12/28/2020		3229 de la fonderie, Montreal, QC, CAN, H1Y 3H9
Hugo Gaane	225,000	$22,500	12/28/2020		1319 Rue de la limoselle, Quebec, QC, CAN, G1M 4A8
Mohand Yahiaoui	225,000	$22,500	12/28/2020		4697 De Bullion, Montreal, QC, CAN, H2T 1Y7
Malcolm Finlay	10,000	$1,000	12/28/2020		35 Bardawill Ave, Keswick, ON, CAN, L4P 0B8
Nick Zeng	80,000	$8,000	2/5/2021	$0.10 per unit. Each unit consists of one common share and one warrants with exercise price of $0.25 per share within 36 months of issuance.	250 S End Ave Apt 8a, New York, NY, USA 10280
Nansen Li	60,000	$6,000	2/5/2021		4 Cuiwei Rd, 15-6-801, Yiyuanju, Haidian District, Beijing, 100036 China
Zhongke Sheng	60,000	$6,000	2/5/2021		Room 301, No 200 Songtao Road, Pudong Xin Qu, Shanghai, 100036, China
Christian Guilbaud	80,000	$8,000	7/8/2021	$0.10 per unit. Each unit consists of one common share and one warrants with exercise price of $0.25 per share within 36 months of issuance.	3229 de la fonderie, Montreal, QC, CAN, H1Y 3H9
Hugo Gaane	500,000	$50,000	7/8/2021		1319 Rue de la limoselle, Quebec, QC, CAN, G1M 4A8
Adrien Pichette	150,000	$15,000	7/8/2021		4406 Rue Saint Felix, Suite 504, Quebec, QC, CAN, G1Y 3A7
Alain Guilbaud	100,000	$10,000	7/8/2021		9260 Rue Chopin, Montreal, QC, CAN, H1R 2J1
Julie Dufresne	20,000	$2,000	7/8/2021		3419 Carre Marguerite-Bourgeoys, Boistriand, QC, CAN, J7H 1P2
Patrick Guilbeault	150,000	$15,000	7/8/2021		80 Principac East, Cookshire-Eaton, QC, CAN, J0B 1M0
Wei Zhang	1,000,000	$100,000	9/27/2021	$0.10 per unit. Each unit consists of one common share and one warrants with exercise price of $0.25 per share within 24 months of issuance.	Room 1802, Yiju B, Building 5, Jianyi World, Hengzeng Road, Chang’an Town, , Dongguan, Guangdong, China, 523883
Yi Li	100,000	$10,000	9/27/2021		Room 502, Qiaoyi Street #1, Tianhe Bei Road, Guangzhou, Guangdong, China, 510620
Xiaojing Tian	300,000	$30,000	9/27/2021		Lvjingdagongguan 6B6A, Huangge Road, Longcheng Street, Longgang District, Shenzheng, Guangdong, China, 518172
Daniel Asselin	60,000	$6,000	9/27/2021		39 Rue du Baron, Blainville, QC, CAN, J7C 4R6
Christian Guilbaud	750,000	$75,000	9/27/2021		3229 de la fonderie, Montreal, QC, CAN, H1Y 3H9
Kenneth Grainger	40,000	$4,000	9/27/2021		PO Box 1488, Island Heights, NJ, 08732 USA
Dongqing Liu	131,880	$13,188	9/27/2021		10A, Building 2, Yiyouyuan, Huangpu Yayuan, Fuhua 3rd Road, Futian District, Shenzhen, China, 518038
Total	4,681,880	$558,188

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Shares Issued For Debt Settlements And Compensation ($0.10 Per Share)

Name of Shareholder	Number of Shares	Total Value (based on $0.0001 par value per share)	Date Acquired	Note	Address
Nick Zeng	1,440,000	$144,000	12/28/2020	Debt settlement	250 S End Ave Apt 8a, New York, NY, USA 10280
Nick Zeng	1,000,000	$100,000	12/28/2020	Compensation	250 S End Ave Apt 8a, New York, NY, USA 10280
Demin Huang	840,000	$84,000	12/28/2020	Debt settlement	226-165 Cherokee Blvd, Toronto, ON, CAN, M2J 4T7
Demin Huang	200,000	$20,000	12/28/2020	Compensation	226-165 Cherokee Blvd, Toronto, ON, CAN, M2J 4T7
Rui Zhu	100,000	$10,000	12/28/2020	Compensation	Taoyuan Cun, Jiaoshi Gongyu, Building 3, Suite 15E, Nanshan District, Shenzhen,China, 518055
Nan Du	300,000	$30,000	12/28/2020	Compensation	Longcheng Jiedao, Dongdu Zhongyang Wangzuo, Building 1C, Suite 502, Longgang District, Shenzhen,China, 518172
Wanzhu Liao	100,000	$10,000	12/28/2020	Compensation	Wukejinyu Dongjun, building 3, suite1705, Pingshan District, Shenzhen, China, 518118
Xiaoru Chen	50,000	$5,000	12/28/2020	Compensation	1 Tonghe Road, Lianjianjunyufu 1A17B, Baoan District, Shenzhen, China, 518101
Gang Chu	50,000	$5,000	12/28/2020	Compensation	Xihuashi Nanli Dongqu, 11-4-702, Dongcheng District, Beijing, China, 100062
Nick Zeng	60,000	$6,000	2/5/2021	Debt settlement	250 S End Ave Apt 8a, New York, NY, USA 10280
Demin Huang	40,000	$4,000	2/5/2021	Debt settlement	226-165 Cherokee Blvd, Toronto, ON, CAN, M2J 4T7
Rui Zhu	20,000	$2,000	2/5/2021	Compensation	Taoyuan Cun, Jiaoshi Gongyu, Building 3, Suite 15E, Nanshan District, Shenzhen, China, 518055
Nick Zeng	180,000	$18,000	4/30/2021	Debt settlement	250 S End Ave Apt 8a, New York, NY, USA 10280
Rui Zhu	30,000	$3,000	4/30/2021	Compensation	Taoyuan Cun, Jiaoshi Gongyu, Building 3, Suite 15E, Nanshan District, Shenzhen, China, 518055
Dongqing Liu	1,546,120	$154,612	5/12/2021	Debt settlement	10A, Building 2, Yiyouyuan, Huangpu Yayuan, Fuhua 3rd Road, Futian District, Shenzhen, China, 518038
Nick Zeng	120,000	$12,000	7/8/2021	Debt settlement	250 S End Ave Apt 8a, New York, NY, USA 10280
Rui Zhu	120,000	$12,000	7/8/2021	Compensation	Taoyuan Cun, Jiaoshi Gongyu, Building 3, Suite 15E, Nanshan District, Shenzhen, China, 518055
Gang Chu	10,000	$1,000	7/8/2021	Compensation	Xihuashi Nanli Dongqu, 11-4-702, Dongcheng District, Beijing, China, 100062
Christian Guilbaud	60,000	$6,000	7/8/2021	Compensation	3229 de la fonderie, Montreal, QC, CAN, H1Y 3H9
Nick Zeng	60,000	$6,000	8/25/2021	Debt settlement	250 S End Ave Apt 8a, New York, NY, USA 10280
Rui Zhu	40,000	$4,000	8/25/2021	Compensation	Taoyuan Cun, Jiaoshi Gongyu, Building 3, Suite 15E, Nanshan District, Shenzhen, P. R. of China, 518055
Wei Zhang	30,000	$3,000	8/25/2021	Compensation	Room 1802, Yiju B, Building 5, Jianyi World, Hengzeng Road, Chang’an Town, Dongguan, Guangdong, China, 523883
Nick Zeng	120,000	$12,000	9/27/2021	Debt settlement	250 S End Ave Apt 8a, New York, NY, USA 10280
Nick Zeng	1,000,000	$100,000	9/27/2021	Compensation	250 S End Ave Apt 8a, New York, NY, USA 10280
Rui Zhu	1,080,000	$108,000	9/27/2021	Compensation	Taoyuan Cun, Jiaoshi Gongyu, Building 3, Suite 15E, Nanshan District, Shenzhen, China, 518055
Nick Zeng	180,000	$18,000	12/31/2021	Debt settlement	250 S End Ave Apt 8a, New York, NY, USA 10280
Nick Zeng	100,000	$10,000	12/31/2021	Compensation	250 S End Ave Apt 8a, New York, NY, USA 10280
Rui Zhu	220,000	$22,000	12/31/2021	Compensation	Taoyuan Cun, Jiaoshi Gongyu, Building 3, Suite 15E, Nanshan District, Shenzhen, China, 518055
Nan Du	100,000	$10,000	12/31/2021	Compensation	Longcheng Jiedao, Dongdu Zhongyang Wangzuo, Building 1C, Suite 502, Longgang District, Shenzhen, China, 518172
Demin Huang	100,000	$10,000	12/31/2021	Compensation	226-165 Cherokee Blvd, Toronto, ON, CAN, M2J 4T7
Christian Guilbaud	60,000	$6,000	12/31/2021	Compensation	3229 de la fonderie, Montreal, QC, CAN, H1Y 3H9
Kenneth Grainger	10,000	$1,000	12/31/2021	Compensation	PO Box 1488, Island Heights, NJ, 08732
Wei Zhang	50,000	$5,000	12/31/2021	Compensation	Room 1802, Yiju B, Building 5, Jianyi World, Hengzeng Road, Chang’an Town, Dongguan, Guangdong, China, 523883
Xiaoru Chen	20,000	$2,000	12/31/2021	Compensation	1 Tonghe Road, Lianjianjunyufu 1A17B, Baoan District, Shenzhen, China, 518101
Total	9,436,120	$943,612

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Shares Issued for the Acquisition of Smarten

Name of Shareholder	Number of Shares	Total Value (based on $0.0001 par value per share)	Date Acquired	Note	Address
Yuanhai Chen	30,000	$3	11/22/2019	Issued for acquisition of Smarten	18 Guangshun North Avenue, Huacai Guoji Gongyu, Suite 3-1-1503, Chaoyang District, Beijing, China
Rui Zhu	90,000	$9	11/22/2019	Issued for acquisition of Smarten	Taoyuan Cun, Jiaoshi Gongyu, Building 3, Suite 15E, Nanshan District, Shenzhen, China
Juntao Zheng	1,140,000	$114	11/22/2019	Issued for acquisition of Smarten	Pingshan Jiedao, Dongsheng Shidai Huayuan, Building 4B, Suite 8D, Pingshan New Zone, Shenzhen, China
Nan Du	540,000	$54	11/22/2019	Issued for acquisition of Smarten	Longcheng Jiedao, Dongdu Zhongyang Wangzuo, Building 1C, Suite 502, Longgang District, Shenzhen, China
Total	1,800,000	$180

The sales and issuances of the securities described in this Item 10 were made pursuant to the exemptions from registration contained in Section 4(a)(2) of the Securities Act and Regulation D under the Securities Act. Each purchaser represented that such purchaser’s intention was to acquire the shares for investment only and not with a view toward distribution. We requested that our transfer agent affix appropriate legends to the stock certificate issued to each purchaser and the transfer agent affixed the appropriate legends. Each purchaser was given adequate access to sufficient information about us to make an informed investment decision.

Item 11. Description of Registrant’s Securities to be Registered

General

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.0001 per share. As of December 31, 2021, there were 19,780,079 shares of our common stock issued and outstanding.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy. Holders of our common stock representing fifty percent (50%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefor.

54

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Share Purchase Warrants

As of December 31, 2021, there were 4,681,880 outstanding warrants to purchase our securities.

Options

We have not issued any stock options to purchase our securities.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Certain Anti-Takeover Provisions

Delaware Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Delaware corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Delaware company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Delaware and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Delaware; and does business in the State of Delaware directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Debt Securities

None.

Other Securities to be Registered

None.

Transfer Agent

The Company’s transfer agent is Computershare Trust Company, N.A., located at 250 Royall Street, Canton, MA 02021. The transfer agent’s phone number is (781) 575-2000.

Item 12. Indemnification of Directors and Officers

Under our bylaws, every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust, or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Delaware from time to time against all expenses, liability, and loss (including attorneys’ fees judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred or suffered by him or her in connection therewith. Such right of indemnification shall be a contract right, which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil or criminal action, suit, or proceeding must be paid by us as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by us. Such right of indemnification shall not be exclusive of any other right which such directors, officers, or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of shareholders, provision of law, or otherwise.

55

Without limiting the application of the foregoing, our board of directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Delaware, and may cause us to purchase and maintain insurance on behalf of any person who is or was our director or officer, or is or was serving at our request as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not we would have the power to indemnify such person. The indemnification provided shall continue as to a person who has ceased to be a director, officer, employee, or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We have not entered into any agreements with our directors and executive officers that require us to indemnify these persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that the person is or was our director or officer or any of our affiliated enterprises.

Item 13. Financial Statements and Supplementary Data

The Company’s unaudited interim condensed consolidated financial statements for the three months ended March 31, 2022 are included herein on pages F-1 to F-15. The Company’s audited financial statements for the fiscal years ended December 31, 2021 and 2020 are included herein on pages F-16 through F-34, and were audited by Kreston GTA LLP.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

56

Item 15. Financial Statements and Exhibits

(a) Financial Statements.

57

HARMONY ENERGY TECHNOLOGIES CORPORATION

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

As of March 31, 2022

	Note	March 31, 2022	December 31, 2021
ASSETS
Current Assets:
Cash		53,799	119,357
VAT recoverable		55,334	54,947
Prepaid expenses and other assets		29,240	34,494
Inventory		13,603	13,412
Total Current Assets		151,976	222,210

Non-Current Assets:
Equipment	6	1,987	2,131
Total Assets		153,963	224,341

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities		176,268	134,187
Loan payable	7	505,537	189,717
Loan from related parties	9	77,237	464,653
Total Liabilities		759,042	788,557

Stockholders’ Equity:
Share capital	5	1,978	1,978
Additional paid in capital	5	1,653,822	1,653,822
Accumulated deficit		(2,223,601)	(2,183,207)
Accumulated other comprehensive loss		(37,278)	(36,809)
Total Stockholders’ Equity		(605,079)	(564,216)

Total Liabilities and Stockholders’ Equity		153,963	224,341

The accompanying notes are an integral part of the interim condensed consolidated financial statements.

Approved on behalf of the Board

“Christian Guilbaud”, Director	“Kenneth Charles Grainger”, Director

F-1

HARMONY ENERGY TECHNOLOGIES CORPORATION

INTERIM CONDENSED CONSOLIDATED STATEMENTS

OF OPERATIONS AND COMPREHENSIVE INCOME

For the three-month periods ended March 31, 2022 and 2021

		(in US Dollars)
		Three-month periods ended
	Note	March 31, 2022	March 31, 2021

Cost of goods sold		-	(5,398)
Gross Profit		-	(5,398)

Operating Expenses
Research and development		(15,304)	(8,805)
Professional and management fees		(67,373)	(46,886)
Office and general	8	(19,971)	(23,279)
Stock based compensation	5	-	(2,000)
Depreciation	6	(149)	(4,155)
Financial expenses		63,628	(31,392)
Total Operating Expenses		(39,169)	(116,517)

Operating Income (Loss)		(39,169)	(121,915)

Other Income (Expenses)
Interest income		-	512
Foreign exchange loss		(1,225)	(2,761)
Loss, Net of Income Tax		(40,394)	(124,164)

Foreign currency translation differences of foreign operations		(469)	1,804
Net Loss and Other Comprehensive Loss		(40,863)	(122,360)

Basic net income per share		(0.002)	(0.01)
Weighted average number of common shares outstanding		19,780,079	11,037,635

The accompanying notes are an integral part of the interim condensed consolidated financial statements.

F-2

HARMONY ENERGY TECHNOLOGIES CORPORATION

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

As of March 31, 2022

		(in US Dollars)
	Note	Number of Common Share	Par Value	Additional Paid in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
Balance - January 1, 2021		10,842,079	1,084	760,916	(1,344,101)	(31,806)	(613,907)
Shares issued for private placement	5	200,000	20	19,980	-	-	20,000
Shares issued for debt settlement	9	100,000	10	9,990	-	-	10,000
Shares issued to Officers and Consultants as compensation	5	20,000	2	1,998	-	-	2,000
Net loss		-	-	-	(124,164)	-	(124,164)
Foreign currency translation differences of foreign operations		-	-	-	-	1,804	1,804
Balance - March 31, 2021		11,162,079	1,116	792,884	(1,468,265)	(30,002)	(704,267)

Balance - January 1, 2022		19,780,079	1,978	1,653,822	(2,183,207)	(36,809)	(564,216)
Net loss		-	-	-	(40,394)	-	(40,394)
Foreign currency translation differences of foreign operations		-	-	-	-	(469)	(469)
Balance - March 31, 2022		19,780,079	1,978	1,653,822	(2,223,601)	(37,278)	(605,079)

The accompanying notes are an integral part of the interim condensed consolidated financial statements.

F-3

HARMONY ENERGY TECHNOLOGIES CORPORATION

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the three-month periods ended March 31, 2022 and 2021

		(in US Dollars)
		Three-month periods ended
	Note	March 31, 2022	March 31, 2021
OPERATING ACTIVITIES
Net loss		(40,394)	(124,164)
Non-cash items:
Interest income		-	(497)
Stock based compensation	5	-	2,000
Depreciation	6	149	4,185
Interest expense		(63,690)	31,142
Rent expense		-	11,929
Loss on foreign exchange gain and loss		-	2,761
Exchange differences on translation from functional to presentation currency		(8,378)	1,804
Change in non-cash working capital items
Prepaid expenses and other assets		4,674	(28,147)
Accounts payable and accrued liabilities		42,081	30,429
Deferred revenue		-	(9)
Cash Flow from Operating Activities		(65,558)	(68,567)

INVESTING ACTIVITIES
Repayment received from other party	6	-	44,025
Cash Flow from Investing Activities		-	44,025

FINANCING ACTIVITIES
Proceeds from private placement	5	-	20,000
Lease payment		-	(12,800)
Cash Flow from Financing Activities		-	7,200

Net change in cash during the period		(65,558)	(17,342)

Cash, beginning of period		119,357	63,990
Cash, end of period		53,799	46,648

The accompanying notes are an integral part of the interim condensed consolidated financial statements.

F-4

HARMONY ENERGY TECHNOLOGIES CORPORATION

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in United States Dollars)

For the three months periods ended March 31, 2022 and 2021

NOTE 1. NATURE OF OPERATION

On June 19, 2018, Harmony Energy Technologies Corporation (“Harmony” or “Company”) was registered under the General Corporation Law of the State of Delaware, USA. Harmony’s registered office is located at 2711 Centerville Road, Suite 400, Wilmington, Delaware, USA 19808. The Company’s common shares have not listed or quoted on any market at this moment.

On January 14, 2019, the Company completed the acquisition of the energy business which was spun out from Golden Share Resources Corporation (“Golden Share”). In exchange, the Company issued 3,862,079 common shares (“Harmony Shares”) to Golden Share, which was distributed to Golden Share’s shareholders on the basis of one Harmony Share for each 10 Golden Share common shares held as of the close of business on January 3, 2019.

On September 1, 2020, the Company completed the acquisition of Shenzhen Smarten Technology Co., Ltd. (“Smarten”).

NOTE 2. GOING CONCERN ASSUMPTION

These financial statements have been prepared on the basis of the going concern assumption which contemplates that the Company will be able to realize its assets and discharge its liabilities in the normal course of operations.

The Company has not yet determined when its energy business can generate income or cash flows. As of March 31, 2022, the Company has an accumulated deficit of $2,223,601 (deficit of $2,183,207 on December 31, 2021) and working capital deficit of $607,066 (deficit of $566,347 on December 31, 2020) which will not be sufficient to support the Company’s needs for cash during this and the coming year. In addition, the COVID-19 pandemic has had a significant negative impact on the Company’s interim condensed consolidated financial statements as of March 31, 2022, and management expects the pandemic to continue to have a negative impact in the foreseeable future, the extent of which is uncertain and largely subject to whether the severity of the pandemic worsens, or duration lengthens. In the event that the COVID-19 pandemic and the economic disruptions it has caused continue for an extended period of time the Company cannot assure that it will remain in compliance with the financial covenants in its credit facilities. The Company will require additional funding to be able to develop the business and to meet ongoing requirements for general operations. These factors indicate that material uncertainties exist which may cast significant doubt regarding the Company’s ability to continue as a going concern.

The Company’s ability to continue as a going concern is dependent upon its ability to raise additional fund to further develop the energy business and continued support of suppliers and creditors. Even if the Company has been successful in the past in doing so, there is no assurance that it will manage to obtain additional financing in the future.

The carrying amounts of assets, liabilities and expenses presented in the financial statements and the classification used in the statement of financial position have not been adjusted as would be required if the going concern assumption was not appropriate. Those adjustments could be material.

NOTE 3. SUMMARY OF ACCOUNTING POLICIES

Basis of Presentation

These interim condensed consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”)

The financial statements have been approved and authorized for issue by the Board of Directors on May 12, 2022.

F-5

Basis of consolidation

These consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Shenzhen Smarten Technology Co., Ltd. (“Smarten”). Smarten is a company registered in China. All significant intercompany accounts and transactions have been eliminated in consolidation.

Business combinations

We account for the acquisition of Smarten as a business combination under the acquisition method of accounting, which that the acquired assets and the liabilities assumed be recorded at their acquisition date at their respective fair values. Any excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Acquisition-related costs are expensed as incurred in the consolidated financial statements. Significant judgments are used in determining the estimated fair values assigned to the assets acquired and liabilities assumed and in determining estimates of useful lives of long-lived assets acquired. Estimates of the fair values of assets acquired and liabilities assumed are based upon assumptions believed to be reasonable, and when appropriate, include assistance from independent third-party appraisal firms. While we use our best estimates and assumptions to value assets acquired and liabilities assumed at the acquisition date as well as contingent consideration, where applicable, our estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, we record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Overpayments are best addressed through subsequent impairment testing of goodwill. However, when there is evidence to suggest that the business combination transaction is not an exchange of equal values, such overpayments should be expensed at acquisition date.

Functional and presentation currency

The financial statements are presented in United States dollars, which is also the functional currency of the Company. The functional currency of Smarten is Chinese Renminbi Yuan (“CNY”).

Foreign currency transactions and balances

In respect of transactions denominated in currencies other than the Company and its subsidiaries’ functional currencies, the monetary assets and liabilities are remeasured at the period end rates. Revenue and expenses are re-measured at rates of exchange prevailing on the transaction dates. All of the exchange gains or losses resulting from these transactions are recognized in the consolidated statements of operations.

When the Company translates the financial statements of subsidiaries from their functional currency to presentation currency, assets and liabilities are translated into United States dollars at the exchange rate in effect at the balance sheet date. Share capital, contributed surplus, other comprehensive (loss) income, and accumulated deficits are translated into United States dollars at historical exchange rates. Revenues and expenses are translated into United States dollars at the average exchange rate for the year. Foreign exchange gains and losses on translation are included in other comprehensive (loss) income.

Right-of-use assets & lease liabilities

The Company recognizes a right-of-use asset and a lease liability at the lease commencement date according to ASC 842 Leases. Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the initial amount of lease liabilities recognized, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received.

Unless the Company is reasonably certain to obtain ownership of the leased asset at the end of the lease term, the right-of-use assets are depreciated on a straight-line basis over the shorter of the estimated useful life and the lease term. Right-of-use assets are subject to impairment.

F-6

At the commencement date of the lease, the Company recognizes a lease liability measured at the present value of lease payments to be made over the lease term, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate.

Currently, the Company only have the leases with terms of 12 months or less, the Company elects to not recognize lease assets and liabilities, instead recognize lease expense on a straight-line basis, generally, over the term of the lease.

Cash

Cash consists of cash on hand and deposits in banks with no restrictions.

Inventories

Inventories are stated at the lower of the cost or net realizable value and include raw materials, work in progress and finished goods. Cost is determined as follows: Raw Materials and Work in Progress (“WIP”) – Cost is determined on a standard cost basis utilizing the weighted average cost of historical purchases, which approximates actual cost. The cost of WIP and finished goods includes the cost of raw materials and the applicable share of the cost of labor and fixed and variable production overheads.

The Company regularly evaluates the value of inventory based on a combination of factors including the following: historical usage rates, product end of life dates, technological obsolescence and product introductions. The Company includes demonstration units within inventories. Proceeds from the sale of demonstration units are recorded as revenue.

Equipment

Equipment is measured at cost less accumulated depreciation and impairment losses. Cost includes expenditures that are directly attributable to the acquisition of the asset. Depreciation commences when the asset is available for use and is charged to the consolidated statements of net loss on a straight-line basis over the useful life of the asset as outlined below:

Equipment	3 years
Furniture and fixtures	5 years

When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the consolidated balance sheets, and any resulting gain or loss is reflected in the consolidated statements of operations.

Revenue recognition

The Company adopted Accounting Standards Codification (“ASC”) 606 “Revenue from contract with customers” (“ASC 606”) on June 19,2018 (the incorporation date) using the modified retrospective method for all contracts not completed as of the date of adoption.

The Company generates revenue from the sales of its products. According to ASC 606, revenue is recognized based on the following five steps: (1) identification of the contract(s) with the customer; (2) identification of the performance obligations in the contract; (3) determination of the transaction price; and (4) allocation of the transaction price to the separate performance obligations in the contract; and (5) recognition of revenue when (or as) the entity satisfies a performance obligation.

Cost of goods sold

For product sales, the costs of goods sold are recognized upon shipment to the customer or distributor.

F-7

Impairment of long-lived assets

The Company accounts for the impairment of long-lived assets in accordance with FASB, Accounting Standards Codification (“ASC”) 360-10, “Accounting for the Impairment of Long-Lived Assets”. This standard requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the assets’ carrying amounts may not be recoverable. For assets that are to be held and used, impairment is assessed when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying values. If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value. Fair values are determined based on quoted market values, discounted cash flows or internal and external appraisals, as applicable. Assets to be disposed of are carried at the lower of the carrying value and estimated net realizable value. During the three months period ended March 31, 2022 and 2021, there was no impairment of long-lived assets.

Fair value measurement

Financial assets and financial liabilities are initially recognized at fair value when the Company becomes a party to the contractual provision of the financial instrument. Subsequently, all financial instruments are measured at amortized cost using the effective interest method.

The financial instruments of the Company consist of cash, accounts receivable, loan receivable, accounts payable and accrued liabilities, loan payable, and lease liability. The fair value of the financial instruments approximates their carrying values due to their short-term nature.

The Company measures the fair value of its financial assets and liabilities using the fair value hierarchy. A financial instrument’s classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The accounting guidance establishes a three-tiered hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 replaces the incurred loss impairment methodology with a methodology that reflects expected credit losses. The update is intended to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. The new standard is effective for fiscal years beginning after December 15, 2019 (i.e., a January 1, 2020 effective date), with early adoption permitted for fiscal years beginning after December 15, 2018. The Company adopted the standard on January 1, 2019.

Income taxes

Income tax expense is the total of the current year’s income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

F-8

Equity

Share capital represents the par value of shares issued and the residual amount received upon the share issuance less the share issue expenses net of any tax benefits on the earnings underlying these share issue expenses are recorded as additional paid in capital.

Stock-based compensation

The Company accounts for stock-based compensation in accordance with ASC 718, “Compensation – Stock Compensation” (“ASC 718”). ASC 718 requires companies to estimate the fair value of equity-based payment awards on the date of grant. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service period in the Company’s consolidated statements of operations.

The fair value of stock options (“options”) on the grant date is estimated using the Black-Scholes option-pricing model using the single-option approach. The Black-Scholes option pricing model requires the use of highly subjective and complex assumptions, including the option’s expected term and the price volatility of the underlying stock, to determine the fair value of the award. The Company recognizes compensation expenses for the value of its awards granted based on the straight-line method over the requisite service period of each of the awards. The Company has made a policy choice to account for forfeitures when they occur.

Stock options granted to non-employees are based on the fair value on the grant date and re-measured at the end of each reporting period based on the fair value until the earlier of the options being fully vested and completion of the performance obligations. These are subject to a service vesting condition and are recognized on a straight-line method over the requisite service period. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Estimated forfeitures are based on historical pre-vesting forfeitures.

Loss per share

The Company computes loss per share in accordance with ASC Topic 260, “Earnings Per Share” (“ASC 260”) and related guidance, which requires two calculations of loss attributable to the Company’s shareholders per share to be disclosed: basic and diluted. Diluted loss per share is the same as basic loss per share for the years in which the Company had a net loss because the inclusion of outstanding common stock equivalents would be anti-dilutive.

Recently issued accounting standards not yet adopted

In April 2020, Financial Accounting Standards Board (the “FASB”) issued a Staff Question-and-Answer Document (Q&A): ASC Topic 842 and ASC Topic 840: Accounting for Lease Concessions Related to the Effects of the COVID-19 Pandemic, that focuses on the application of the lease guidance for lease concessions related solely to the effects of COVID-19. The FASB issued the guidelines to reduce the burden and complexity for companies to account for such lease concessions (e.g., rent abatements or other economic incentives) under current lease accounting rules due to COVID-19 by providing certain practical expedients that can be used. This guidance can be applied immediately. The Company anticipates that the adoption of the guidance will not have a material impact on the Company’s consolidated financial statements.

In March 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-04 - Facilitation of the Effects of Reference Rate Reform on Financial Reporting (ASC Topic 848). This authoritative guidance provides optional relief for companies preparing for the discontinuation of interest rates such as LIBOR, which is expected to be phased out at the end of calendar 2021, and applies to lease contracts, hedging instruments, held-to-maturity debt securities and debt arrangements that have LIBOR as the benchmark rate. This guidance can be applied for a limited time, as of the beginning of the interim period that includes March 12, 2020 or any date thereafter, through December 31, 2022. The guidance may no longer be applied after December 31, 2022. In January 2021, the FASB issued authoritative guidance that makes amendments to the new rules on accounting for reference rate reform. The amendments clarify that all derivative instruments affected by the changes to interest rates used for discounting, margining or contract price alignment, regardless of whether they reference LIBOR, or another rate expected to be discontinued as a result of reference rate reform, an entity may apply certain practical expedients in ASC Topic 848. The Company is currently assessing the impact of applying this guidance as well as when to adopt this guidance.

F-9

In February 2020, the FASB issued authoritative guidance (ASU 2020-02 – Financial Instruments – Credit Losses (Topic 326) and Leases (Topic 842)) that amends and clarifies Topic 326 and Topic 842. For Topic 326, the codification was updated to include the SEC staff interpretations associated with registrants engaged in lending activities. ASC Topic 326 is effective for annual periods beginning after January 1, 2023, including interim periods within those fiscal years. The Company is currently evaluating the impact of applying this guidance on its financial instruments, such as accounts receivable.

NOTE 4. ESTIMATES, JUDGMENTS AND ASSUMPTIONS

The preparation of these consolidated financial statements in conformity with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates and assumptions made in the accompanying consolidated financial statements include, but are not limited to, the implicit interest rate used to record lease liabilities, allowance for doubtful accounts, inventory valuation, the valuation and measurement of deferred tax assets and liabilities, useful lives of property and equipment, valuation of acquired assets and assumed liabilities, recognition of intangible assets and goodwill for the business combination. The Company evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors and adjusts those estimates and assumptions when facts and circumstances dictate. Actual results could materially differ from those estimates.

Judgments

The following are significant judgments in applying the accounting policies of the Company that have the most significant effect on the financial statements.

Acquisition of Smarten

The Corporation accounted as business combinations by using acquisition method when the control was transferred to the Corporation. The Company measured the identifiable assets and liabilities assumed at their fair value at the acquisition date. Acquisition related costs are recognized in profit or loss as incurred.

The management assessed that the acquisition of Smarten is a business acquisition. The Company obtained the control of Smarten on January 1, 2020 and deemed Smarten as the wholly owned subsidiary of the Company since then.

Going concern

The evaluation of the Company’s ability to continue as a going concern, to raise additional financing in order to cover its operating expenses and its obligations for the incoming year requires significant judgment based on past experience and other assumptions including the probability that future events are considered reasonable according to circumstances. Please refer to Note 2 for further information.

Estimates

Information about estimates and assumptions that have the most significant effect on recognition and measurement of assets, liabilities, income and expenses is provided below:

Expected Credit Loss on the accounts receivable and the loan receivable

Accounts receivable and loan receivable was assessed for the expected credit loss at each reporting date. Expected credit loss represents management’s best estimate and assumptions based on actual credit loss experience and informed credit assessment, and also takes into consideration forward-looking information.

F-10

Fair value of the shares issued for acquisition of Smarten

The Company’s shares are not quoted in an active market, therefore the fair value of the Company’s issued shares to Smarten is based on valuation methods and techniques generally recognized as standard within the industry in which observable data have been used to the extent practicable. Changes in assumptions about these factors could affect the reported fair value of the shares issued for acquisition of Smarten.

Business acquisition of Smarten

In a business combination, the Corporation may acquire assets and assume certain liabilities of an acquired entity. Estimates are made as to the fair value of property and equipment, intangible assets, and goodwill, among other items. In certain circumstances, such as the valuation of property and equipment, intangible assets and goodwill acquired, the Corporation may rely on independent third-party valuators. The determination of these fair values involves a variety of assumptions, include revenue growth rates, expected operating income, discount rates, and earnings multiples.

Income taxes

The estimation of income taxes includes evaluating the recoverability of deferred tax assets based on an assessment of the Company’s ability to utilize the underlying future tax deductions against future taxable income prior to expiry of those deductions. Management assesses whether it is probable that some or all of the deferred income tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income. If changes were made to management’s assessment regarding the Company’s ability to use future tax deductions, the Company would adjust future income tax provisions or recoveries.

NOTE 5. SHARE CAPITAL

Share capital

The share capital of the Company consists only of fully paid common shares. The Company has been authorized to issue up to fifty million (50,000,000) of common shares with a par value of $0.0001 per share.

Transactions on share capital

	Number of Shares	Unit Price	Fair Value
Outstanding as of January 1, 2021	10,842,079		762,000
Shares issued for private placement (i)(ii)(iii)	3,581,880	0.10	358,188
Shares issued for debt settlement (iv)	2,306,120	0.10	230,612
Shares issued to Officers and Consultants as compensation (v)	3,050,000	0.10	305,000
Outstanding as of December 31, 2021	19,780,079		1,655,800

Outstanding as of March 31, 2022	19,780,079		1,655,800

(i)	On February 8, 2021, the Company completed a private placement with total proceeds of $20,000 and issued 200,000 units at a price of $0.10 per unit. Each Unit consists of one common share and one common share purchase warrant (“Warrant”). Each Warrant entitles the holder thereof to acquire one common share at a price of $0.25 for a period of 36 months from the issuance date.

(ii)	On July 8, 2021, the Company completed a private placement with total proceeds of $100,000 and issued 1,000,000 units at a price of $0.10 per unit. Each Unit consists of one common share and one common share purchase warrant (“Warrant”). Each Warrant entitles the holder thereof to acquire one common share at a price of $0.25 for a period of 36 months from the issuance date.

F-11

(iii)	On September 28, 2021, the Company completed a private placement for total proceeds of $238,188 and issued 2,381,880 units at a price of $0.10 per unit. Each Unit consists of one common share and one common share purchase warrant (“Warrant”). Each Warrant entitles the holder thereof to acquire one common share at a price of $0.25 for a period of 24 months from the issuance date.

(iv)	During the year ended December 31, 2021, the Company settled accounts payable with key management personnel for an aggregate amount of $76,000 by issuing 760,000 common shares at a price of $0.10 per share. And the Company settled loan payable of $154,612 (CNY 1,000,000) by issuing 1,546,120 common shares at a price of $0.10 per share, which the loan was owed by Smarten.

(v)	During the year ended December 31, 2021, the Company issued 1,050,000 common shares to compensate certain directors, officers and consultants at a price of $0.10 per share. At the same time, the Company issued 2,000,000 common shares at a price of $0.10 to 2 key team members as a retainer bonus.

Warrants

The following table shows the change in warrants and outstanding warrants.

	Number of Warrants	Exercise Price	Fair Value	Weighted Average Remaining Life (Years)	Expiry Date
Outstanding as of December 31, 2019	100,000	1.00	35,457	-	January 13, 2022

Issued for private placement	1,000,000	0.25	29,415	1.75	December 28, 2023
Outstanding as of December 31, 2020	1,100,000		64,872

Issued for private placement	200,000	0.25	6,052	1.85	February 5, 2024
Issued for private placement	1,000,000	0.25	30,810	2.27	July 7, 2024
Issued for private placement	2,381,880	0.25	66,529	1.49	September 26, 2023
Outstanding as of December 31, 2021	4,681,880		168,263

Warrants expired	(100,000)	1.00	(35,457)	-
Outstanding as of March 31, 2022	4,581,880		132,806	1.73

The value of the warrants was calculated using the Black-Scholes model and the assumptions at grant date and period end date were as follows:

(i)	Risk-free interest rate: 0.17% - 2.51%, which is based on the Bank of Canada benchmark bonds yield 3 years rate in effect at the time of grant for bonds with maturity dates at the estimated term of the warrants
(ii)	Expected volatility: 83.80% - 122.79%, which is based on the Company’s historical stock prices
(iii)	Expected life: 3 year
(iv)	Expected dividends: $Nil

F-12

NOTE 6. EQUIPMENT

COST	Computer and Office Equipment	Total
Balance - December 31, 2021	2,280	2,280
Foreign currency translation differences	5	5
Balance - March 31, 2022	2,285	2,285

Accumulated Depreciation	Computer and Office Equipment	Total
Balance - December 31, 2021	149	149
Amortization	149	149
Balance - March 31, 2022	298	298

Net Book Value	Computer and Office Equipment	Total
Balance - December 31, 2021	2,131	2,131
Balance - March 31, 2022	1,987	1,987

NOTE 7. LOAN PAYABLES

The Company has entered into the following loan agreements since January 1, 2020.

a.	In January 2020, Smarten entered into an agreement of six-month unsecured loans for $45,951 (CNY300,000) and renewed the loan in July 2020, January 2021, and July 2021. the loan bears interest at 18% annually. On December 30, 2021, the Company renewed the loan for six months with the lender, and received extra loan of $23,603 (CNY150,000), all the loan bears interest at 18% annually. The Company paid interest expense of $2,950 (CNY18,750) for this loan during the three months period ended March 31, 2022 (2021 - $1,719).

b.	In January 2020, Smarten entered into another agreement of six-month unsecured loans for $45,951 (CNY300,000) and renewed the loan in July 2020, the loan bears interest at 20% annually.

c.	In May 2020, Smarten entered into another agreement of six-month unsecured loans for $30,634 (CNY200,000) and the loan bears interest at 20% annually.

d.	In August 2020, Smarten entered into another six-month unsecured loan agreement for $15,317 (CNY100,000) and the loan bears interest at 20% annually.

During the year ended December 31, 2020, the Company has accrued interest of $12,674 for the above 3 loan agreements (b, c, and d). On December 31, 2020, the Company entered into a new loan agreement to replace the 3 loan agreements, and total principal amount is $105,302 (CNY 687,486, includes the unpaid interest) and the loan bears interest at 20% annually. The loan agreement was renewed on June 30, 2021 and December 31, 2021. During the three months period ended March 31, 2022, the Company accrued interest expense of $6,455 (2021- $4,822).

e.	In July 2020, Smarten entered into a loan agreement with the President & CEO of Harmony for a loan of $55,830 (CNY364,500) and renewed on December 31, 2020 and June 30, 2021. The loan bears 18% interest annually. On December 31, 2021, the principal of loan was increased to $58,929 (CNY374,500) and extended to December 31, 2022, at the same time, the loan was assigned to Keystone Associates Inc., a Company 100% owner by the President & CEO of Harmony. The Company accrued interest expenses of $2,651 (2021- $2,757) for this loan during the three months period ended March 31, 2022.

f.

In September 2020, the Company entered into an agreement with one of former directors, Ms. Nan Du, who is the original shareholder of Smarten, to settle the unpaid cash consideration of $287,280 (CNY2,000,000, note 6) as loan payable. The loan bears annual interest rate of 18%. The Company accrued interest expenses of $55,830 (2020 - $18,380) for the cash consideration during the year ended December 31, 2021.

In February 2022, Ms. Du waived all the interest and agreed to receive payment when Harmony cash position is sufficient upon Harmony’s decision.

F-13

NOTE 8. OFFICE AND GENERAL BY NATURE

	Three months periods ended
	March 31, 2022	March 31, 2021
Salaries and benefits expenses	12,537	8,806
Office rent and related expenses	4,298	11,289
Transfer agent fee	2,686	2,533
Regulatory fee	450	225
Others	-	426
Total	19,971	23,279

NOTE 9. RELATED PARTIES

The Company considers its related parties to consist of key members or former members of its management personnel (including all officers and directors), their close family members, and companies controlled or significantly influenced by such individuals; and reporting shareholders and their affiliates which may exert significant influence over the Company’s activities.

During the three months period ended March 31, 2022, the Company has the following related party transactions:

-	A company owned by the President and CEO provides consulting and administrative services to the Company. The Company recorded $18,000 management fee for the CEO’s service (2021- $18,000).

-	The Company recorded $12,000 (2021 - $12,000) professional fee to CFO for the services provided.

-	The Company made a cash payment of $6,137 (CNY 39,000) to a director, who is acting as the General Manager of Smarten for his service at Smarten since August 2021.

During the three-month period ended March 31, 2021, the Company settled accounts payable with CEO and CFO for an aggregate amount of $10,000 by issuing 100,000 common shares.

In July 2020, Smarten entered into a loan agreement with the President & CEO of Harmony for a loan of $55,830 (CNY 364,500) and renewed on December 31, 2020 and June 30, 2021. The loan bears 18% interest annually. On December 31, 2021, the principal of loan was increased to $58,929 (CNY374,500) and extended to December 31, 2022, at the same time, the loan was assigned to Keystone Associates Inc., a Company 100% owner by the President & CEO of Harmony. The Company accrued interest expenses of $2,651 (2021- $2,757) for this loan during the three months period ended March 31, 2022.

NOTE 10. CAPITAL MANAGEMENT

The Company’s capital management objectives are:

–	to ensure the Company’s ability to continue as a going concern;
–	to increase the value of the Company’s assets; and
–	to provide an adequate return to shareholders of the Company.

These objectives will be achieved by selling its tested vanadium electrolyte with licensed technology, revenue generated from Smarten.

The Company monitors capital on the basis of the carrying amount of equity. Capital for the reporting periods under review is summarized in the statement of changes in equity (deficit).

F-14

The Company sets the amount of capital in proportion to its overall financing structure, i.e. equity and financial liabilities. The Company manages the capital structure and makes adjustments to it in the light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Company may return capital to shareholders, issue new shares, or sell assets. When financing conditions are not optimal, the Company may enter into option agreements or other solutions to continue its activities or may slow its activities until conditions improve.

No changes were made in the objectives, policies and processes for managing capital during the reporting periods.

NOTE 11. FINANCIAL INSTRUMENT RISKS

The Company is exposed to various risks in relation to financial instruments. The Company’s financial assets and liabilities by category are summarized in Note 3. The main types of risks the Company is exposed are credit risk and liquidity risk. The Company does not use financial assets for speculative purposes.

No changes were made in the objectives, policies and processes related to financial instrument risk management during the reported periods.

Credit risk

Credit risk is the risk that another party to a financial instrument will cause a financial loss for the Company by failing to discharge an obligation. The Company’s maximum exposure to credit risk is limited to the carrying amount of financial assets at the reporting date, as summarized below:

As of	March 31, 2022	March 31, 2021
Cash	53,799	46,648
VAT recoverable	55,334	45,668
Loan to related parties	29,240	79,316
Total	138,373	171,632

The credit risk regarding cash is considered to be negligible because the counterparty is a reputable bank with an investment grade external credit rating.

Liquidity risk

Liquidity risk is the risk that an entity will encounter difficulty in meeting obligations associated with financial liabilities that are settled by delivering cash or another financial asset.

Liquidity risk management serves to maintain a sufficient amount of cash and to ensure that the Company has financing sources such as private and public investments for a sufficient amount.

Over the past period, the Company has financed its business development commitments, its working capital requirements and acquisitions through private placement. As of March 31, 2022, the Company did not have sufficient cash to pay its accounts payable and accrued liabilities which have contractual maturities within twelve months.

Foreign currency risk

Foreign currency risk is the risk that the fair value of, or future cash flows from, the Company’s financial instruments will fluctuate because of changes in foreign exchange rates. The Company functional currency is the United States dollars and major purchases are transacted in United States dollars. The Company’s foreign currency risk arises primarily with respect to its loan is denominated in CNY.

F-15

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Directors of Harmony Energy Technologies Corporation.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Harmony Energy Technologies Corporation. (the “Company”) as of December 31, 2021, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, cash flows and changes in stockholders’ equity (deficiency), and for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2021, 2020 and 2019, and its financial performance and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Material Uncertainty Related to Going Concern

We draw attention to Note 2 in the consolidated financial statements, which describe the events and conditions that indicate the existence of material uncertainties that may cast significant doubt about the Company’s ability to continue as a going concern. Our opinion is not modified in respect of this matter.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

F-16

Valuation of common share purchase warrants– Refer to Note 5 to the financial statements

Critical Audit Matter Description

We identified the valuation of the warrants as a key audit matter due to significant auditor and management judgement and estimation involved in determining the fair value of common share purchase warrants, which are based on the Black-Scholes option pricing model, including management’s process for developing the estimates and the assumptions used.

How the Critical Audit Matter Was Addressed in the Audit

Our primary procedures to address this critical audit matter include i) testing the operating effectiveness of certain internal controls related to the Company’s process to develop the estimates and the assumptions; ii) evaluating the appropriateness of the models used; and iii) evaluating the reasonableness of the assumptions used by management. We also assessed the competence, capabilities and objectivity of the Company’s personnel involved in preparing the valuation of common share purchase warrants.

We have served as the Company’s auditor since 2018.

Kreston GTA LLP

Chartered Professional Accountants

Licensed Public Accountants

Markham, Canada

April 1, 2022

F-17

HARMONY ENERGY TECHNOLOGIES CORPORATION

AUDITED CONSOLIDATED BALANCE SHEETS

As of December 31, 2021 and 2020

	Note	December 31, 2021	December 31, 2020
ASSETS
Current Assets:
Cash		119,357	63,990
VAT recoverable		54,947	44,260
Prepaid expenses and other assets		34,494	55,317
Inventory		13,412	-
Right-of-use assets	9	-	38,660
Loan to related party	7	-	43,528
Total Current Assets		222,210	245,755

Non-Current Assets:
Equipment	8	2,131	20,126
Total Assets		224,341	265,881

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities		134,187	88,771
Deferred revenue		-	2,443
Lease liabilities	9	-	39,385
Loan payable	10	189,717	362,805
Loan from related parties	12	464,653	386,384
Total Liabilities		788,557	879,788

Stockholders’ Equity:
Share capital	5	1,978	1,084
Additional paid in capital	5	1,653,822	760,916
Accumulated deficit		(2,183,207)	(1,344,101)
Accumulated other comprehensive loss		(36,809)	(31,806)
Total Stockholders’ Equity		(564,216)	(613,907)

Total Liabilities and Stockholders’ Equity		224,341	265,881

The accompanying notes are an integral part of the audited consolidated financial statements.

Approved on behalf of the Board

“Christian Guilbaud”, Director	“Kenneth Charles Grainger”, Director

F-18

HARMONY ENERGY TECHNOLOGIES CORPORATION

AUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

For the years ended December 31, 2021, 2020, and 2019

		(in US Dollars)
		Years ended
	Note	December 31, 2021	December 31, 2020	December 31, 2019

Revenue		6,672	48,020	-
Cost of goods sold		(5,424)	(36,766)	-
Gross Profit		1,248	11,254	-

Operating Expenses
Energy license related expenditures		(210)	(4,451)	(3,746)
Research and development		(110,238)	(114,047)	-
Professional and management fees		(233,482)	(185,749)	(126,503)
Office and general	11	(44,700)	(69,226)	(45,781)
Stock based compensation	5	(305,000)	(180,000)	-
Depreciation	8	(41,370)	(16,209)	-
Financial expenses		(108,884)	(49,482)	(120)
Acquisition costs	6	-	(580,965)	-
Total Operating Expenses		(843,884)	(1,200,129)	(176,150)

Operating Income (Loss)		(842,636)	(1,188,875)	(176,150)

Other Income (Expenses)
Interest income	7	512	19,666	17,106
Gain on disposal of equipment	8	16,832	(1,727)	-
Loss on lease termination		(249)
Foreign exchange loss		(13,565)	(14,116)	(5)
Loss, Net of Income Tax		(839,106)	(1,185,052)	(159,049)
Foreign currency translation differences of foreign operations		(5,003)	(31,806)	-
Net Loss and Other Comprehensive Loss		(844,109)	(1,216,858)	(159,049)

Basic net income per share		(0.06)	(0.21)	(0.04)
Weighted average number of common shares outstanding		14,147,932	5,803,718	4,078,423

The accompanying notes are an integral part of the audited consolidated financial statements.

F-19

HARMONY ENERGY TECHNOLOGIES CORPORATION

AUDITED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

As of December 31, 2021 and 2020

						(in US Dollars)
	Note	Number of Common Share	Par Value	Additional Paid in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
Balance - January 1, 2020		5,762,079	576	253,424	(159,049)	-	94,951
Shares issued for private placement		1,000,000	100	99,900	-	-	100,000
Shares issued for debt settlement		2,280,000	228	227,772	-	-	228,000
Shares issued to Officers and Consultants as compensation		1,800,000	180	179,820	-	-	180,000
Net loss		-	-	-	(1,185,052)	-	(1,185,052)
Foreign currency translation differences of foreign operations		-	-	-	-	(31,806)	(31,806)
Balance - December 31, 2020		10,842,079	1,084	760,916	(1,344,101)	(31,806)	(613,907)
Shares issued for private placement		3,581,880	358	254,439	-	-	254,797
Warrants issued for private placement		-	-	103,391	-	-	103,391
Shares issued for debt settlement		2,306,120	231	230,381	-	-	230,612
Shares issued to Officers and Consultants as compensation		3,050,000	305	304,695	-	-	305,000
Net loss		-	-	-	(839,106)	-	(839,106)
Foreign currency translation differences of foreign operations		-	-	-	-	(5,003)	(5,003)
Balance - December 31, 2021		19,780,079	1,978	1,653,822	(2,183,207)	(36,809)	(564,216)

The accompanying notes are an integral part of the audited consolidated financial statements.

F-20

HARMONY ENERGY TECHNOLOGIES CORPORATION

AUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2021 and 2020

		(in US Dollars)
		Years ended
	Note	December 31, 2021	December 31, 2020
OPERATING ACTIVITIES
Net loss		(839,106)	(1,185,052)
Non-cash items:
Interest income	7	(503)	(19,666)
Stock based compensation	5	305,000	180,000
Lease termination		249
Gain on disposal		(16,832)	1,727
Depreciation	8	41,370	16,209
Interest expense		108,020	31,119
Rent expense		-	45,366
Acquisition Cost	6	-	580,965
Loss on foreign exchange gain and loss		(5,003)	-
Exchange differences on translation from functional to presentation currency		-	-
Change in non-cash working capital items
Prepaid expenses and other assets		(6,897)	30,337
Accounts payable and accrued liabilities		121,416	123,897
Deferred revenue		(2,443)	(4,009)
Cash Flow from Operating Activities		(294,729)	(199,107)

INVESTING ACTIVITIES
Purchase of new equipment		(2,281)	(1,051)
Repayment received from other party	7	44,026	173,244
Proceeds from acquisition of Smarten, net of cash	6	-	1,503
Cash Flow from Investing Activities		41,745	173,696

FINANCING ACTIVITIES
Proceeds from private placement	5	358,188	100,000
Proceeds received from third party loans	10	23,603	143,980
Repayment to third party loan		(26,750)	-
Proceeds from related party loan	10	-	4,871
Repayment to related party loan	10	-	(100,577)
Lease payment	9	(35,106)	(42,767)
Cash Flow from Financing Activities		319,935	105,507

Effect of foreign exchange rate fluctuation on cash		(11,584)	(22,325)
Net change in cash during the period		55,367	80,096

Cash, beginning of period		63,990	6,219
Cash, end of period		119,357	63,990

The accompanying notes are an integral part of the audited consolidated financial statements.

F-21

HARMONY ENERGY TECHNOLOGIES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in United States Dollars)

For the years ended December 31, 2021, 2020 and 2019

NOTE 1. NATURE OF OPERATION

On June 19, 2018, Harmony Energy Technologies Corporation (“Harmony” or “Company”) was registered under the General Corporation Law of the State of Delaware, USA. Harmony’s registered office is located at 2711 Centerville Road, Suite 400, Wilmington, Delaware, USA 19808. The Company’s common shares have not listed or quoted on any market at this moment.

On January 14, 2019, the Company completed the acquisition of the energy business which was spun out from Golden Share Resources Corporation (“Golden Share”). In exchange, the Company issued 3,862,079 common shares (“Harmony Shares”) to Golden Share, which was distributed to Golden Share’s shareholders on the basis of one Harmony Share for each 10 Golden Share common shares held as of the close of business on January 3, 2019.

On September 1, 2020, the Company completed the acquisition of Shenzhen Smarten Technology Co., Ltd. (“SmartenCo”).

NOTE 2. GOING CONCERN ASSUMPTION

These financial statements have been prepared on the basis of the going concern assumption which contemplates that the Company will be able to realize its assets and discharge its liabilities in the normal course of operations.

The Company has not yet determined when its energy business can generate income or cash flows. As of December 31, 2021, the Company has an accumulated deficit of $2,183,207 (deficit of $1,344,101 on December 31, 2020) and working capital deficit of $566,347 (deficit of $634,033 on December 31, 2020) which will not be sufficient to support the Company’s needs for cash during this and the coming year. In addition, the COVID-19 pandemic has had a significant negative impact on the Company’s audited consolidated financial statements as of December 31, 2021, and management expects the pandemic to continue to have a negative impact in the foreseeable future, the extent of which is uncertain and largely subject to whether the severity of the pandemic worsens, or duration lengthens. In the event that the COVID-19 pandemic and the economic disruptions it has caused continue for an extended period of time the Company cannot assure that it will remain in compliance with the financial covenants in its credit facilities. The Company will require additional funding to be able to develop the business and to meet ongoing requirements for general operations. These factors indicate that material uncertainties exist which may cast significant doubt regarding the Company’s ability to continue as a going concern.

The Company’s ability to continue as a going concern is dependent upon its ability to raise additional fund to further develop the energy business and continued support of suppliers and creditors. Even if the Company has been successful in the past in doing so, there is no assurance that it will manage to obtain additional financing in the future.

The carrying amounts of assets, liabilities and expenses presented in the financial statements and the classification used in the statement of financial position have not been adjusted as would be required if the going concern assumption was not appropriate. Those adjustments could be material.

F-22

NOTE 3. SUMMARY OF ACCOUNTING POLICIES

Basis of Presentation

These audited consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”)

The financial statements have been approved and authorized for issue by the Board of Directors on March 31, 2022.

Basis of consolidation

These consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Shenzhen Smarten Technology Co., Ltd. (“SmartenCo”). SmartenCo is a company registered in China. All significant intercompany accounts and transactions have been eliminated on consolidation.

Business combinations

We account for the acquisition of SmartenCo as a business combination under the acquisition method of accounting, which that the acquired assets and the liabilities assumed be recorded at their acquisition date at their respective fair values. Any excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Acquisition-related costs are expensed as incurred in the consolidated financial statements. Significant judgments are used in determining the estimated fair values assigned to the assets acquired and liabilities assumed and in determining estimates of useful lives of long-lived assets acquired. Estimates of the fair values of assets acquired and liabilities assumed are based upon assumptions believed to be reasonable, and when appropriate, include assistance from independent third-party appraisal firms. While we use our best estimates and assumptions to value assets acquired and liabilities assumed at the acquisition date as well as contingent consideration, where applicable, our estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, we record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Overpayments are best addressed through subsequent impairment testing of goodwill. However, when there is evidence to suggest that the business combination transaction is not an exchange of equal values, such overpayments should be expensed at acquisition date.

Functional and presentation currency

The financial statements are presented in United States dollars, which is also the functional currency of the Company. The functional currency of SmartenCo is Chinese Renminbi Yuan (“CNY”).

Foreign currency transactions and balances

In respect of transactions denominated in currencies other than the Company and its subsidiaries’ functional currencies, the monetary assets and liabilities are remeasured at the period end rates. Revenue and expenses are re-measured at rates of exchange prevailing on the transaction dates. All of the exchange gains or losses resulting from these transactions are recognized in the consolidated statements of operations.

When the Company translates the financial statements of subsidiaries from their functional currency to presentation currency, assets and liabilities are translated into United States dollars at the exchange rate in effect at the balance sheet date. Share capital, contributed surplus, other comprehensive (loss) income, and accumulated deficits are translated into United States dollars at historical exchange rates. Revenues and expenses are translated into United States dollars at the average exchange rate for the year. Foreign exchange gains and losses on translation are included in other comprehensive (loss) income.

Right-of-use assets & lease liabilities

The Company recognizes a right-of-use asset and a lease liability at the lease commencement date according to ASC 842 Leases. Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the initial amount of lease liabilities recognized, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received.

Unless the Company is reasonably certain to obtain ownership of the leased asset at the end of the lease term, the right-of-use assets are depreciated on a straight-line basis over the shorter of the estimated useful life and the lease term. Right-of-use assets are subject to impairment.

F-23

NOTE 3. SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

At the commencement date of the lease, the Company recognizes a lease liability measured at the present value of lease payments to be made over the lease term, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate.

Currently, the Company only have the leases with terms of 12 months or less, the Company elects to not recognize lease assets and liabilities, instead recognize lease expense on a straight-line basis, generally, over the term of the lease.

Cash

Cash consists of cash on hand and deposits in banks with no restrictions.

Inventories

Inventories are stated at the lower of the cost or net realizable value and include raw materials, work in progress and finished goods. Cost is determined as follows: Raw Materials and Work in Progress (“WIP”) – Cost is determined on a standard cost basis utilizing the weighted average cost of historical purchases, which approximates actual cost. The cost of WIP and finished goods includes the cost of raw materials and the applicable share of the cost of labor and fixed and variable production overheads.

The Company regularly evaluates the value of inventory based on a combination of factors including the following: historical usage rates, product end of life dates, technological obsolescence and product introductions. The Company includes demonstration units within inventories. Proceeds from the sale of demonstration units are recorded as revenue.

Equipment

Equipment is measured at cost less accumulated depreciation and impairment losses. Cost includes expenditures that are directly attributable to the acquisition of the asset. Depreciation commences when the asset is available for use and is charged to the consolidated statements of net loss on a straight-line basis over the useful life of the asset as outlined below:

Equipment	3 years
Furniture and fixtures	5 years

When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the consolidated balance sheets, and any resulting gain or loss is reflected in the consolidated statements of operations.

Revenue recognition

The Company adopted Accounting Standards Codification (“ASC”) 606 “Revenue from contract with customers” (“ASC 606”) on June 19,2018 (the incorporation date) using the modified retrospective method for all contracts not completed as of the date of adoption.

The Company generates revenue from the sales of its products. According to ASC 606, revenue is recognized based on the following five steps: (1) identification of the contract(s) with the customer; (2) identification of the performance obligations in the contract; (3) determination of the transaction price; and (4) allocation of the transaction price to the separate performance obligations in the contract; and (5) recognition of revenue when (or as) the entity satisfies a performance obligation.

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Cost of goods sold

For product sales, the costs of goods sold are recognized upon shipment to the customer or distributor.

Impairment of long-lived assets

The Company accounts for the impairment of long-lived assets in accordance with FASB, Accounting Standards Codification (“ASC”) 360-10, “Accounting for the Impairment of Long-Lived Assets”. This standard requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the assets’ carrying amounts may not be recoverable. For assets that are to be held and used, impairment is assessed when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying values. If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value. Fair values are determined based on quoted market values, discounted cash flows or internal and external appraisals, as applicable. Assets to be disposed of are carried at the lower of the carrying value and estimated net realizable value. During the years ended December 31, 2021 and 2020, there was no impairment of long-lived assets.

Fair value measurement

Financial assets and financial liabilities are initially recognized at fair value when the Company becomes a party to the contractual provision of the financial instrument. Subsequently, all financial instruments are measured at amortized cost using the effective interest method.

The financial instruments of the Company consist of cash, accounts receivable, loan receivable, accounts payable and accrued liabilities, loan payable, and lease liability. The fair value of the financial instruments approximates their carrying values due to their short-term nature.

The Company measures the fair value of its financial assets and liabilities using the fair value hierarchy. A financial instrument’s classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The accounting guidance establishes a three-tiered hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 replaces the incurred loss impairment methodology with a methodology that reflects expected credit losses. The update is intended to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. The new standard is effective for fiscal years beginning after December 15, 2019 (i.e., a January 1, 2020 effective date), with early adoption permitted for fiscal years beginning after December 15, 2018. The Company adopted the standard on January 1, 2019.

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Income taxes

Income tax expense is the total of the current year’s income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

Equity

Share capital represents the par value of shares issued and the residual amount received upon the share issuance less the share issue expenses net of any tax benefits on the earnings underlying these share issue expenses are recorded as additional paid in capital.

Stock-based compensation

The Company accounts for stock-based compensation in accordance with ASC 718, “Compensation – Stock Compensation” (“ASC 718”). ASC 718 requires companies to estimate the fair value of equity-based payment awards on the date of grant. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service period in the Company’s consolidated statements of operations.

The fair value of stock options (“options”) on the grant date is estimated using the Black-Scholes option-pricing model using the single-option approach. The Black-Scholes option pricing model requires the use of highly subjective and complex assumptions, including the option’s expected term and the price volatility of the underlying stock, to determine the fair value of the award. The Company recognizes compensation expenses for the value of its awards granted based on the straight-line method over the requisite service period of each of the awards. The Company has made a policy choice to account for forfeitures when they occur.

Stock options granted to non-employees are based on the fair value on the grant date and re-measured at the end of each reporting period based on the fair value until the earlier of the options being fully vested and completion of the performance obligations. These are subject to a service vesting condition and are recognized on a straight-line method over the requisite service period. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Estimated forfeitures are based on historical pre-vesting forfeitures.

Loss per share

The Company computes loss per share in accordance with ASC Topic 260, “Earnings Per Share” (“ASC 260”) and related guidance, which requires two calculations of loss attributable to the Company’s shareholders per share to be disclosed: basic and diluted. Diluted loss per share is the same as basic loss per share for the years in which the Company had a net loss because the inclusion of outstanding common stock equivalents would be anti-dilutive.

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Recently issued accounting standards not yet adopted

In April 2020, Financial Accounting Standards Board (the “FASB”) issued a Staff Question-and-Answer Document (Q&A): ASC Topic 842 and ASC Topic 840: Accounting for Lease Concessions Related to the Effects of the COVID-19 Pandemic, that focuses on the application of the lease guidance for lease concessions related solely to the effects of COVID-19. The FASB issued the guidelines to reduce the burden and complexity for companies to account for such lease concessions (e.g., rent abatements or other economic incentives) under current lease accounting rules due to COVID-19 by providing certain practical expedients that can be used. This guidance can be applied immediately. The Company anticipates that the adoption of the guidance will not have a material impact on the Company’s consolidated financial statements.

In March 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-04 - Facilitation of the Effects of Reference Rate Reform on Financial Reporting (ASC Topic 848). This authoritative guidance provides optional relief for companies preparing for the discontinuation of interest rates such as LIBOR, which is expected to be phased out at the end of calendar 2021, and applies to lease contracts, hedging instruments, held-to-maturity debt securities and debt arrangements that have LIBOR as the benchmark rate. This guidance can be applied for a limited time, as of the beginning of the interim period that includes March 12, 2020 or any date thereafter, through December 31, 2022. The guidance may no longer be applied after December 31, 2022. In January 2021, the FASB issued authoritative guidance that makes amendments to the new rules on accounting for reference rate reform. The amendments clarify that all derivative instruments affected by the changes to interest rates used for discounting, margining or contract price alignment, regardless of whether they reference LIBOR, or another rate expected to be discontinued as a result of reference rate reform, an entity may apply certain practical expedients in ASC Topic 848. The Company is currently assessing the impact of applying this guidance as well as when to adopt this guidance.

In February 2020, the FASB issued authoritative guidance (ASU 2020-02 – Financial Instruments – Credit Losses (Topic 326) and Leases (Topic 842)) that amends and clarifies Topic 326 and Topic 842. For Topic 326, the codification was updated to include the SEC staff interpretations associated with registrants engaged in lending activities. ASC Topic 326 is effective for annual periods beginning after January 1, 2023, including interim periods within those fiscal years. The Company is currently evaluating the impact of applying this guidance on its financial instruments, such as accounts receivable.

NOTE 4. ESTIMATES, JUDGMENTS AND ASSUMPTIONS

The preparation of these consolidated financial statements in conformity with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates and assumptions made in the accompanying consolidated financial statements include, but are not limited to, the implicit interest rate used to record lease liabilities, allowance for doubtful accounts, inventory valuation, the valuation and measurement of deferred tax assets and liabilities, useful lives of property and equipment, valuation of acquired assets and assumed liabilities, recognition of intangible assets and goodwill for the business combination. The Company evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors and adjusts those estimates and assumptions when facts and circumstances dictate. Actual results could materially differ from those estimates.

Judgments

The following are significant judgments in applying the accounting policies of the Company that have the most significant effect on the financial statements.

Energy Storage Business spin off from Golden Share

ASC805 defines a business as ‘an integrated set of activities and assets that is capable of being conducted and managed for the purpose of providing a return in the form of dividends, lower costs or other economic benefits directly to investors or other owners, members or participants (outputs).’ A business therefore consists of inputs and substantive processes that together significantly contribute to the ability to create outputs. Management assessed the transaction as asset acquisition due to the spun off energy storage business without processes and outputs.

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Acquisition of SmartenCo

The Corporation accounted as business combinations by using acquisition method when the control was transferred to the Corporation. The Company measured the identifiable assets and liabilities assumed at their fair value at the acquisition date. Acquisition related costs are recognized in profit or loss as incurred.

The management assessed that the acquisition of SmartenCo is a business acquisition. The Company obtained the control of SmartenCo on January 1, 2020 and deemed SmartenCo as the wholly owned subsidiary of the Company since then.

Going concern

The evaluation of the Company’s ability to continue as a going concern, to raise additional financing in order to cover its operating expenses and its obligations for the incoming year requires significant judgment based on past experience and other assumptions including the probability that future events are considered reasonable according to circumstances. Please refer to Note 2 for further information.

Estimates

Information about estimates and assumptions that have the most significant effect on recognition and measurement of assets, liabilities, income and expenses is provided below:

Expected Credit Loss on the accounts receivable and the loan receivable

Accounts receivable and loan receivable was assessed for the expected credit loss at each reporting date. Expected credit loss represents management’s best estimate and assumptions based on actual credit loss experience and informed credit assessment, and also takes into consideration forward-looking information.

Fair value of the shares issued for acquisition of SmartenCo

The Company’s shares are not quoted in an active market, therefore the fair value of the Company’s issued shares to SmartenCo is based on valuation methods and techniques generally recognized as standard within the industry in which observable data have been used to the extent practicable. Changes in assumptions about these factors could affect the reported fair value of the shares issued for acquisition of SmartenCo.

Business acquisition of SmartenCo

In a business combination, the Corporation may acquire assets and assume certain liabilities of an acquired entity. Estimates are made as to the fair value of property and equipment, intangible assets, and goodwill, among other items. In certain circumstances, such as the valuation of property and equipment, intangible assets and goodwill acquired, the Corporation may rely on independent third-party valuators. The determination of these fair values involves a variety of assumptions, include revenue growth rates, expected operating income, discount rates, and earnings multiples.

Income taxes

The estimation of income taxes includes evaluating the recoverability of deferred tax assets based on an assessment of the Company’s ability to utilize the underlying future tax deductions against future taxable income prior to expiry of those deductions. Management assesses whether it is probable that some or all of the deferred income tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income. If changes were made to management’s assessment regarding the Company’s ability to use future tax deductions, the Company would adjust future income tax provisions or recoveries.

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NOTE 5. SHARE CAPITAL

Share capital

The share capital of the Company consists only of fully paid common shares. The Company has been authorized to issue up to fifty million (50,000,000) of common shares with a par value of $0.0001 per share.

Transactions on share capital

	Number of Shares	Unit Price	Fair Value
Outstanding as of January 1, 2020	5,762,079		254,000
Shares issued for private placement (i)	1,000,000	$0.10	100,000
Shares issued for debt settlement (ii)	2,280,000	$0.10	228,000
Shares issued to Officers and Consultants as compensation (iii)	1,800,000	$0.10	180,000
Outstanding as of December 31, 2020	10,842,079		$762,000
Shares issued for private placement (iv)(v)(vi)	3,581,880	$0.10	254,797
Shares issued for debt settlement (vii)	2,306,120	$0.10	230,612
Shares issued to Officers and Consultants as compensation (viii)	3,050,000	$0.10	305,000
Outstanding as of December 31, 2021	19,780,079		$1,552,409

(i)	On December 28, 2020, the Company completed a private placement for total proceeds of $100,000 and issued 1,000,000 units at a price of $0.10 per unit. Each Unit consists of one common share and one common share purchase warrant (“Warrant”). Each Warrant entitles the holder thereof to acquire one common share at a price of $0.25 for a period of 36 months from the issuance date.

(ii)	On December 28, 2020, the Company settled accounts payable with key management personnel for an aggregate amount of $228,000 by issuing 2,280,000 common shares.

(iii)	On December 28, 2020, the Company issued 1,800,000 common shares to compensate certain independent consultants, directors and officers at a price of $0.10 per share.

(iv)	On February 8, 2021, the Company completed a private placement with total proceeds of $20,000 and issued 200,000 units at a price of $0.10 per unit. Each Unit consists of one common share and one common share purchase warrant (“Warrant”). Each Warrant entitles the holder thereof to acquire one common share at a price of $0.25 for a period of 36 months from the issuance date.

(v)	On July 8, 2021, the Company completed a private placement with total proceeds of $100,000 and issued 1,000,000 units at a price of $0.10 per unit. Each Unit consists of one common share and one common share purchase warrant (“Warrant”). Each Warrant entitles the holder thereof to acquire one common share at a price of $0.25 for a period of 36 months from the issuance date.

(vi)	On September 28, 2021, the Company completed a private placement for total proceeds of $238,188 and issued 2,381,880 units at a price of $0.10 per unit. Each Unit consists of one common share and one common share purchase warrant (“Warrant”). Each Warrant entitles the holder thereof to acquire one common share at a price of $0.25 for a period of 24 months from the issuance date.

(vii)	During the year ended December 31, 2021, the Company settled accounts payable with key management personnel for an aggregate amount of $76,000 by issuing 760,000 common shares at a price of $0.10 per share. And the Company settled loan payable of $154,612 (CNY 1,000,000) by issuing 1,546,120 common shares at a price of $0.10 per share, which the loan was owed by SmartenCo.

(viii)	During the year ended December 31, 2021, the Company issued 1,050,000 common shares to compensate certain directors, officers and consultants at a price of $0.10 per share. At the same time, the Company issued 2,000,000 common shares at a price of $0.10 to 2 key team members as a retainer bonus.

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Warrants

The following table shows the change in warrants and outstanding warrants.

	Number of Warrants	Exercise Price	Fair Value	Weighted Average Remaining Life (Years)	Expiry Date
Outstanding as of December 31, 2019	100,000	1.00	35,457	0.04	January 13, 2022
Issued for private placement	1,000,000	0.25	29,415	1.99	December 28, 2023
Outstanding as of December 31, 2020	1,100,000		64,872	1.81

Issued for private placement	200,000	0.25	6,052	2.10	February 5, 2024
Issued for private placement	1,000,000	0.25	30,810	2.52	July 7, 2024
Issued for private placement	2,381,880	0.25	66,529	1.74	September 26, 2023
Outstanding as of December 31, 2021	4,681,880		168,263	1.94

The value of the warrants was calculated using the Black-Scholes model and the assumptions at grant date and period end date were as follows:

(i) Risk-free interest rate: 0.17% - 2.51%, which is based on the Bank of Canada benchmark bonds yield 3 year rate in effect at the time of grant for bonds with maturity dates at the estimated term of the warrants

(ii) Expected volatility: 83.80% - 122.79%, which is based on the Company’s historical stock prices

(iii) Expected life: 3 year

(iv) Expected dividends: $Nil

NOTE 6. ACQUISITION OF SMARTENCO

On November 6, 2019, the Company signed the Agreement with the shareholder of SmartenCo to acquire 100% ownership of SmartenCo. According to the Agreement, the Company issued 1,800,000 common shares and paid $287,280 (CNY 2,000,000) as the consideration for the acquisition.

A fair value of the 1,800,000 shares issued on November 22, 2019 for the acquisition was determined as $54,000.

On January 1, 2020, which was determined as the acquisition date, the Company obtained the control over SmartenCo and SmartenCo started operation as the wholly owned subsidiary of Harmony. The Company accounted the acquisition of SmartenCo as a business combination because SmartenCo had operational processes in place by using its assets and intellectual properties.

Following is the summary of the allocation of the purchase price of $341,280 to the identifiable assets and liabilities of SmartenCo:

Cash	287,280
Common shares	54,000
Total Consideration		341,280

Purchase Price Allocation:
Cash	1,503
Prepaid expenses and other assets	14,429
Other receivable	8,131
Inventory	63,094
Equipment	35,692
Accounts payable and accrued liabilities	(30,500)
Deferred revenue	(6,452)
Other payable	(181,942)
Loan payable	(143,640)
Purchase Price Allocated		(239,685)

Overpayment on Acquisition		580,965

The overpayment of $580,965 has been recorded as acquisition costs on January 1, 2020.

In September 2020, the Company entered into to a loan agreement with the original shareholder of SmartenCo for the unpaid cash consideration of $287,280 (CNY 2,000,000). Since September 2020, the loan bears annual interest of 18% and due on March 1, 2021. The loan agreement was extended and due on February 28, 2022.

The Company accrued interest expenses of $55,830 (2020 - $18,380) for the cash consideration during the year ended December 31, 2021.

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NOTE 7. LOAN TO RELATED PARTY

During the year ended December 31, 2020, the Company renewed the loan agreement with Golden Share, and the principle of $180,000 and unpaid interest of $17,106 were capitalized, therefore the total principal amount was $197,106 when renewed. The Company accrued $19,666 interest income for the loan and received $173,244 principal and interest payments during the year ended December 31, 2020. As at December 31, 2020, the remaining balance was $43,528 including $500 unpaid interest.

During the year ended December 31, 2021, the Company accrued $512 interest income (2020- $19,666), and received the outstanding principal and interest balance.

NOTE 8. EQUIPMENT

COST	Computer and Office Equipment	Equipment	Total
Balance - December 31, 2020	5,308	48,886	54,194
Addition	2,281	-	2,281
Write off	(5,453)	(50,221)	(55,674)
Foreign currency translation differences	144	1,335	1,479
Balance - December 31, 2021	2,280	-	2,280

Accumulated Depreciation	Computer and Office Equipment	Equipment	Total
Balance - December 31, 2020	1,791	32,276	34,067
Amortization	785	9,105	9,890
Write off	(2,451)	(41,762)	(44,213)
Foreign currency translation differences	24	381	405
Balance - December 31, 2021	149	-	149

Net Book Value	Computer and Office Equipment	Equipment	Total
Balance - December 31, 2020	3,516	16,610	20,126
Balance - December 31, 2021	2,131	-	2,131

In connection with the acquisition of SmartenCo (Note 6), the Company acquired the equipment with a carrying value of $35,692 in 2020. During the year ended December 31, 2021, the Company recorded $9,890 (2020: $16,209) in depreciation.

During the year ended December 31, 2021, the company disposed of all acquired equipment of SmartenCo to one of the lenders for $31,471 (CNY 200,000) and reduce the outstanding loan payable (see note 10). The gain on loan settlement of $16,832 was recognized to profit and loss.

NOTE 9. RIGHT-OF-USE-OF ASSETS AND LEASE LIABILITIES

SmartenCo entered a two-year office lease agreement on November 13, 2019. According to ASC 842 leases, the Company recognized the right-of use asset and lease liability since January 1, 2020 and used the incremental borrowing rate of 18% to estimate their fair value. The continuity of the right-of-use asset and lease liabilities arising from this lease in China as following.

ROU Asset	Office
Balance - December 31, 2020	$38,660
Depreciation during the year	(31,480)
Lease termination	(7,180)
Foreign currency translation differences	-
Balance - December 31, 2021	-

Lease Liability	Total
Balance - December 31, 2020	$39,385
Interest expense	3,383
Lease payment	(35,831)
Lease termination	(6,937)
Balance - December 31, 2021	-

In July 2021, SmartenCo terminated the two-year office lease agreement, and entered into a 12-month office lease agreement for a new location. The Company elects not to record on the balance sheet for the operating leases with a lease term of 12 months or less and does not include a purchase option that the lease is reasonably certain to exercise.

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NOTE 10. LOAN PAYABLES

The Company has entered into the following loan agreements since January 1, 2020.

a.	In January 2020, SmartenCo entered into an agreement of six-month unsecured loans for $45,951 (CNY 300,000) and renewed the loan in July 2020, January 2021, and July 2021. the loan bears interest at 18% annually. On December 30, 2021, the Company renewed the loan for six months with the lender, and received extra loan of $23,603 (CNY150,000), all the loan bears interest at 18% annually. The Company paid interest expense of $8,368 (CNY 54,000) for this loan during the year ended December 31, 2021 (2020 - $8,041).

b.	In January 2020, SmartenCo entered into another agreement of six-month unsecured loans for $45,951 (CNY 300,000) and renewed the loan in July 2020, the loan bears interest at 20% annually.

c.	In May 2020, SmartenCo entered into another agreement of six-month unsecured loans for $30,634 (CNY 200,000) and the loan bears interest at 20% annually.

d.	In August 2020, SmartenCo entered into another six-month unsecured loan agreement for $15,317 (CNY 100,000) and the loan bears interest at 20% annually.

During the year ended December 31, 2020, the Company has accrued interest of $12,674 for the above 3 loan agreements (b, c, and d). On December 31, 2020, the Company entered into a new loan agreement to replace the 3 loan agreements, and total principal amount is $105,302 (CNY 687,486, includes the unpaid interest) and the loan bears interest at 20% annually. The loan agreement was renewed on June 30, 2021 and December 31, 2021. During the year ended December 31, 2021, the Company accrued interest expense of $22,375 (2020- $13,052).

e.	In July 2020, SmartenCo entered into a loan agreement with a previous employee for $56,673 (CNY 370,000). The loan bears 18% interest annually and due on December 31, 2020. The Company paid the interest expense of $7,997 (2020 - $4,250) for this loan during the year ended December 31, 2021. In July 2021, the Company disposed of the acquired equipment to the lender for $31,471 (CNY 200,000). The disposal generated a gain on loan settlement of $16,832 (Note 8). The remaining balance is $26,370 (CNY 170,000) which is bearing 18% interest annual rate and was paid on December 31, 2021.

f.	In July 2020, SmartenCo entered into a loan agreement with the President & CEO of Harmony for a loan of $55,830 (CNY 364,500) and renewed on December 31, 2020 and June 30, 2021. The loan bears 18% interest annually. On December 31, 2021, the principal of loan was increased to $58,929 (CNY374,500) and extended to December 31, 2022, at the same time, the loan was assigned to Keystone Associates Inc., a Company 100% owner by the President & CEO of Harmony. The Company accrued interest expenses of $10,168 (2020- $4,752) for this loan during the year ended December 31, 2021.

g.	In September 2020, the Company entered into an agreement with one of former directors, who is the original shareholder of SmartenCo, to settle the unpaid cash consideration of $287,280 (CNY 2,000,000, note 6) as loan payable. The loan bears annual interest rate of 18%. The Company accrued interest expenses of $55,830 (2020 - $18,380) for the cash consideration during the year ended December 31, 2021.

h.	In May 2021, the Company settled loan payable of $154,612 (CNY 1,000,000) by issuing 1,546,120 common stocks to an arm-length party (deems the price of $0.10 per share). The loan was owed by SmartenCo.

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NOTE 11. ADMINISTRATIVE EXPENSES BY NATURE

	Year ended
	December 31, 2021	December 31, 2020
Office rent and related expenses	18,932	47,691
Transfer agent fee	14,937	14,933
Regulatory fee	10,831	6,602
Total	44,700	69,226

NOTE 12. RELATED PARTIES

The Company considers its related parties to consist of key members or former members of its management personnel (including all officers and directors), their close family members, and companies controlled or significantly influenced by such individuals; and reporting shareholders and their affiliates which may exert significant influence over the Company’s activities.

During the year ended December 31, 2021, the Company has the following related party transactions:

-	A company owned by the President and CEO provides consulting and administrative services to the Company. The Company recorded $72,000 management fee for the CEO’s service (2020: $72,000). The Company issued 1,000,000 share common stock, in lieu of cash consideration at a price of $0.10 per share, for the retainer bonus of $100,000 as President and CEO of the Company.

-	The Company recorded $48,000 (2020: $48,000) professional fee to CFO for the services provided.

-	The Company issued 1,000,000 share common stock, in lieu of cash consideration at a price of $0.10 per share, for retainer bonus of $100,000 to a director, who is acting as the General Manager of SmartenCo. The Company also issued 240,000 shares of common stock at $0.10 per share for stock compensation of $24,000 and made a cash payment of $10,074 (CNY 65,000) for his service at SmartenCo. (2020: $nil). And The Company issued 170,000 shares of common stock at $0.10 per share ($17,000 in total) for his service of business development prior to acting as the General Manager of SmartenCo during the nine-month period ended December 31, 2021.

-	During the year ended December 31, 2021, the Company issued 470,000 shares common stock (2020 – 1,700,000) to certain directors and officers at price of $0.10 per share for a total value of $47,000.

During the year ended December 31, 2021, the Company settled accounts payable with CEO and CFO for an aggregate amount of $76,000 by issuing 760,000 common shares.

In July 2020, SmartenCo entered into a loan agreement with the President & CEO of Harmony for a loan of $55,830 (CNY 364,500) and renewed on December 31, 2020 and June 30, 2021. The loan bears 18% interest annually. On December 31, 2021, the principal of loan was increased to $58,929 (CNY374,500) and extended to December 31, 2022, at the same time, the loan was assigned to Keystone Associates Inc., a Company 100% owner by the President & CEO of Harmony. The Company accrued interest expenses of $10,168 (2020- $4,752) for this loan during the year ended December 31, 2021.

In September 2020, the Company entered into an agreement with one of former directors, who is the original shareholder of SmartenCo, to settle the unpaid cash consideration of $287,280 (CNY 2,000,000, Note 6) as loan payable. The loan bears annual interest rate of 18%. The Company accrued interest expenses of $55,830 (2020 - $18,380) for the cash consideration during the year ended December 31, 2021.

NOTE 13. CAPITAL MANAGEMENT

The Company’s capital management objectives are:

–	to ensure the Company’s ability to continue as a going concern;
–	to increase the value of the Company’s assets; and
–	to provide an adequate return to shareholders of the Company.

These objectives will be achieved by selling its tested vanadium electrolyte with licensed technology, revenue generated from SmartenCo.

The Company monitors capital on the basis of the carrying amount of equity. Capital for the reporting periods under review is summarized in the statement of changes in equity (deficit).

The Company sets the amount of capital in proportion to its overall financing structure, i.e. equity and financial liabilities. The Company manages the capital structure and makes adjustments to it in the light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Company may return capital to shareholders, issue new shares, or sell assets. When financing conditions are not optimal, the Company may enter into option agreements or other solutions to continue its activities or may slow its activities until conditions improve.

No changes were made in the objectives, policies and processes for managing capital during the reporting periods.

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NOTE 14. FINANCIAL INSTRUMENT RISKS

The Company is exposed to various risks in relation to financial instruments. The Company’s financial assets and liabilities by category are summarized in Note 3. The main types of risks the Company is exposed are credit risk and liquidity risk. The Company does not use financial assets for speculative purposes.

No changes were made in the objectives, policies and processes related to financial instrument risk management during the reported periods.

Credit risk

Credit risk is the risk that another party to a financial instrument will cause a financial loss for the Company by failing to discharge an obligation. The Company’s maximum exposure to credit risk is limited to the carrying amount of financial assets at the reporting date, as summarized below:

As of	December 31, 2021	December 31, 2020
Cash	119,357	63,990
VAT recoverable	54,947	44,260
Loan to related parties	-	43,528
Total	174,304	151,778

The credit risk regarding cash is considered to be negligible because the counterparty is a reputable bank with an investment grade external credit rating.

Liquidity risk

Liquidity risk is the risk that an entity will encounter difficulty in meeting obligations associated with financial liabilities that are settled by delivering cash or another financial asset.

Liquidity risk management serves to maintain a sufficient amount of cash and to ensure that the Company has financing sources such as private and public investments for a sufficient amount.

Over the past period, the Company has financed its business development commitments, its working capital requirements and acquisitions through private placement. As of December 31, 2021, the Company did not have sufficient cash to pay its accounts payable and accrued liabilities which have contractual maturities within twelve months.

Foreign currency risk

Foreign currency risk is the risk that the fair value of, or future cash flows from, the Company’s financial instruments will fluctuate because of changes in foreign exchange rates. The Company functional currency is the United States dollars and major purchases are transacted in United States dollars. The Company’s foreign currency risk arises primarily with respect to its loan is denominated in CNY.

NOTE 15. CHANGE IN COMPARATIVE INFORMATION

The Company’s previously audited consolidated financial statements as of December 31, 2019 and for the year then ended were presented in accordance with International Financial Reporting Standards (“IFRS”). Under IFRS, the 1,800,000 shares issued for acquisition of SmartenCo were valued at $0.65 per share for a fair value of $1,170,000. With the additional information obtained during the measurement period, along with the change in financial reporting standards to the US GAAP, the Company had revalued these shares at $0.03 per share, decreased the fair value by $1,116,000 to $54,000 (Note 6), and the company revalued the asset value acquired from SmartenCo (Note 6).

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In accordance with ASC Topic 855-10, the Company has analyzed its operations subsequent to December 31, 2021 to the date these financial statements were available to be issued and has determined that it does not have any material subsequent events to disclose in these financial statements.

(b) Exhibits.

3.1**	Certificate of Incorporation, dated June 19, 2018.
3.2**	Certificate of Amendment to Certificate of Incorporation, dated August 28, 2020.
3.3**	Certificate of Amendment to Certificate of Incorporation, dated July 9, 2021.
3.4**	Bylaws.
10.1**	Executive Contract with Nick Zeng.
10.2**	Executive Contract with Demin (Fleming) Huang.
10.3**	Agreement with Golden Share Resources Corporation, dated October 15, 2018.
10.4**	Acquisition Agreement with Shenzhen Smarten Technology Co. Ltd., dated November 6, 2019 (English translation from Chinese original).
10.5**	Non-Exclusive Patent License Agreement with Battelle, dated September 30, 2016.
10.6**	Amendment 1 to Non-Exclusive Patent License Agreement with Battelle, dated May 26, 2017.
10.7**	Amendment 2 to Non-Exclusive Patent License Agreement with Battelle, dated February 8, 2018.
10.8**	Amendment 3 to Non-Exclusive Patent License Agreement with Battelle, dated March 13, 2019.
10.9**	Amendment 4 to Non-Exclusive Patent License Agreement with Battelle, dated October 31, 2019.
10.10**	Amendment 5 to Non-Exclusive Patent License Agreement with Battelle, dated January 29, 2021.
10.11*	Loan Agreement 1 with Wenkai Yu, dated January 10, 2020 (English translation from Chinese original).
10.12*	Loan Agreement 2 with Zhongnian Technology, dated January 15, 2020 (English translation from Chinese original).
10.13*	Loan Agreement 3 with Zhongnian Technology, dated May 6, 2020 (English translation from Chinese original).
10.14*	Loan Agreement 4 with Zhongnian Technology, dated August 5, 2020 (English translation from Chinese original).
10.15*	Loan Agreement 5 with Juntao Zheng, dated July 1, 2020 (English translation from Chinese original).
10.16*	Loan Agreement 6 with Nick Zeng and Nan Du, dated July 1, 2020 (English translation from Chinese original).
10.17*	Loan Agreement 7 with Nan Du, dated September 1, 2020 (English translation from Chinese original).
10.18**	Lease Agreement for the Smarten office, dated August 1, 2021 (English translation from Chinese original).
21.1*	List of Subsidiaries
23.1*	Consent of Kreston GTA, LLP.

*Filed herewith.

**Previously filed.

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Harmony Energy Technologies Corporation

By:	/s/ Nick Zeng
Name:	Nick Zeng
Title:	Chief Executive Officer
Date:	August 8, 2022

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